Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

among

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, as Seller

and

BRE/GRJV HOLDINGS LLC, as Buyer

Dated as of November 5, 2009

Section 14.15	Severability	47
Section 14.16	Section Headings	47
Section 14.17	Counterparts	47
Section 14.18	Construction	48
Section 14.19	Recordation	48
Section 14.20	Exclusivity.	48

Exhibits

Exhibit A	- Form of Owner Interests Assignment
Exhibit B	- Form of Venture Agreement
Exhibit C	- Form of Tenant Estoppel
Exhibit D	- Form of Seller Estoppel
Exhibit E	- Form of REA Estoppel
Exhibit F	- Form of BREP JV Interest Assignment
Exhibit G	- Form of Property Management & Leasing Agreement
Exhibit H	- Form of FIRPTA Certificate

Schedules

Schedule A-1	- Legal Description – Lloyd Center Property
Schedule A-2	- Legal Description – Westshore Property
Schedule B	- Third Party Loans
Schedule C	- Title Reports
Schedule 2.5	- Allocated Asset Value
Schedule 3.1(c)	- Consents
Schedule 3.1(d)	- Conflicts
Schedule 3.2(b)	- Entity Agreements and Organizational Documents
Schedule 3.2(h)	- Financial Statements
Schedule 3.3(b)(i)	- Contracts
Schedule 3.3(b)(ii)	- Contracts with Affiliates
Schedule 3.3(c)(i)	- Leases
Schedule 3.3(c)(ii)	- Tenant Improvements; Tenant Inducements
Schedule 3.3(c)(iii)	- Lease Options
Schedule 3.3(c)(iv)	- Lease Defaults
Schedule 3.3(c)(v)	- Rent Rolls
Schedule 3.3(c)(vi)	- Rent Audits
Schedule 3.3(c)(vii)	- Leasing Costs
Schedule 3.3(d)	- Brokerage Commissions; Brokerage Agreements
Schedule 3.3(f)	- Litigation
Schedule 3.3(g)	- REAs
Schedule 3.3(h)	- Licenses and Permits
Schedule 3.3(k)	- Environmental Reports
Schedule 3.3(l)	- Insurance
Schedule 3.3(n)	- Construction Disputes
Schedule 3.3(q)	- TPL Documents

Schedule 3.3(r)	- Security Deposits
Schedule 3.3(u)	- Trademarks and Domain Names
Schedule 3.4(d)	- Pending Leases
Schedule 3.5(b)(i)	- Major Tenants
Schedule 3.5(b)(ii)	- Designated Major Tenants

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 5th day of November, 2009 by and between GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and BRE/GRJV HOLDINGS LLC, a Delaware limited liability company (“Buyer”).

Background

A.           Seller is the owner of (i) 100% of the membership interests (the “LC Owner Interest”) in LC PORTLAND, LLC, a Delaware limited liability company (“LC Owner”), and (ii) 100% of the membership interests (the “Westshore Owner Interest”; together with the LC Owner Interest, collectively, the “Owner Membership Interests”) in GLIMCHER WESTSHORE, LLC, a Delaware limited liability company (“Westshore Owner”; together with LC Owner, each an “Owner Entity” and, collectively, the “Owner Entities”).

B.           LC Owner is the owner of the land, buildings and other improvements known as Lloyd Center in Portland, Oregon and more particularly described on Schedule A-1 attached hereto (the “Lloyd Center Property”).

C.           Westshore Owner is the owner of the land, buildings and other improvements known as Westshore Plaza in Tampa, Florida and more particularly described on Schedule A-2 attached hereto (the “Westshore Property”; together with the Lloyd Center Property, collectively, the “Properties”).

D.           Seller has formed and is the sole member of GRT MALL JV LLC, a Delaware limited liability company (the “Venture”; together with the Owner Entities, each, a “Company”, and collectively, the “Companies”).  The membership interests held by Seller in the Venture shall be referred to herein as the “Venture Membership Interests”; the Owner Membership Interests and the Venture Membership Interests shall be collectively referred to as the “Membership Interests”.

E.           Pursuant to the terms and conditions of this Agreement, on the Closing Date (i) Seller will contribute the Owner Membership Interests to the Venture (the “Owner Interests Contribution”) pursuant to an assignment and assumption of membership interests in the form of Exhibit A attached hereto (the “Owner Interests Assignment”), and (ii) immediately following the Owner Interests Contribution, (a) Seller will convey the BREP JV Interest (as more particularly described herein) to Buyer, and Buyer will become a member of the Venture, in exchange for payment of the Purchase Price (as defined herein) from Buyer to Seller, and (b) Seller and Buyer will enter into that certain Amended and Restated Limited Liability Company Agreement of the Venture attached hereto as Exhibit B (the “Venture Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS
Section 1.1

Defined Terms.  The capitalized terms used herein will have the following meanings.

“Additional Rent” shall have the meaning assigned thereto in Section 10.1(a).

“Adjusted Gross Asset Value” shall have the meaning assigned thereto in Section 2.2(a).

“Agreement” shall mean this Agreement of Purchase and Sale and all amendments hereto, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time.

“Allocated Asset Value” shall have the meaning assigned thereto in Section 2.5.

“Applicable Law” shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Assumption Costs” shall have the meaning assigned thereto in Section 9.1(a).

“Audited Financials” shall have the meaning assigned thereto in Section 3.2(f).

“Bankruptcy” shall have the meaning assigned thereto in Section 3.3(n).

“Buyer” shall have the meaning assigned thereto in the Preamble of this Agreement.

“Buyer’s Proportionate Share” shall mean 60%.

“BREP JV Interest” shall mean a 60% membership interest in the Venture, together with all BREP JV Interest-Related Rights and Property.

“BREP JV Interest-Related Rights and Property” shall mean all of Seller’s right, title and interest in, to and under each Company and the Entity Agreements as it relates to the BREP JV Interest, including, without limitation, 60% of all of Seller’s right, title and interest in, to and under all: (i) distributions of profits and income of the Companies from and after the Closing; (ii) repayments after the Closing of any and all loans made by Seller to a Company, whether pursuant to the terms of the Entity Agreements or otherwise; (iii) capital distributions after the Closing from the Companies; (iv) distributions after the Closing of cash flow by the Companies; (v) property of the Companies to which Seller now or in the future may be entitled; (vi) other claims which Seller now has or may in the future acquire against the Companies and its property; (vii) proceeds of any liquidation upon the dissolution of the Companies and winding up of their affairs; (viii) general intangibles for money due or to become due from the Companies; (ix) other rights of Seller after the Closing to receive any distributions or other payments of any kind whatsoever from or in respect of the Companies or in any way derived from the Properties or from the ownership or operation thereof, whether any of the above distributions consist of money or property; and (x) all other rights of Seller as a partner or member in the Companies, including, without limitation, rights to reports, accounting, information and voting; provided, however, that the BREP JV Interest-Related Rights and Property shall not include the proceeds of the sale of the BREP JV Interest contemplated under this Agreement.

“BREP JV Interest Assignment” shall have the meaning assigned thereto in Section 6.1(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Closing” shall have the meaning assigned thereto in Section 2.4(a).

“Closing Date” shall have the meaning assigned thereto in Section 2.4(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” or “Companies” shall have the meaning assigned thereto in “Background” paragraph D.

“Contracts” shall mean, collectively, all agreements, contracts or understandings of Seller or any Company relating to the ownership, operation, maintenance and management of the Properties and the buildings and other improvements located thereon, or any portion thereof other than the Existing Management Agreements, the Leases and Short Term Leases.  For purposes of Section 3.3(b) only, the defined term “Contracts” shall also exclude (i) purchase orders for supplies, furniture, fixtures, equipment and other personal property and (ii) any agreement, contract or understanding, in each case as it relates to clauses (i) and (ii) executed in the ordinary course of business and for an amount that is less than $10,000.

“Conveyance Documents” shall mean any, certificate, instrument or other document delivered pursuant to this Agreement.

“Delinquency Report” shall have the meaning assigned thereto in Section 3.3(s).

“Designated Major Tenants” shall have the meaning assigned thereto in Section 3.5.

“Domain Names” shall have the meaning assigned thereto in Section 3.3(u).

“Earnest Money” shall have the meaning assigned thereto in Section 2.3.

“Entity Agreement” shall mean, with respect to each Company, the limited liability company agreement of such Company as set forth on Schedule 3.2(b) hereto.

“Environmental Claims” shall mean any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under any Property, or the violation of any Environmental Laws with respect to any Property.

“Environmental Laws” shall mean any Applicable Laws which regulate or control (i) Hazardous Substances, pollution, contamination, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., and (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.

“Environmental Liabilities” shall mean any liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on any Property and whether or not arising from the operations or activities with respect to any Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances.

“Environmental Reports” has the meaning set forth in Section 3.3(k).

“Escrow Account” shall have the meaning assigned thereto in Section 14.5(a).

“Escrow Agent” shall have the meaning assigned thereto in Section 2.3.

“Excluded Liabilities” shall mean all Losses arising out of or with respect to (i) any environmental or similar condition at the Westshore Property which to Seller’s Knowledge, or as otherwise set forth in the Environmental Reports for the Westshore Property, is known to exist as of the date hereof and (ii) any Taxes (other than Taxes which are prorated and adjusted in accordance with the provisions of Article X) relating to any Company or such Company’s predecessor-in-interest arising or accruing prior to the Closing.

“Existing Management Agreements” shall mean all existing property management and leasing agreements between the Owner Entities and Existing Manager.

“Existing Manager” shall mean, collectively, (i) Glimcher Development Corporation, a Delaware corporation and (ii) Seller in its capacity as manager under the Existing Management Agreements.

“Financial Statements” shall have the meaning assigned thereto in Section 3.2(h).

“Fixed Rents” shall have the meaning assigned thereto in Section 10.1(a).

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.

“Gross Asset Value” shall have the meaning assigned thereto in Section 2.2(a).

“Hazardous Substances” shall mean any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, radioactive materials, radon gas and any other material or substance which is defined as or included in the definition of a “hazardous substance”, “hazardous waste”, “toxic waste”, “hazardous material”, “toxic pollutant”, “contaminant”, “pollutant” or “toxic substance” or words of similar import, under any Environmental Law or that could result in the imposition of liability under any Environmental Laws.

“Historical Lloyd Contract” shall mean that certain Agreement of Purchase and Sale dated September 4, 2009 by and between LC Owner and Merlone Geier Partners IX, L.P.

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 14.4(c).

“LC Owner” shall have the meaning assigned thereto in “Background” paragraph A.

“LC Owner Interest” shall have the meaning assigned thereto in “Background” paragraph A.

“Leases” shall have the meaning assigned thereto in Section 3.3(c).

“Lease Options" shall have the meaning assigned thereto in Section 3.3(c).

“Leasing Costs” shall mean, with respect to a particular Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Lease or any other agreement relating to such Lease.

“Licenses and Permits” shall have the meaning set forth in subparagraph 3.3(h).

“Liens” shall have the meaning set forth in subparagraph 3.2(a).

“Lloyd Center Property” shall have the meaning assigned thereto in “Background” paragraph B.

“Lloyd Lender” shall mean the existing lender under the Lloyd Loan.

“Lloyd Loan” shall mean that certain Third Party Loan described on Schedule B attached hereto encumbering the Lloyd Center Property.

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Lloyd Title Policy” shall mean such title policy and endorsements reasonably requested by Buyer (including a non-imputation endorsement) insuring the BREP JV Interest as it relates to the Lloyd Property.

“Loan Amortization Credit” means $500,000.

“Major Tenants” shall have the meaning assigned thereto in Section 3.5(b).

“Membership Interests” shall have the meaning assigned thereto in “Background” paragraph D.

“Monetary Title Exceptions” shall mean title exceptions affecting any Property which are not Permitted Exceptions and which can be removed by the payment of a liquidated amount.

“Net Asset Value” shall have the meaning assigned thereto in Section 2.2(a).

“New Lease” shall have the meaning assigned thereto in Section 3.4(d).

“Organizational Documents” shall mean the certificate of formation and other organizational documents of each Company.

“Other Consent Conditions” shall mean the consent from each of the Westshore Lender and the Lloyd Lender relating to the following matters: (i) upper level corporate and similar permitted transfers relating to the ultimate ownership of Buyer, (ii) permitted transfers among Buyer and Seller (or affiliates thereof) under the Venture Agreement (iii) replacement of existing guarantor under the Westshore Loan and Lloyd Loan, as applicable, with a Qualified Guarantor in connection with a Replacement Event and (iv) replacement of the existing manager under the Westshore Loan and Lloyd Loan, as applicable, with a Qualified Manager in connection with Replacement Event or with respect to the termination of the applicable Property Management & Leasing Agreement.

“Owner Entities” shall have the meaning assigned thereto in “Background” paragraph A.

“Owner Interests Assignment” shall have the meaning assigned thereto in “Background” paragraph E.

“Owner Interests Contribution” shall have the meaning assigned thereto in “Background” paragraph E.

“Owner Membership Interests” shall have the meaning assigned thereto in “Background” paragraph A.

“Pending Leases” shall have the meaning assigned thereto in Section 3.4(d).

“Permitted Exceptions” shall mean (i) liens for current real estate taxes which are not yet due and payable, (ii) liens securing the Third Party Loans, (iii) items 5, 7-25, 27 and 29-37 of Schedule B-II of the Title Report for the Westshore Property and items 22-83 of Schedule B-II of the Title Report for the Lloyd Property, and (iv) any exceptions to title approved in writing by Buyer in accordance with this Agreement.

“Personal Property” shall mean all personal property, furniture, fixtures, equipment, tools, supplies which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Properties (other than items owned by (i) third parties, including without limitation, owned items leased by an Owner Entity and items owned or leased by Tenants and (ii) the Existing Manager).

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Prohibited Person” shall mean any of the following:  (i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in any of clause (i), (ii), (iii) and/or (iv) above.

“Properties” shall have the meaning assigned thereto in “Background” paragraph C.

“Property Management & Leasing Agreement” shall have the meaning assigned thereto in Section 6.1(c).

“Purchase Price” shall mean 60% of the Net Asset Value.

“Qualified Guarantor” shall mean any person that on the date of determination (i) qualifies as a “Permitted Owner” (as defined in the Westshore Loan) or as a “Permitted Owner” (as defined in the Lloyd Loan), as applicable or (ii) any other Person provided that as it relates to this clause (ii) a prior confirmation is obtained from the applicable rating agencies that the replacement of the existing guarantor with such Person will not, and in of itself, cause a downgrade, withdrawal or qualification of the then current ratings of the securities issued pursuant to the securitization of the Westshore Loan or the Lloyd Loan, as applicable.

“Qualified Manager” shall mean any property manager that on the date of determination (i) manages not less than 10 individual properties (exclusive of property proposed to be managed) which are regional shopping malls similar in type to the applicable property or (ii) any other reputable and experienced management organization possessing experience in managing properties similar in size, scope and value to the applicable property provided that as it relates to this clause (ii) a prior confirmation is from the applicable rating agencies that management of the property by such entity will not, and in of itself, cause a downgrade, withdrawal or qualification of the then current ratings of the securities issued pursuant to the securitization of the Westshore Loan or the Lloyd Loan, as applicable.

“REA” shall mean any “reciprocal easement agreement”, “operating covenant” or similar agreement described on Schedule 3.3(g) attached hereto.

“REA Estoppel” shall have the meaning assigned thereto in Section 3.6(a).

“REA Required Parties” shall mean each of Macy’s, Nordstrom and Sears.

“Rents” shall have the meaning assigned thereto in Section 10.1(a).

“Replacement Event” shall mean an event in connection with (i) curing a default under the Westshore Loan or the Lloyd Loan as applicable, (ii) a Bankruptcy of the existing guarantor or manager under the Westshore Loan or the Lloyd Loan, as applicable or (iii) the sale or disposition of the interest held by Seller (or an affiliate thereof) in the Company.

“Reporting Person” shall have the meaning assigned thereto in Section 14.4(c).

“Required REA Estoppels” shall have the meaning assigned thereto in Section 3.6(b).

“Required Tenant Estoppels” shall have the meaning assigned thereto in Section 3.5(b).

“Seller” shall have the meaning assigned thereto in the Preamble of this Agreement.

“Seller Estoppels” shall have the meaning assigned thereto in Section 3.5(b).

“Seller’s Knowledge” shall mean the knowledge of Seller based upon the actual personal knowledge of George A. Schmidt, Marshall A. Loeb and Kim Rieck only, in each case after reasonable due inquiry of employees and officers of Seller (and without obligation to inquire with governmental agencies or other third parties).

“Seller’s Proportionate Share” shall mean 40%.

“Seller’s Leasing Costs” shall have the meaning assigned thereto in Section 10.9.

“Short Term Leases” shall mean all leases, licenses and other occupancy agreements for all or any portion of the Properties that can be terminated on 30 days (or less) prior notice without the payment of any fees or penalties.

“Tax Allocation” shall have the meaning assigned thereto in Section 2.5.

“Tax Allocation Schedule” shall have the meaning assigned thereto in Section 2.5.

“Taxes” shall mean any and all taxes (including, without limitation, federal, state, local or foreign income, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, receipts, capital gains, capital stock, estimated, production, goods and services, payroll, occupation, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees (including, without limitation, documentation, impact, recording, license and registration fees), assessments (including special assessments and community development district assessments), or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.

“Tenants” shall mean the tenants under the Leases.

“Third Party Loans” shall mean the loans described on Schedule B attached hereto.

“Title Company” shall mean Fidelity National Title Insurance Company.

“Title Reports” shall mean those certain title reports or commitments issued by the Title Company and listed on Schedule C hereto.

“TPL Assumption Amount” shall mean, as of the Closing Date, the aggregate outstanding principal balance of the Third Party Loans at such time, together with all accrued interest and fees thereon and all other amounts owing under the Third Party Loans.

“TPL Assumption Consents” shall mean all necessary consents from the holders of the Third Party Loans and any applicable rating agencies which are required under the terms of the TPL documents in connection with the sale of the BREP JV Interest and transactions contemplated hereunder (including, without limitation, consent from such holders as it relates to the Other Consent Conditions), as evidenced by a “consent” or “assumption” agreement for each Third Party Loan in form and substance reasonably satisfactory to Seller and Buyer.

“TPL Documents” shall mean all documents evidencing, securing or otherwise relating to the Third Party Loans.

“TPL Estoppels” shall mean, as applicable, an estoppel certificate dated as of a date on or about the Closing (i) from the Westshore Lender as to the matters set forth in the Westshore Loan and (ii) from the Lloyd Lender disclosing for the Lloyd Loan (A) the outstanding principal balance, (B) all interest, fees or other amounts then due and outstanding, (C) the cash balance of all escrows and reserves held by the applicable lender under the TPL Documents relating to the Lloyd Loan, (D) a list of the TPL Documents relating to the Lloyd Loan, and (E) the absence of any default under the applicable TPL Documents for the Lloyd Loan.

“Trademarks” shall have the meaning assigned thereto in Section 3.3(u).

“Treasury Regulations” shall mean the federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.

“Transfer Taxes” shall have the meaning assigned thereto in Section 9.1(a).

“Venture” shall have the meaning assigned thereto in “Background” paragraph D.

“Venture Agreement” shall have the meaning assigned thereto in “Background” paragraph E.

“Venture Membership Interests” shall have the meaning assigned thereto in “Background” paragraph D.

“Voluntary Title Exceptions” shall mean with respect to each Property (i) the lien of any mortgage affecting such Property, whenever created, other than the lien of any mortgage securing a Third Party Loan and (ii) title exceptions affecting such Property that are knowingly and intentionally created by Seller or its affiliates after the date of this Agreement through the execution by Seller (or its affiliate) of one or more instruments creating or granting such title exceptions; provided, however, that the term “Voluntary Title Exceptions” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exception created pursuant to a Lease or a Short Term Lease at a Property by a Tenant thereunder; (c) any title exceptions that are approved in writing by Buyer or that are created in accordance with the express provisions of this Agreement; and (d) any title exceptions which, pursuant to a Lease or a Short Term Lease for the Property or otherwise, are to be discharged by a Tenant or occupant of the Property.

“Westshore Lender” shall mean the existing lender under the Westshore Loan.

“Westshore Loan” shall mean that certain Third Party Loan described on Schedule B attached hereto encumbering the Westshore Property.

“Westshore Owner” shall have the meaning assigned thereto in “Background” paragraph A.

“Westshore Owner Interest” shall have the meaning assigned thereto in “Background” paragraph A.

“Westshore Property” shall have the meaning assigned thereto in “Background” paragraph C.

ARTICLE II

SALE; EARNEST MONEY; CONSIDERATION AND CLOSING

Section 2.1       Sale of BREP JV Interest.  On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell, deliver, assign and transfer to Buyer, and Buyer shall purchase from Seller, all of the BREP JV Interest.

Section 2.2       Gross Asset Value; Earnest Money

(a)      The parties have mutually agreed to assign an aggregate gross asset value (the “Gross Asset Value”) to the Properties in the amount of $320,000,000.  The Gross Asset Value shall be adjusted to reflect net prorations and other adjustments provided for in this Agreement (as adjusted, the “Adjusted Gross Asset Value”).  For purposes of this Agreement, the difference between (x) the Adjusted Gross Asset Value and (y) the TPL Assumption Amount shall be the “Net Asset Value”.

(b)      At the Closing:

(i)           Buyer shall deliver the Purchase Price, less the Earnest Money, to Seller in immediately available funds by wire transfer to such account or accounts that Seller shall designate to Buyer; and

(ii)          the Escrow Agent shall deliver the Earnest Money to Seller to such account or accounts Seller shall designate to the Escrow Agent.

(c)       No adjustment shall be made to the Gross Asset Value except as explicitly set forth in this Agreement.

(d)      The parties acknowledge that the Properties are encumbered by the applicable Third Party Loans, and that it is a condition precedent to each of Buyer’s and Seller’s obligations to consummate the sale and purchase of the BREP JV Interest that the TPL Assumption Consents are obtained in accordance with this Agreement.

Section 2.3   Earnest Money.  Within one Business Day of the date of this Agreement, Buyer shall deposit with Fidelity National Title Insurance Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to $6,300,000 (together with all accrued interest thereon, the “Earnest Money”) in immediately available funds by wire transfer to such account as Escrow Agent shall designate to Buyer.  The Earnest Money upon delivery by Buyer to Escrow Agent will be deposited by Escrow Agent in an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 14.5.  All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, Buyer shall receive a credit for such interest in accordance with Section 2.2(b).

Section 2.4   The Closing.

i)  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the later of (1) 10 Business Days following the date of this Agreement, or (2) 10 days following receipt of both of the TPL Assumption Consents (as such date may be extended pursuant to this Agreement, the “Closing Date”).  Notwithstanding the foregoing, the Closing Date shall occur no earlier than 90 days following the date hereof if the Required Tenant Estoppels have not been delivered by Seller (or the delivery of such Required Tenant Estoppels has not been waived by Buyer) on or prior to the originally scheduled Closing Date as set forth in the immediately preceding sentence.  If Buyer elects to waive the delivery of the Required Tenant Estoppels pursuant to the immediately preceding sentence, Seller shall be obligated to deliver at the Closing a Seller Estoppel in the form contemplated in Section 3.5 for a number of Tenants (including one or more Major Tenants) who have not delivered a Tenant Estoppel as necessary to satisfy the condition relating to the delivery of the Required Tenant Estoppels.

(b)      The Closing shall be held on the Closing Date at 10:00 A.M. at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other location agreed upon by the parties hereto.

(c)      If all of the TPL Assumption Consents have not been obtained in accordance with this Agreement by the day that is 180 days after the date of this Agreement then either Buyer or Seller may terminate this Agreement, in which case (x) the Earnest Money shall be refunded to Buyer and (y) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement or as otherwise provided in this Agreement.

Section 2.5    Allocated Asset Value.  Seller and Buyer hereby agree that the Gross Asset Value shall be allocated among the Properties as set forth on Schedule 2.5 attached hereto (the “Allocated Asset Value”).  Seller and Buyer agree that the Allocated Asset Value shall be further allocated in accordance with Section 1060 of the Code (the “Tax Allocation”) as provided below.  Seller shall, within 20 days after the date of this Agreement, prepare and deliver to Buyer for its review a schedule with a detailed Tax Allocation with respect to each Property (such schedule, the “Tax Allocation Schedule”), which Tax Allocation Schedule shall be subject to Buyer’s approval, not to be unreasonably withheld.  Upon reaching an agreement on the Tax Allocation Schedule, Buyer and Seller shall (a) cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to the Tax Allocation Schedule as finally agreed upon, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price and (b) shall prepare and file all federal, state and local tax returns and related tax documents consistent with such Tax Allocation Schedule.  Notwithstanding the foregoing, if, after negotiating in good faith, Buyer and Seller are unable to agree on a mutually satisfactory Tax Allocation Schedule, each of Buyer and Seller shall use its own allocation for purposes of this Section 2.5.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Section 3.1    General Seller Representations and Warranties.  Seller hereby represents, warrants and covenants to Buyer as of the date hereof as follows:

(a)      Formation; Existence.  It is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)      Power and Authority.  It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)      No Consents.  Except as set forth on Schedule 3.1(c), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, or any other Person is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)      No Conflicts.  Except as set forth on Schedule 3.1(d), Seller’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the BREP JV Interest, will not (i) conflict with or result in any violation of its organizational documents or the Organization Documents or Entity Agreements of the Companies, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it or any of the Companies is a party or the Properties or any portion thereof is bound, (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it, the Companies or any of their respective asset or properties or (iv) result in the creation or imposition of any lien or encumbrance on the BREP JV Interest, the Membership Interests, the Properties or any portion thereof, except for any lien or encumbrance created in favor of Buyer by virtue of this Agreement.

(e)      Foreign Person.  Seller is not a “foreign person” as defined in Treasury Regulations Section 1.1455-2(b)(2)(i) and will not be subject to withholding under Section 1445 of the Code and the regulations issued thereunder with respect to the sale of the BREP JV Interest.

(f)      Prohibited Persons. Seller is not a Prohibited Person.  To Seller’s Knowledge, none of its investors or their affiliates, acting or benefiting in any capacity in connection with this Agreement, is a Prohibited Person.

Section 3.2     Representations and Warranties of Seller as to the Membership Interests and the Companies.  Seller hereby represents, warrants and covenants to Buyer as of the date hereof as follows:

(a)      Membership Interests.  Seller is the sole legal and beneficial owner of the Membership Interests, free and clear of any lien, pledge, charge, security interest, mortgage, encumbrance, title retention agreement, adverse claim or restriction (“Liens”).  There are no outstanding judgments against Seller.    The Membership Interests represent 100% of the membership interests in the Companies.

(b)      LLC Agreements and Organizational Documents.  A true and complete list of the Entity Agreements and Organizational Documents is set forth on Schedule 3.2(b) hereto.  True and complete copies of the Entity Agreements and other Organizational Documents have been delivered to Buyer.  None of the Entity Agreements or other Organizational Documents have been amended or modified in any way except as set forth on Schedule 3.2(b) attached hereto, and all Entity Agreements and other Organizational Documents are in full force and effect in accordance with their terms.

(c)      Voting; Transferability of Interests.  Except for the Entity Agreements, Seller is not a party to any voting agreement, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of the Membership Interests, or any agreements, instruments or understandings with respect to the transferability of the Membership Interests.

(d)      Restrictions upon Acquisition of Ownership Interests.  Except for the sale of the BREP JV Interest contemplated hereunder, there are no subscriptions, warrants, options, conversion rights or other agreements of any kind to purchase or otherwise acquire or sell the Membership Interests or pursuant to which Seller is obligated to issue, sell, deliver or create, or cause to be issued, delivered, sold or created, additional equity interests in the Companies.

(e)      Taxes.  All federal, state, municipal and other Tax returns and reports required by law to be filed by Seller and the Companies before the date hereof have been duly and timely executed and filed and all Taxes due for which the Seller or Companies are or may be liable have been paid in full.  Each Company is and has been at all times since its formation a limited liability company that is an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-3(b) for federal income tax purposes and is treated as an entity disregarded as separate from its owner for all applicable state and local income tax purpose.  There are no pending audits, examinations, investigations or other proceedings, and to Seller’s Knowledge, proposed audits, examinations, investigations or other proceedings in respect of any such returns or Taxes, or otherwise with respect to Seller, the Companies or the Properties.  There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to any property of the Companies.  No tax liens have been filed, issued or recorded on or against any property of the Companies, except for liens for current Taxes not yet due and payable.  There are no pending tax reduction proceedings in respect of any Property.   Seller has paid all applicable sales tax on Rents collected by Seller or the Owner Entities and has filed any and all necessary returns for the same with the Florida Department of Revenue.

(f)      Liabilities. As of the date hereof, no Company has any obligations or liabilities other than the liabilities set forth on the Owner Entities’ Audited Financial Statements dated December 31, 2008 (the “Audited Financials”) as updated and supplemented by the Financial Statements on Schedule 3.2(b).  Seller has delivered to Buyer true, correct and complete copies of the Audited Financials.   The Companies have not had (and do not now have) any liabilities, other than liabilities related to the applicable Property.  Except as set forth in the TPL Documents, no Company is a party or subject to any line of credit, loan agreement or other financing arrangement or has given any guaranty, indemnity, comfort letter or other assurance of payment or security of any nature.  There are no outstanding judgments against the Companies.

(g)      Other Assets. No Company owns (or has ever owned) any asset (including any stock or other equity interest in any other Person) other than, in the case of the Owner Entities, its interest in the applicable Property and in the case of the Venture at or prior to the Closing, the Owner Membership Interests.   No Company has prior to the date hereof sold any Property or any portion thereof.   Neither the Venture nor Westshore Owner has entered into any agreement to sell the Westshore Property or any portion thereof.  LC Owner has not entered into any agreement to sell the Lloyd Property or any portion thereof except the Historical Lloyd Contract.  The Historical Lloyd Contract has been terminated in accordance with its terms and there are no continuing obligations or liabilities under the Historical Lloyd Contract on the part of LC Owner or the other party thereto.

(h)      Financial Statements.   Seller has delivered to Buyer the financial statements for the Owner Entities as described on Schedule 3.2(h) attached hereto (the “Financial Statements”).  The Financial Statements are true, complete and correct in all material respects and fairly present the financial condition of the Owner Entities as of the date of such Financial Statements.   No event, act or condition has occurred which has had (or could reasonably be expected to result in) a material adverse change in the financial condition of Seller or any Owner Entity since the date of the Financial Statements.

(i)       Organization and Good Standing.  Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Company is qualified to do business in each jurisdiction in which the operation of its business makes such qualification necessary.

(j)       Power and Authority.   Each Company has all requisite power and authority to own, operate or lease the properties and assets owned by it and to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated by the Entity Agreements.

(k)      Capital Contributions. All contributions of capital required to be made by Seller to the Companies prior to the date hereof under the applicable Entity Agreement or any other written agreement has been paid in full.

Section 3.3    Representations and Warranties of Seller as to the BREP JV Interest.  Seller hereby represents, warrants and covenants to Buyer as of the date hereof as follows:

(a)      Ownership of the Properties.  Each Owner Entity has good and valid fee simple title to the applicable Property, free and clear of all Liens except for Permitted Exceptions.

(b)      Contracts.  All Contracts affecting the Properties are set forth on Schedule 3.3(b)(i) attached hereto and the same have not been amended, supplemented or otherwise modified, except as shown in such Schedule 3.3(b)(i).  Such Contracts contain the entire agreement between the applicable Company and the contract vendors and lessors named therein.  Each of the Contracts are in full force and effect and, except as shown on such Schedule 3.3(b)(i), the Companies have not given or received any written notice of any breach or default under any Contract which has not been cured.  No party is in material default of any of its obligations under such Contracts.  The Company has delivered or made available to Buyer true and complete copies of all Contracts with annual payments in excess of $50,000.   Schedule 3.3(b)(ii) attached hereto sets forth all Contracts affecting the Properties with Seller or affiliates of Seller as the vendor or service provider.

(c)      Leases.  Schedule 3.3(c)(i) attached hereto sets forth a true, correct and complete list of all leases, licenses and other occupancy agreements for all or any portion of the Properties other than the Short Term Leases (collectively, the “Leases”), which includes the name of each Tenant. Such Leases (i) constitute all of the leases relating to the Properties (other than the Short Term Leases) under which one of the Owner Entities is the holder of the landlord’s interest, (ii) have not been amended, supplemented or otherwise modified except as stated in Schedule 3.3(c)(i), and (iii) contain the entire agreement between the applicable Owner Entity and the tenants named therein.  Except as set forth in the Delinquency Report, (A) fixed rent, additional rent, percentage rent, overage rent and all other rental obligations, as applicable, are currently being collected under such Leases without offset, counterclaim or deduction, and (B) no rent payable thereunder has been paid more than 30 days in advance.  True and complete copies of the Leases have been delivered (or made available) to Buyer.  Except as set forth on Schedule 3.3(c)(ii), all tenant improvements and other construction work to be performed by the Companies or Seller under such Leases has been completed.  Except as set forth on Schedule 3.3(c)(ii), there are no tenant inducement costs with respect to such Leases which have not been paid.  No party has any purchase option, right of first refusal, right of first offer or similar right or option under such Leases in connection with all or any portion of any Property (collectively, “Lease Options”), except as set forth on Schedule 3.3(c)(iii) and other than as it relates to any right of first refusal, option or right of first offer relating to leasing other portions of a Property pursuant to the terms of such tenant’s Lease.  Except as it relates to such tenants identified in the Delinquency Report, neither Seller nor any Owner Entity has given or received any written notice of any breach or default under any Lease which has not been cured.  Except as set forth on Schedule 3.3(c)(iv), there exists no default or event which, with the giving of notice or passage of time, or both, would constitute a default by the applicable Owner Entity, as landlord under the relevant Lease, or to the Seller’s Knowledge with respect to the applicable Tenant.  Attached hereto as Schedule 3.3(c)(v) is a true, correct and complete rent roll with respect to the Leases at the Properties.  Except as set forth on Schedule 3.3(c)(vi), there are no pending rent audits as of the date hereof.  Schedule 3.3(c)(vii) sets forth all outstanding Leasing Costs as of the date hereof payable by Seller or the Owner Entities related to any of the Leases.

(d)      Brokerage Commissions.  There are no brokerage commissions, tenant inducement costs or finders’ fees payable by Seller or the Companies with respect to the Properties other than those set forth on Schedule 3.3(d) attached hereto and neither Seller nor the Companies have any agreement with any broker with respect to the Properties except as set forth on Schedule 3.3(d).

(e)      Casualty; Condemnation.  There is no unrepaired casualty damage to any of the Properties and there is no pending condemnation or similar proceedings affecting any of the Properties and, to Seller’s Knowledge, no such action is threatened or contemplated.

(f)      Litigation.  Except as set forth on Schedule 3.3(f) attached hereto, there are no actions, suits or proceedings pending against or materially affecting the Companies or the Properties, and to Seller’s Knowledge, no such action suit or proceeding has been threatened.  Neither Seller nor the Companies has received any notice from a Governmental Authority of any investigation with respect to the Properties, the Companies or the Membership Interests.

(g)      REAs. Schedule 3.3(g) attached hereto sets forth a true, correct and complete list of each REA affecting or relating to the Properties.  True and complete copies of each REA have been delivered or made available for review by Buyer.  The REAs have not been amended, modified, supplemented or otherwise terminated.  Seller has not received any written notice of any material defaults by Seller under any REA and to Seller’s Knowledge, no party to any REA is in default of any of its material obligations thereunder.  Seller has not received any written notice of the commencement of construction by any party to the REAs.

(h)      Licenses and Permits.  Except as set forth on Schedule 3.3(h), the Owner Entities have all of the licenses, permits, approvals, qualifications and authorizations which are necessary for the ownership and operation, maintenance and management of the Properties (the “Licenses and Permits”).  The Licenses and Permits are in full force and effect.  Seller and the Companies have not received any written notice from any Governmental Authority or other Person of (i) any violation, non-renewal, suspension or revocation of any Licenses and Permits with respect to the Properties which has not been dismissed or cured, or (ii) any failure to obtain any Licenses and Permits required for the use, occupancy or operation of the Properties that has not been dismissed or cured.

(i)      Ownership of the Personal Property. The applicable Company has good and valid title to the Personal Property, which in each case shall be free and clear of all Liens as of the Closing Date, except for possible security interests in connection with the Third Party Loans and any liens from Taxes not yet due and payable.  Neither Company has pledged, assigned, hypothecated or transferred any of its right, title or interest in any of the Personal Property other than in connection with the Third Party Loans.

(j)      Compliance with Law.  Neither Seller nor the Companies have received any written notice of a violation of any such laws, regulations, ordinances and codes with respect to the Properties which has not been cured or dismissed, and, to Seller’s Knowledge, there are no facts, circumstances, conditions or occurrences on the Properties, that could reasonably be expected to result in any violation of such laws, regulations, ordinances and codes.

(k)      Environmental Matters.  Schedule 3.3(k) sets forth a true, correct and complete list of all environmental assessments, reports and studies relating to each Property in Seller’s possession or otherwise available to Seller (the “Environmental Reports”), and Seller has made available to Buyer a true and complete copy of the Environmental Reports.  Except as set forth in the Environmental Reports, neither Seller nor any of the Companies has received any written notice from any Governmental Authority or other Person of any Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to the Properties.  Except as set forth in the Environmental Reports, to Seller’s Knowledge, there has been no material violation of any Environmental Laws at or relating to any of the Properties.

(l)       Insurance.  Schedule 3.3(l) sets forth a true, correct and complete list of all insurance coverage maintained by Seller and/or the Owner Entities as of the date of this Agreement in connection with the Properties and the operation thereof.  All such insurance coverage is in full force and effect (with no overdue premiums) in the amounts set forth on Schedule 3.3(l).

(m)     Physical Condition.  Neither Seller nor any of the Companies has received any written notices of a violation of Applicable Laws with respect to the physical condition of the Properties that currently remains uncured.

(n)      Bankruptcy.  No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary (a “Bankruptcy”), relating to the Companies or the Properties is pending, or, to Seller’s Knowledge, is being threatened by any Person.

(o)      Construction Disputes.  Except as set forth on Schedule 3.3(n) attached hereto, (i) to Seller’s Knowledge there are no disputes pending between the Owner Entities and any mechanic or materialman with respect to work or materials furnished to the Properties, and to Seller’s Knowledge no work which has been performed or materials which have been supplied is likely or reasonably expected to give rise to such a dispute and (ii) at the Closing, there will be no unpaid bills with respect to any work or materials furnished to the Properties under any Contract which, if unpaid, could result in a construction, mechanics’ or materialmen’s lien being filed on the Properties.

(p)       Employees.  No individuals have been or presently are employed by the Companies, and the Companies have not ever maintained, sponsored, participated in, administered or contributed to any employee benefit arrangement.  There are no employment, collective bargaining or similar agreements or arrangements relating to the Properties.

(q)      Third Party Loans.  Schedule 3.3(q) contains a true and complete list of all of the Third Party Loans, together with all of the TPL Documents for such Third Party Loans.  Such TPL Documents have not been amended, supplemented or otherwise modified except as shown on such Schedule 3.3(q).  The Companies have no obligations or liabilities to the holder of such Third Party Loan or any other party with respect to such Third Party Loan except as set forth in such TPL Documents.  The outstanding principal amount of such Third Party Loans and the amount of any reserves or escrow accounts held by the holders of such Third Party Loans in connection with such Third Party Loans as of the date of this Agreement is set forth on Schedule 3.3(q).  All interest and other amounts that are currently due and payable on such Third Party Loans have been paid in full, and the Seller and Owner Entities are not in default of any of their respective obligations with respect to such Third Party Loans.  To Seller’s Knowledge, no lender is in default under its obligations with respect to such Third Party Loans.  Seller has delivered or made available to Buyer true and complete copies of the TPL Documents.

(r)      Security Deposits.  Attached hereto as Schedule 3.3(r) is a true and complete list of the security deposits (whether in the form of cash, letter of credit or otherwise) under the Leases being held by the Owner Entities, including whether any such security deposit is being held in the form of a letter of credit.  Seller has complied with all Applicable Laws regarding the handling of such security deposits.

(s)      Delinquency Report.  Seller has previously delivered to Buyer a true, correct and complete copy of an aging report dated September 30, 2009 with respect to each Property (each a “Delinquency Report”) and each Delinquency Report is a true and complete report as of its stated date setting forth as of the stated date all tenant arrearages in excess of 30 days under the Leases.

(t)       ERISA.  Seller is not, and is not acting on behalf of, a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974 (as amended).

(u)      Trademarks.  Schedule 3.3(u) sets forth (a) all of the trademarks, tradenames, service marks, brand names, corporate names and logos owned, held or possessed by the Owner Entities or an affiliate thereof and used in connection with the ownership or operation of the Properties (the “Trademarks”) and (b) all internet domain names owned, held or possessed by the Owner Entities or an affiliate thereof and used in connection with the ownership or operation of the Properties (the “Domain Names”).  The Owner Entities or an affiliate of Seller are the owners of the Trademarks, and to the best of Seller’s Knowledge, the Trademarks are free and clear of any claim or conflict with or infringement or violation of the intellectual property rights of others and all Liens.  The Trademarks are duly registered or filed with the applicable Governmental Authorities.

Section 3.4    Covenants of Seller Prior to Closing.  From the date hereof until Closing, Seller shall, and shall cause the Companies to (as applicable):

(a)      Insurance.  Keep the Properties insured against fire and other hazards covered by the insurance policies maintained by Seller and the Companies on the date of this Agreement.

(b)      Operation.  Operate and maintain the Properties in the ordinary course of business consistent with Seller’s past practices with respect to such Properties, and not make any material alterations to the Properties except for such alterations required pursuant to any of the Leases or to preserve life, safety or property.

(c)      New Contracts.

(i)           Not enter into any new third-party contracts relating to the Properties, nor amend, supplement, terminate or otherwise modify any Contract, without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s commercially reasonable discretion; provided, however, that Seller (or the Companies, as applicable) may, without Buyer’s consent, in the ordinary course of business (A) renew an existing Contract as set forth on Schedule 3.3(b)(i) (other than any Contract with Seller or an affiliate of Seller) upon substantially the same terms and conditions of such Contract as of the date of this Agreement and (B) enter into a new Contract (other than any Contract with Seller or an affiliate of Seller) that requires the payment of no more than $25,000 per annum.  If Seller requests Buyer’s consent under this Section 3.4(c)(i) and Buyer does not affirmatively reject such request in writing within five business days of its receipt of such request, then Buyer shall be deemed to have granted its consent.

(ii)           Buyer’s consent shall not be required with respect to any Contract which does not meet the requirements of clause (A) or (B) above but is entered into in connection with emergency maintenance or repairs at a Property; provided that Seller shall not enter into, or permit the Companies to enter into, any contract pursuant to this clause (ii) if such contract has a term of more than 3 months and, together with any other contracts entered into by any Seller pursuant to this clause (ii), would require the payment of more than $50,000.

(iii)           Buyer shall not unreasonably withhold its consent to any contract which does not meet the requirements of clause (i) above but which is entered into in connection with tenant improvement work that Seller or the applicable Owner Entity is required to perform for a Tenant pursuant to a Lease.

(iv)           If a Seller enters into any third party contract after the date of this Agreement with the approval of Buyer or as permitted above, then such contract shall be included in the definition of “Contracts” herein and added to Schedule 3.3(b).

(d)      New Leases.  Continue its present rental program and efforts at the Properties to rent vacant space; provided, that without the prior consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion, Seller shall not (i) execute any new lease, license or other occupancy agreement other than a pending or proposed lease described on Schedule 3.4(d) attached hereto (the “Pending Leases”) or a lease that would constitute a Short Term Lease if and when fully executed, (ii) amend, supplement, terminate, accept the surrender of, renew or otherwise modify any existing Lease, other than any pending transaction described on Schedule 3.4(d) or (iii) approve any assignment or sublease of any existing Lease, other than any pending assignment or sublease described on Schedule 3.4(d).  If Seller requests Buyer’s consent under this Section 3.4(d) and Buyer does not affirmatively reject such request in writing within 10 days of its receipt of such request, then Buyer shall be deemed to have granted its consent.  If Seller enters into (A) any new Lease or renews any existing Lease after the date of this Agreement with the approval of Buyer (or deemed approval of Buyer pursuant to this Section 3.4(d) or (B) any Pending Lease (each such new Lease and renewal or Pending Lease, a “New Lease”), then each such New Lease shall be included in the definition of “Leases” herein and deemed added to Schedule 3.3(c)(i).

(e)      Litigation; Defaults.  Advise Buyer promptly of (i) any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority which affects Seller, the Companies or the Properties and is instituted after the date of this Agreement, and (ii) any material default under any Lease, Contract, REA or other material agreement affecting or pertaining to the Properties which Seller becomes aware of following the date of this Agreement.   Seller shall not, and shall not permit the Owner Entities to, enter into any settlement of any litigation relating to the Properties or the Companies without the prior written consent of Buyer; provided, however, Seller and/or the Owner Entities may enter into and finalize any settlement described on Schedule 3.3(f) so long as part of the settlement a full release of the Owner Entities is obtained and the terms of such settlement (other than a settlement of the American Eagle litigation as described and substantially in accordance with the terms set forth on Schedule 3.3) do not have an adverse economic impact on the Properties.

(f)       Performance Under Leases.  Perform, or cause their agents to perform, all obligations of landlord or lessor under the Leases consistent with past practice and in the ordinary course of business.

(g)      Third Party Loans.

(i)           Comply in all material respects with the terms of the TPL Documents, and not amend, supplement, or otherwise modify any of the Third Party Loans or the TPL Documents related to such Third Party Loans without the prior written consent of Buyer, which consent may be granted or withheld in its sole discretion.

(ii)           Within 5 Business Days following the date of this Agreement, Seller shall submit a written request for the TPL Assumption Consents to the holders of the Third Party Loans in a form as required by the holders of such Third Party Loans.  The form and substance of such request (and any accompanying materials) shall be subject to the prior approval of Buyer, not to be unreasonably withheld, and shall include a request to a modification of the TPL Documents relating to transfer provisions and the ability for the Venture, Buyer or an affiliate thereof to have the right in the future to replace the existing guarantor and/or manager under the TPL Documents.

(iii)           Seller and Buyer shall each use commercially reasonable efforts (but shall not be required to pursue litigation against the holder of any Third Party Loan) to obtain the TPL Assumption Consents.  Seller shall use commercially reasonable efforts (but shall not be required to pursue litigation against the holder of any Third Party Loan) to obtain the TPL Estoppels.  Seller and Buyer shall execute and deliver such information and documents as is reasonably requested by the holders of the Third Party Loans and any applicable rating agencies in their respective evaluations of the request for the TPL Assumption Consents.

(h)      Existing Management Agreements.  Terminate the Existing Management Agreements affecting the Properties at or prior to the Closing.  All termination fees and any other costs and expenses relating to such termination shall be the responsibility solely of Seller, and neither Buyer nor the Venture shall have any responsibility or liability therefor.

(i)       New Financing.  Not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of such the Properties or the Membership Interests, other than the TPL Documents.

(j)      Taxes, Charges, etc.  Continue to pay or cause to be paid all Taxes, water and sewer charges, utilities and obligations under the Contracts.

(k)      Transfers.  Not transfer, sell or otherwise dispose of the Properties, the Membership Interests or any item of each Company’s Personal Property without the prior written consent of Buyer, except for the use, consumption and replacement of inventory and supplies, and the replacement of worn out, obsolete and defective tools, furniture, fixtures, equipment and appliances, in the ordinary course of business.

(l)       Entity Agreements. Not amend, or permit the amendment of, any of the Entity Agreements or Organizational Documents.

(m)     REAs and Operating Covenants.  Perform all obligations under the REAs and enforce in a commercially reasonably manner its rights thereunder and not to amend, modify or terminate any REA without Buyer’s prior written consent.

(n)      Issuances.  Not issue, sell, pledge, dispose of, grant, encumber, license or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any interests of the Companies, or any options, warrants, convertible securities or other rights of any kind to acquire any interests of the Company, or (ii) share appreciation, phantom shares, profit participation or similar rights.

(o)      Acquisitions.  Not permit any Company to (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except personal property acquired to the extent permitted by this Agreement; (ii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, other real estate projects; (iii) make investments in Persons; or (iv) merge, consolidate or combine with any other Person.

(p)      Owner Interests Assignment.  Immediately prior to Closing, contribute the Owner Membership Interests to the Venture pursuant to the Owner Interests Assignment.

(q)      Personal Property; Trademarks; and Domain Names.  Seller shall cause to be contributed to the Venture or the applicable Owner Entity prior to the Closing free and clear of any Liens the following items to the extent currently not held by the Owner Entities: (i) any Personal Property that is material to the operation of any of the Properties, (ii) the Trademarks and (iii) the Domain Names.  The provisions of this Section 3.4(q) shall survive the Closing hereunder.

(r)      Security Deposits; Marketing Funds.  Seller shall cause to be contributed or assigned to the Venture or the applicable Owner Entity on or prior to the Closing all marketing or promotional funds and cash security deposits as reflected in the Leases and Short Term Leases and which were made by tenants under all Leases or Short Term Leases in effect as of the Closing, except to the extent there has been an application of such security deposits or marketing funds pursuant to the terms and provisions of the applicable Lease and Short Term Lease.  Any security deposits in a form other than cash (including letters of credit) not held in the name of the Owner Entities shall be transferred by Seller to the Venture or the applicable Owner Entity on or prior to the Closing Date by way of appropriate instruments of transfer or assignment, subject to subsection 6.2(c).  In the event any letter of credit is not assignable, Seller shall use commercially reasonable efforts after Closing to provide the Venture, at no cost to the Venture, with the economic benefits of such letter of credit by enforcing such property (solely at the Venture’s direction) for the benefit the Venture.  The provisions of this Section 3.4(r) shall survive the Closing hereunder.

Section 3.5     Tenant Estoppels.

(a)      Within seven Business Days following the date of this Agreement, Seller shall prepare and deliver to each Tenant at the Properties an estoppel certificate in the form of Exhibit C attached hereto (the “Tenant Estoppel”) or such other form as a Tenant is permitted to deliver under its respective Lease, and request each such Tenant to execute and deliver the Tenant Estoppel to Seller.  Seller shall use commercially reasonable efforts to obtain the prompt return of the executed Tenant Estoppels in substantially the same form as Exhibit C from each Tenant at the Properties (without the obligation to make any payments or grant any concessions under the Leases).  If a Tenant returns an executed Tenant Estoppel to Seller, Seller shall promptly following receipt thereof deliver to Buyer a copy of such executed Tenant Estoppel.

(b)      It shall be a condition to Buyer’s obligation to consummate the transactions contemplated under this Agreement on or before the Closing, that Seller deliver to Buyer from (i) each of the Tenants listed on Schedule 3.5(b)(i) attached hereto (the “Major Tenants”) and (ii) Tenants occupying at least 75% of the rented area of each Property (exclusive of the rented area leased by Tenants listed on Schedule 3.5(c)), signed tenant estoppel certificates (the “Required Tenant Estoppels”) that are substantially in the form of the Tenant Estoppel, and which do not allege any material defaults by the Owner Entities or accrued and outstanding offsets or defenses under the relevant Lease nor contain any materially adverse deviations between (x) the information specified in said Tenant Estoppel and (y) (i) the representations and warranties of Seller set forth in this Agreement or (ii) the Leases to which such Tenant Estoppel relates.  Notwithstanding anything to the contrary, if Seller fails to deliver each of the Required Estoppels at the Closing after using commercially reasonable efforts, Seller may deliver certificates executed by Seller in the form attached as Exhibit D hereto (the “Seller Estoppels”), which shall be dated as of the Closing Date for (i) no more than 10% of the Required Tenant Estoppels for Tenant that are not Major Tenants and (ii) one Major Tenant at each Property (other than those Major Tenants set forth on Schedule 3.5(b)(ii) attached hereto (each, a “Designated Major Tenant”).

Section 3.6     REA Estoppels.

(a)      Within seven Business Days following the date of this Agreement, Seller shall prepare and deliver to each Required REA Party an estoppel certificate in the form of Exhibit E attached hereto (the “REA Estoppel”) or such other form as the applicable Required REA Party is permitted to deliver under the relevant REA and request each such Required REA Party to execute and deliver the REA Estoppel to Seller.  Upon receipt of an executed REA Estoppel, Seller shall promptly deliver a copy of the same to Buyer.

(b)      It shall be a condition to Buyer’s obligation to consummate the transactions contemplated under this Agreement on or before the Closing, that Seller deliver to Buyer signed estoppel certificates from each Required REA Party substantially in the form of the REA Estoppel (the “Required REA Estoppels”) and which do not allege any material defaults by the Owner Entities or accrued and outstanding offsets or defenses under the relevant REA nor contain any materially adverse deviations between (x) the information specified in said REA Estoppel and (y) (i) the representations and warranties of Seller set forth in this Agreement or (ii) the REA as to which such REA Estoppel relates

Section 3.7     Business Plan.  On or before November 20, 2009, Seller shall deliver to Buyer the proposed Business Plan and Operating Budget for each Property (each as defined in the applicable Property Management & Leasing Agreement) for the 2010 calendar year in accordance with the terms and provisions of the Property Management & Leasing Agreements, which shall be subject to the review and approval of Buyer in accordance with the terms of the Property Management & Leasing Agreements.

Section 3.8     Updating Representations, Warranties and Schedules.  Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing to reflect changes since the date of this Agreement by providing a written copy of such amendment or supplement to Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether Section 5.2(a) has been satisfied if the matter raised in such supplement has a material adverse effect relating to the operation, ownership or business of the applicable Property, but shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller under Section 11.1(a) for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Section 4.1      Representations and Warranties of Buyer.  Buyer hereby represents, warrants and covenants to Seller as of the date hereof as follows:

(a)      Formation; Existence.  It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)      Power; Authority.  It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, the purchase of the BREP JV Interest and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)      No Consents.  No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)      No Conflicts.  The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the BREP JV Interest, will not (a) conflict with or result in any violation of its organizational documents, (b) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (c) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)      Prohibited Persons. Buyer is not a Prohibited Person.  To Buyer’s knowledge, none of its investors or their affiliates, acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.1     Conditions Precedent to Seller’s Obligations.  The obligation of Seller to consummate the transfer of the BREP JV Interest to Buyer on the Closing Date is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(a)      Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

(b)      Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(c)      No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the BREP JV Interest or the consummation of any other transaction contemplated hereby;

(d)      No action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the BREP JV Interest or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

(e)      Seller shall have received all of the documents required to be delivered by Buyer under Article VI;

(f)      Seller shall have received the Purchase Price in accordance with Section 2.2; and

(g)      Seller shall have obtained the TPL Assumption Consents.

Section 5.2    Conditions Precedent to Buyer’s Obligations.  The obligation of Buyer to purchase the BREP JV Interest and pay the Purchase Price to Seller is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(a)      Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

(b)      Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;

(c)      No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the applicable BREP JV Interest or the consummation of any other transaction contemplated hereby;

(d)      No action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the BREP JV Interest or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby;

(e)      Title to the Properties shall be held by each applicable Company in the manner required under Section 8.1;

(f)      The Title Company shall be irrevocably committed to issue the Lloyd Title Policy as of the Closing Date;

(g)      Buyer shall have received all of the documents required to be delivered by Seller under Article VI;

(h)      Buyer shall have received the Required Tenant Estoppels and the Required REA Estoppels;

(i)      The TPL Assumption Consents have been obtained; and

(j)      Buyer shall have received the TPL Estoppel from the Westshore Lender.

ARTICLE VI

CONVEYANCE DOCUMENTS

Section 6.1     Buyer Deliveries.  Buyer will deliver the following documents on the Closing Date:

(a)      With respect to the BREP JV Interest, an assignment and assumption of membership interests, between Seller, as assignor, and Buyer, as assignee, substantially in the form of Exhibit F attached hereto (the “BREP JV Interest Assignment”), duly executed by Buyer;

(b)      The Venture Agreement, duly executed by Buyer;

(c)      With respect to each Property, a property management and leasing services agreement in the form of Exhibit G attached hereto (a “Property Management & Leasing Agreement”), between the applicable Owner Entity and the Existing Manager;

(d)      With respect to the Third Party Loans, such documents and instruments as the holders of the Third Party Loans and any applicable rating agencies shall reasonably require in connection with obtaining the TPL Assumption Consents; and

(e)      With respect to the transactions contemplated hereunder:

(i)           such other assignments, instruments of transfer, and other documents as Seller may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Buyer with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Buyer;

(ii)           a duly executed and sworn Secretary’s Certificates from Buyer certifying that Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(iii)           an executed and acknowledged Incumbency Certificate from Buyer certifying the authority of the officers of Buyer to execute this Agreement and the other documents delivered by Buyer to Seller at the Closing; and

(iv)           any returns or forms which are required by law regarding transfer taxes or property appraisal and the regulations issued pursuant thereto or are otherwise required in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller.

Section 6.2    Seller Deliveries.  Seller shall deliver the following documents on the Closing Date:

(a)      The Owner Interests Assignment, duly executed by Seller, as assignor, and the Venture, as assignee;

(b)      The BREP JV Interest Assignment, duly executed by Seller;

(c)      The Venture Agreement, duly executed by Seller;

(d)      The Property Management & Leasing Agreement for each Property, duly executed by the Existing Manager;

(e)      With respect to the Third Party Loans, (i) such documents and instruments as the holders of the Third Party Loans and any applicable rating agencies shall reasonably require in connection with obtaining the TPL Assumption Consents and (ii) evidence that all fees, costs and other charges in connection with obtaining the TPL Assumption Consents have been paid in accordance with the terms of Section 9.1(a);

(f)      Evidence reasonably satisfactory to Buyer of the termination of all Existing Management Agreements; and

(g)      With respect to the transactions contemplated hereunder:

(i)           such other assignments, instruments of transfer, and other documents as Buyer may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Seller with the covenants, agreements, representations and warranties made by it hereunder;

(ii)           a duly executed and sworn Secretary’s Certificate from the general partner of Seller certifying that Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(iii)           an executed and acknowledged Incumbency Certificate from the general partner of Seller  certifying the authority of the officers of the general partner of Seller to execute this Agreement and the other documents delivered by Seller to Buyer or the Venture at the Closing;

(iv)           any returns or forms which are required by law regarding transfer taxes or property appraisal and the regulations issued pursuant thereto or are otherwise required in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller.; and

(v)           an affidavit that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit H attached hereto.

ARTICLE VII

INSPECTION

Section 7.1     General Right of Inspection.  Prior to Closing, Buyer and its agents shall have the right to inspect each Property and the books and records relating to each Property and each Company, including the right to undertake such studies of the Properties and physical inspections of the Properties as Buyer deems appropriate and to interview (a) the Tenants under Leases and (b) the general managers, asset managers, and corporate level officers, directors, officers, management-level employees and agents of Seller and each Company responsible for, or involved with, the management or operation of the Properties provided that (i) Buyer shall first give Seller reasonable advance notification of its intention to conduct any such inspection or interview, (ii) Buyers shall permit a representative of Seller to accompany Buyer and/or its agents during any such inspection or interview if Seller shall make such a representative available, and (iii) such inspection or interview shall not unreasonably impede the normal day-to-day business operation of such Property.  Buyer’s right of inspection of each Property shall be subject to the rights of the Tenants.  Buyer hereby indemnifies and agrees to defend and hold Seller harmless from all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage arising in connection with or from any such inspection by Buyer or its agents, except to the extent resulting from the gross negligence or willful misconduct of Seller or the Companies.

Section 7.2     Examination.  In entering into this Agreement, Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by Seller, any partner of Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent Seller, with respect to the BREP JV Interest or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement.  Buyer acknowledges and agrees that, except as expressly set forth herein, Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the BREP JV Interest or the Properties.  SUBJECT TO THE TERMS OF THIS AGREEMENT (INCLUDING SECTION 11.1) BUYER AGREES THAT THE BREP JV INTEREST WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE BREP JV INTEREST AND THE PROPERTIES, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than representations and warranties of Seller expressly set forth in this Agreement.

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

Section 8.1      Permitted Exceptions.  On the Closing Date, each of the Owner Entities shall hold title to the applicable Property subject only to the Permitted Exceptions with respect to such Property.

Section 8.2      Intentionally Omitted.

Section 8.3      Use of Cash Consideration Amount to Discharge Title Exceptions.  If, at the Closing, there are any title exceptions applicable to a Property which are not Permitted Exceptions for such Property and which Seller is obligated by this Agreement or elects to pay and discharge, then Seller may use any portion of the Purchase Price to satisfy the same, provided that Seller shall have delivered to Buyer at the Closing instruments in recordable form sufficient to satisfy such title exceptions of record, together with the cost of any applicable recording or filing fees.  The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.  Any due and unpaid liens for delinquent taxes, water charges and assessments applicable to the period prior to the Closing Date shall not be objections to title, but the amount thereof plus any interest and penalties thereon shall be deducted from the Purchase Price payable at Closing, subject to the provisions for apportionment of taxes, water charges and assessments contained in Article X of this Agreement.

Section 8.4      Inability to Convey.  Except as expressly set forth in Section 8.6, nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Buyer have any right of action against Seller, at law or in equity, for Seller’s inability to cause title to the Properties to be held by the Owner Entities on the Closing Date subject only to the Permitted Exceptions.

Section 8.5      Rights in Respect of Inability to Convey.  In the event that Seller shall be unable to cause title to the Properties to be held by the Owner Entities on the Closing Date subject only to the Permitted Exceptions, and Buyer shall not, prior to the Closing Date (as it may have been adjourned in accordance with this Agreement), give written notice to Seller that Buyer is willing to waive objection to each title exception which is not a Permitted Exception for the applicable Property and close this transaction without abatement of the Gross Asset Value, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, Seller shall have the right, at Seller’s sole election, to either (a) take such action as Seller shall deem advisable to discharge each such title exception which is not a Permitted Exception or (b) terminate this Agreement.  In the event Seller shall elect to take action to discharge each such title exception which is not a Permitted Exception, Seller shall be entitled to one or more adjournments of the Closing Date for a period not to exceed 30 days in the aggregate (inclusive of any adjournments made by Seller pursuant to Section 8.6 hereof), and the Closing shall be adjourned to a date specified by Seller not beyond such 30 day period.  If, for any reason whatsoever, Seller shall not have succeeded in discharging each such title exception at the expiration of such adjournment(s) and if Buyer shall not, prior to the expiration of the last of such adjournments, give notice to Seller that Buyer is willing to waive objection to each such title exception and to close this transaction without abatement of the Gross Asset Value, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, this Agreement shall be deemed to be terminated as of the last date to which the Closing Date was adjourned by Seller pursuant to this Article VIII.  Upon termination of this Agreement pursuant to this Section 8.5, (x) the Earnest Money shall be refunded to Buyer and (y) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement or as otherwise provided in this Agreement.  The provisions of this Section 8.5 shall be subject to Seller’s and Buyer’s rights and obligations with respect to Voluntary Title Exceptions and Monetary Title Exceptions as set forth in Section 8.6.

Section 8.6      Voluntary Title Exceptions; Monetary Title Exceptions (a).  If, from time to time prior to the Closing, Buyer shall become aware of any Voluntary Title Exceptions or Monetary Title Exceptions, then Buyer shall promptly notify Seller thereof, which notice shall describe in reasonable detail the Voluntary Title Exceptions(s) and/or Monetary Title Exceptions and the applicable Property.  Seller shall be obligated to discharge all Voluntary Title Exceptions and discharge, bond or cause the Title Company to insure over all Monetary Title Exceptions on or prior to Closing; provided, however, that the maximum amount which Seller shall be required to expend in the aggregate in connection with the removal of Monetary Title Exceptions which are not Voluntary Title Exceptions shall be $5,000,000.  Seller shall be entitled to one or more adjournments of the Closing Date not to exceed 30 days in the aggregate (inclusive of any adjournments made by Seller pursuant to Section 8.5 hereof) to discharge all Voluntary Title Exceptions and Monetary Title Exceptions.  In the event Buyer notifies Seller of one or more Monetary Title Exceptions which individually or in the aggregate would require Seller to expend more than $5,000,000 to remove, then Seller shall not be required to cause such Monetary Title Exception(s) to be removed and Buyer may elect to (a) accept title to the Properties subject to such Monetary Title Exception(s) at Closing, at which time Buyer shall receive a credit against the Gross Asset Value in the amount of $5,000,000 or (b) terminate this Agreement and receive a refund of the Earnest Money, and in the event of such termination neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement.

Section 8.7      Buyer’s Right to Accept Title.  Notwithstanding the foregoing provisions of this Article VIII, Buyer may, by notice given to Seller at any time prior to the Closing Date (as it may have been adjourned by Seller pursuant to this Article VIII), elect to accept such title as Seller can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions.  In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but, Buyer shall not be entitled to any abatement of the Gross Asset Value, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions.

Section 8.8      Cooperation.  Buyer and Seller shall cooperate with the Title Company in connection with obtaining the Lloyd Title Policy.  In furtherance and not in limitation of the foregoing, at or prior to the Closing, Buyer and Seller shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished in connection with the issuance of such endorsements or policies, including, without limitation, (a) evidence sufficient to establish (x) the legal existence of Buyer and Seller and (y) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, and (b) a certificate of good standing of Seller.  Further, Seller shall deliver to the Title Company such affidavits as are sufficient to enable the Title Company to issue the Lloyd Title Policy.

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

Section 9.1      Transaction Costs.

(a)      At Closing, Seller shall pay Seller’s Proportionate Share, and Buyer shall pay Buyer’s Proportionate Share, of (1) any real property transfer taxes, deed stamps, conveyance taxes, documentary stamp taxes and other similar transfer taxes or charges payable as a result of the transfer of the BREP JV Interest to Buyer (“Transfer Taxes”), and (2) all costs and expenses incurred under the Third Party Loans in connection with the transactions contemplated hereunder, including, without limitation, assumption fees, expenses and similar amounts, if any, payable to holders of the Third Party Loan in connection therewith and legal fees, title fees, mortgage assumption fees and taxes, other fees and closing costs required in connection with the TPL Assumption Consents (“Assumption Costs”); provided, however, that Buyer’s liability for Transfer Taxes shall not exceed $720,000 and Buyer’s liability for Assumption Costs shall not exceed $600,000 (it being acknowledged and agreed that Seller shall be obligated to pay 100% of any amounts in excess of (x) in the case of Transfer Taxes, $1,200,000, and (y) in the case of Assumption Costs, $1,000,000.

(b)      Seller and Buyer shall each be responsible for the payment of its own due diligence costs and the costs of its respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the BREP JV Interest.

(c)      Seller shall pay Seller’s Proportionate Share, and Buyer shall pay Buyer’s Proportionate Share, of the costs and expenses in connection with (i) all title reports or abstracts with respect to the Properties as well as all survey and search costs and updates related thereto, in each case commissioned by Buyer, and (ii) the policy premiums in respect of any fee or mortgage title insurance (or endorsements to any such existing policies) obtained at Closing.

(d)      Each party to this Agreement shall indemnify the other party and its respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other indemnified party may sustain or incur as a result of the failure of the indemnifying party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 9.1.

Section 9.2      Risk of Loss.

(a)      If, on or before the Closing Date, any Property or any “material portion” thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Buyer, and Buyer may either at or prior to the Closing, in its sole discretion:

(i)           terminate this Agreement in its entirety, in which event the Earnest Money shall be returned to Buyer, this Agreement shall be deemed terminated and neither party shall have any further rights or obligations to the other, except for those expressly stated to survive the termination of this Agreement (including, without limitation, Section 13.2(c)); or

(ii)           consummate the Closing, in which event Seller will credit against the Gross Asset Value an amount equal to the sum of (x) the net proceeds, if any, received by Seller from such casualty or condemnation and (y) the applicable deductible, if any, with respect to such casualty.  If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate the conveyance of the BREP JV Interest on the Closing Date (without any deduction for such insurance or condemnation proceeds) and Seller will at Closing assign to the Venture all rights of Seller, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b)      For purposes of this Section 9.2, a “material portion” of a Property shall mean any portion which adversely affects access to any Property, otherwise adversely impacts the operation of the Property (including, without limitation, the sufficiency of parking at such Property), or which the cost to repair or restore will be equal to or in excess of 10% of the Allocated Asset Value of such Property.

ARTICLE X

ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated as of 11:59 P.M. on the day preceding the Closing Date, based upon a 365 day year, and the net amount thereof under Section 10.1 shall either increase the Gross Asset Value or be credited against the Gross Asset Value:

Section 10.1     Fixed Rents and Additional Rents.

(a)      Fixed rents (“Fixed Rents”) and Additional Rents (as hereinafter defined; Fixed Rents and Additional Rents collectively referred to herein as “Rents”) paid or payable by the Tenants in connection with their occupancy of the Properties shall be adjusted and prorated on an if, as and when collected basis.  Neither Seller nor Buyer shall receive credit at Closing for any payment of Rents or Additional Rents due but not paid as of the Closing.  Any Rents collected by Seller, the Venture or any Owner Entity after the Closing from any Tenant who owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such Tenant for the month in which the Closing occurs, (ii) second, in payment of current rentals at the time of receipt, (iii) third, to delinquent rentals, if any, which became due after the Closing, and (iv) then to delinquent rentals, if any, which became due and payable prior to the Closing.   Such Rent, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is entitled.  For the purposes of this provision, the term “Additional Rent” shall mean any other amounts payable under any Lease for (i) the payment of additional rent based upon a percentage of the tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent” or “overages rent”), (ii) so-called common area maintenance or “CAM” charges, (iii) so called “escalation rent” or additional rent based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise, (iv) marketing, media and promotional charges and (v) other reimbursements payable by any such Tenant.  Seller shall be responsible for any liabilities arising out of or in connection with any rent audits, including without limitation such audits as set forth on Schedule 3.3(c)(vi) attached hereto, relating to the period prior to the Closing.

(b)      The Venture shall cause the Owner Entities to bill Tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount.

(c)      To the extent that any portion of Additional Rent is required to be paid monthly by Tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses and other relevant factors for that calendar (or lease) year or other applicable accounting period, with the appropriate adjustments being made with such Tenants, then such portion of the Additional Rent shall be prorated at the Closing based on such estimated payments actually paid by tenants (i.e., with Seller entitled to retain all monthly or other periodic installments of such amounts paid by Tenants which relate to periods prior to Closing, Seller to pay to Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by Seller which relate to periods following the Closing).  At the time(s) of final calculation and collection from (or refund to) each Tenant of the amounts in reconciliation of actual Additional Rent for a period for which estimated amounts paid by such Tenant have been prorated, there shall be a re-proration between Seller and Buyer based on the Closing Date and the period of time each party owned the BREP JV Interest.

Section 10.2      Taxes and Assessments.  Real estate (ad valorem) and personal property taxes and assessments (including any assessments or charges under the REAs) assessed shall be adjusted and prorated based on (a) the periods of ownership by Seller and Buyer and (b) the most current official real property tax information available from the county assessor’s office where the Properties are located or other assessing authorities.  If real property tax and assessment figures for the taxes or assessments to be apportioned between Buyer and Seller pursuant to this Section 10.2 are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Properties is fixed.  In the event that the Properties or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments due prior to the Closing and the Venture shall be responsible for any installments due on or after the Closing.

Section 10.3      Water and Sewer Charges.  Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by Tenants of the Properties pursuant to such Tenants’ Leases, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which assessed.  If there is a water meter, or meters, on the Properties, Seller agrees that they shall at the Closing furnish a reading of same to a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills.  Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.

Section 10.4      Utility Charges.  Gas, steam, electricity and other public utility charges (other than any such charges which are payable by Tenants of the Property pursuant to such Tenants’ Leases, for which no adjustment will be made) pertaining to the period prior to the Closing will be estimated at Closing based upon the most recent bills therefore, and Seller shall credit such amount to the Venture.  When actual bills are known for the periods in which the Closing occurs, Seller shall pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Venture shall pay all such utility charges pertaining to the period thereafter.

Section 10.5      Contracts.  Charges and payments, and any pre-paid expenses incurred in the ordinary course of business, paid by Seller under all Assumed Contracts for periods after the Closing, including, without limitation, insurance premiums and other pre-paid fees incurred in the ordinary course of business, shall be added to the Gross Asset Value at Closing.

Section 10.6      Loan Reserves.  All amounts held in reserve or escrow accounts by either the Westshore Lender or the Lloyd Lender at the time of Closing pursuant to the TPL Documents shall be added to the Gross Asset Value at Closing.

Section 10.7      Miscellaneous Revenues.  Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements, shall be adjusted and prorated based upon the date of Closing, on an if, as and when collected basis, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is entitled.

Section 10.8      Closing Statement Credit.  At Closing, Buyer shall receive a credit to the Purchase Price in an amount equal to the Loan Amortization Credit.  The Loan Amortization Credit shall not be taken into account in determining Adjusted Gross Asset Value or Net Asset Value.

Section 10.9      Leasing Costs.  Seller shall be responsible for all Leasing Costs relating to Leases or renewals, amendments, expansions and extensions of Leases, entered into or which first become binding, prior to the date of this Agreement, including, without limitation, the Leasing Costs set forth on Schedule 3.3(c)(vii) and Schedule 3.3(d) attached hereto (the “Seller’s Leasing Costs”).  The Venture shall be responsible for all Leasing Costs other than Seller’s Leasing Costs, and shall assume the economic effect of any “free rent” or other concessions pertaining to the period from and after the Closing Date and expressly disclosed in the Leases.  Notwithstanding anything in this Section 10.9 to the contrary, the Venture shall be responsible for all Leasing Costs relating to renewals, amendments, expansions and extensions of Leases, in each case to the extent such Leasing Costs relate to renewal, expansion or extension rights of tenants under such Leases that are exercised or amendments that are entered into, after the date of this Agreement.  To the extent any Seller’s Leasing Costs have not been fully paid as of the Closing Date, there shall be a credit at the Closing against the Gross Asset Value in the amount of the balance of Seller’s Leasing Costs remaining to be paid.

Section 10.10    Other.  If applicable, the Gross Asset Value shall be adjusted at the Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing.

Section 10.11    Re-Adjustment.  If any items to be adjusted pursuant to this Article 10 are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined.  Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is one year following the Closing.

Section 10.12    Survival.  The provisions of this Article X shall survive the Closing for 18 months.

ARTICLE XI

INDEMNIFICATION

Section 11.1      Indemnification by Seller.  Following the Closing, Seller shall indemnify and hold Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to (a) subject to Section 11.3, any breach of any representation or warranty of Seller contained in this Agreement or in any Conveyance Document, (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Conveyance Document, (c) any claim, lawsuit or cause of action arising out of or in connection with the operating, ownership and management of the Properties and the Companies on or prior to the Closing Date, including, without limitation, the matters set forth on Schedules 3.3(f) and 3.3(c)(iv) and (d) the Excluded Liabilities.

Section 11.2      Indemnification by Buyer.  Following the Closing, Buyer shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing harmless from any and all Losses arising out of, or in any way relating to (a) subject to Section 11.3, any breach of any representation or warranty by Buyer contained in this Agreement or in any Conveyance Document and (b) any breach of any covenant of Buyer contained in this Agreement, which survives the Closing or in any Conveyance Document.

Section 11.3      Survival.  The representations and warranties contained in this Agreement and the Conveyance Documents shall survive for a period of 18 months after the Closing, unless a longer or shorter survival period is expressly provided for in this Agreement and except that the representations and warranties contained in Section 3.2 shall survive the Closing indefinitely.

Section 11.4      Indemnification as Sole Remedy.  If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement or any representation, warranty, covenant or other provision of this Agreement or any Conveyance Document which survives the Closing shall be the indemnifications provided for under this Article XI.

ARTICLE XII

RESERVED

ARTICLE XIII

DEFAULT

Section 13.1      Buyer Default

(a)      This Agreement may be terminated by Seller on or prior to the Closing Date if (i) any of the conditions precedent to Seller’s obligations set forth in Section 5.1 have not been satisfied or waived by Seller on or prior to the Closing Date or (ii) there is a material breach or default by Buyer in the performance of its obligation to purchase the BREP JV Interest under this Agreement.

(b)      In the event this Agreement is terminated pursuant to Section 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.1(c).

(c)      In the event Seller terminates this Agreement as a result of a material breach or default by Buyer in its obligations to purchase the BREP JV Interest in accordance with this Agreement, the Escrow Agent shall disburse the Earnest Money to Seller in accordance with the provisions of Section 14.5, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.  Seller and Buyer hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Seller as a result of a default by Buyer, and agree that the Earnest Money is a reasonable approximation thereof.  Accordingly, the Earnest Money shall constitute and be deemed to be the agreed and liquidated damages of Seller, and shall be paid by the Escrow Agent to Seller as Seller’s sole and exclusive remedy hereunder.

Section 13.2      Seller Default.

(a)      This Agreement may be terminated by Buyer on or prior to Closing Date if (i) any of the conditions precedent to Buyer’s obligations set forth in Section 5.2 have not been satisfied or waived by Buyer on or prior to the Closing Date, or (ii) there is a material breach or default by Seller in the performance of its obligations under this Agreement.  In lieu of terminating this Agreement in the event of a material breach or default by Seller, Buyer may specifically enforce the terms and provisions of this Agreement.

(b)      If Buyer elects to terminate this Agreement pursuant to Section 13.2(a), the Escrow Agent shall immediately disburse the Earnest Money to Buyer, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination.

ARTICLE XIV

MISCELLANEOUS

Section 14.1      Use of Blackstone Name.  Neither the Venture nor any affiliate (other than affiliates of Buyer), successor, assignee or designee of the Venture shall be entitled to use the name “Blackstone” in any way whatsoever except with the prior written approval of Buyer.

Section 14.2      Intentionally Omitted.

Section 14.3      Brokers.

i.           Seller represents and warrants to Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Eastdil Secured.  Seller shall be solely responsible for all fees and costs payable to Eastdil Secured in connection with the transactions contemplated by this Agreement.  Seller agrees to indemnify, protect, defend and hold Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Seller’s breach of the foregoing representation in this Section 14.3(a).  The provisions of this Section 14.3 (a) shall survive the Closing and any termination of this Agreement.

(a)           Buyer represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant, other than Eastdil with respect to this Agreement or the transactions contemplated hereby.  Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Buyer’s breach of the foregoing representations in this Section 14.3(b).  The provisions of this Section 14.3(b) shall survive the Closing and any termination of this Agreement.

Section 14.4      Confidentiality; Press Release; IRS Reporting Requirements

(a)           Buyer and Seller shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the BREP JV Interest, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, equity sources, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any federal and state securities laws or any other law, rule or regulation.  The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties.   The provisions of this Section 14.4(a) shall survive the Closing or the termination of this Agreement for a period of one year.

(b)           Seller or Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby (including the identity of the ultimate controlling party of Buyer and Seller to the extent required by any federal or state securities laws), provided that the content of any such press release shall be subject to the prior review, comment and written consent of the other party hereto prior to any such issuance.

(c)           For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Treasury Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements.  The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement.  Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

Section 14.5     Escrow Provisions.

(a)            The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account at JPMorgan Chase Bank (the “Escrow Account”).

(b)           The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 14.5(b).  Seller and Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account.  At the Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, Seller.  If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such five Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction.  However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of New York County.  The Escrow Agent shall give written notice of such deposit to Seller and Buyer.  Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)           The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct.  Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d)           The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.

Section 14.6     Successors and Assigns; No Third-Party Beneficiaries.  The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 14.7     Assignment.  This Agreement may not be assigned by Buyer without the prior written consent of Seller; provided, however, Buyer may assign this Agreement to a single affiliate on or prior to the Closing provided Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation.

Section 14.8     Further Assurances.  From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 14.9     Notices.  All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

(a)      To Seller:

Glimcher Properties Limited Partnership
180 East Broad Street
Columbus, Ohio 43215
Attention:   George A. Schmidt
Facsimile:  (614) 621.8863
Telephone: (614) 887-5621

with copies thereof to:

Squire, Sanders & Dempsey L.L.P.
2000 Huntington Center
41 South High Street
Columbus, Ohio 43215
Attention: Steven F. Mount, Esq.
Facsimile: (614) 365-2499
Telephone:  (614) 365-2727

(b)      To Buyer:

c/o Blackstone Real Estate Acquisitions VI L.L.C.
345 Park Avenue, 31st Floor
New York, New York 10154
Attention:  Gary M. Sumers
Facsimile:  (212) 583-5813
Telephone: (212) 583-5726

with copies thereof to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Sas Mehrara, Esq.
Facsimile: (212) 455-2502
Telephone:  (212) 455-2783

(c)      To the Escrow Agent or Title Company:

Fidelity National Title Insurance Company
1 Park Avenue, Suite 1402
New York, New York 10016
Attention: Kenneth C. Cohen
Facsimile: (646) 742-0733
Telephone: (212) 845-3135

(d)      All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys.  Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.

Section 14.10      Entire Agreement.  This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

Section 14.11      Amendments.  This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

Section 14.12      No Waiver.  No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 14.13      Governing Law.  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

Section 14.14      Submission to Jurisdiction.  Each of Buyer and Seller irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Buyer and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York and (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 14.15      Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 14.16      Section Headings.  The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 14.17      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 14.18      Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 14.19      Recordation.  Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto.  The provisions of this Section shall survive the Closing or any termination of this Agreement

Section 14.20      Exclusivity.  From the date of this Agreement until the earlier of (i) the Closing Date or (ii) termination of this Agreement, Seller shall not, and shall not permit any of the Owner Entities to, (a) accept, solicit, initiate or encourage the submission of any proposal, letter of intent, offer or agreement from any Person relating to or intended to effect the acquisition of the Properties (or any interest therein) or any capital stock or other voting securities, or any portion of the assets, of any of the Owner Entities or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

GLIMCHER PROPERTIES LIMITED
PARTNERSHIP, a Delaware limited partnership

By:          GLIMCHER PROPERTIES
CORPORATION, its general partner

By:	/s/ Michael P. Glimcher
Name: Michael P. Glimcher
Title: Chairman and Chief Executive Officer

BUYER:

BRE/GRJV HOLDING LLC, a Delaware
limited liability company

By:	/s/ Anthony M. Myers
Name: Anthony M. Myers
Title: Managing Director and Vice President

JOINDER BY ESCROW AGENT

Fidelity National Title Insurance Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Buyer as of the 5th day of November, 2009, and accepts the obligations of the Escrow Agent as set forth herein.  Escrow Agent further acknowledges that it received the Earnest Money on the ___ day of November, 2009.  The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of this Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:           _______________________
Name:
Title:

Exhibit A:  Form of Owner Interests Assignment

ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”), dated as of ______________, 2009, is entered into between GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Glimcher”), and [GRT MALL JV LLC], a Delaware limited liability company (the “Venture”; and together with Glimcher, the “Members” and each individually, a “Member”).

WITNESSETH:

WHEREAS, [OWNER ENTITY], a Delaware limited liability company (the “Company”), was formed pursuant to the terms and provisions of a Limited Liability Company Agreement, dated as of __________________, 2003 (the “Agreement”; capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement), and in accordance with the Certificate of Formation and the statutes and laws of the State of Delaware relating to limited liability companies, including the Delaware Limited Liability Company Act;

WHEREAS, immediately prior to the effectiveness of this Assignment, Glimcher was the owner of 100% of the membership interests in the Company;

WHEREAS, Glimcher desires to (i) assign, transfer and convey 100% of the membership interests in the Company (the “Transferred Interests”) to the Venture and (ii) withdraw from the Company as a member of the Company; and

WHEREAS, the Venture desires to acquire the Transferred Interests and to be admitted to the Company as a Member of the Company;

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreement contained herein, and for other good and valuable consideration, do hereby agree as follows:

1. Assignment.  For value received, the receipt and sufficiency of which are hereby acknowledged, upon the execution of this Assignment by the parties hereto, Glimcher does hereby assign, transfer and convey the Transferred Interests to the Venture.

2. Admission.  Contemporaneously with the assignment described in paragraph 1 of this Assignment, the Venture (a) shall be and is hereby admitted to the Company as a Member of the Company and appointed as the sole “Managing Member” of the Company under the Agreement (which appointment the Venture shall and does hereby accept), and (b) shall have the benefits, rights, liabilities and obligations as set forth in the Agreement.

3. Withdrawal.  Immediately following the admission of the Venture as a member of the Company, Glimcher shall and does hereby withdraw from the Company as a member of the Company, and shall thereupon cease to be a member of the Company, and shall thereupon cease to have or exercise any right or power as a member of the Company.

4. Continuation of the Company.  The parties hereto agree that the assignment of the Transferred Interests, the admission of the Venture as a Member of the Company, and the withdrawal of Glimcher as a member of the Company shall not dissolve the Company and that the business of the Company shall continue.

5. Contribution.  The Venture has paid good and valuable consideration to Glimcher for the Transferred Interests.

6. Binding Effect.  This Assignment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Execution in Counterparts.  This Assignment may be (a) executed in counterparts, each of which shall be deemed an original, but all which shall constitute one and the same instrument and (b) by telecopy or other facsimile signature (which shall be deemed an original for all purposes).

8. Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first-above written.

GLIMCHER:

GLIMCHER PROPERTIES LIMITED
PARTNERSHIP, a Delaware limited partnership,

By:	GLIMCHER PROPERTIES CORPORATION, a Delaware corporation, its sole general partner

By:          ________________
Name:
Title:

THE VENTURE:

[GRT MALL JV LLC], a Delaware limited liability company

By:	GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

By:	GLIMCHER PROPERTIES CORPORATION, a Delaware corporation, its sole general partner

By:          ________________
Name:
Title:

EXHIBIT B

Form of Venture Agreement

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

GRT MALL JV LLC

[________], 20__

Table of Contents

Schedules:
Schedule A	Members
Schedule B-1	Legal Description- Lloyd Center Property
Schedule B-2	Legal Description- Westshore Property

Exhibits:
Exhibit A	Form of Management Rights Letter
Exhibit B	Form of Interest ROFO Sale Documents
Exhibit C	Form of Asset ROFO Sale Documents
Exhibit D	Form of Asset ROFO Deemed Liquidation Sale Documents

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
GRT MALL JV LLC

This Amended and Restated Limited Company Agreement is entered into as of [_____], 20__ (the “Effective Date”), between the members set forth on Schedule A hereto (each, a “Member” and collectively, the “Members”).

Preliminary Statement

A.           A certificate of formation for GRT MALL JV LLC, a Delaware limited liability company (the “Company”) was filed with the Secretary of State for the State of Delaware on November [__], 2009 (the “Certificate”).  Glimcher Properties Limited Partnership, a Delaware limited partnership (“GPLP”), as the initial sole member, entered into that certain Limited Liability Company Agreement of the Company dated November [__], 2009 (the “Original LLC Agreement”).

B.           GPLP is the owner of (x) 100% of the membership interests (the “LC Owner Interest”) in LC PORTLAND, LLC, a Delaware limited liability company (“LC Owner”), and (y) 100% of the membership interests (the “Westshore Owner Interest”; together with the LC Owner Interest, collectively, the “Owner Membership Interests”) in GLIMCHER WESTSHORE, LLC, a Delaware limited liability company (“Westshore Owner”; together with LC Owner, each a “Property Owner” and, collectively, the “Property Owners”).

C.           LC Owner is the owner of the land, buildings and other improvements known as Lloyd Center in Portland, Oregon and more particularly described on Schedule B-1 attached hereto (the “Lloyd Center Property”).  Westshore Owner is the owner of the land, buildings and other improvements known as Westshore Plaza in Tampa, Florida and more particularly described on Schedule B-2 attached hereto (the “Westshore Property”; together with the Lloyd Center Property, each, a “Property”, and, collectively, the “Properties”).

D.           GPLP and the Blackstone Member are parties to that certain Agreement of Purchase and Sale dated as of November [5], 2009 (the “Purchase Agreement”) between the GPLP, as seller, and the Blackstone Member, as buyer, pursuant to which, upon the terms and conditions set forth therein, GPLP has agreed to (i) contribute the Owner Membership Interests to the Company, and (ii) immediately thereafter, sell 60% of the Interests in the Company to the Blackstone Member, upon the terms and conditions set forth in the Purchase Agreement.

E.           On the date hereof, GPLP has first contributed all of its right, title and interest in the Owner Membership Interests to the Company, then conveyed 60% of the Interests in the Company to the Blackstone Member, and then contributed all its remaining Interests in the Company (after conveying 60% of the Interests in the Company to Blackstone Member) to the Glimcher Member.

F.           The Members desire to execute this Amended and Restated Limited Liability Company Agreement for purposes of evidencing the admission of the Blackstone Member as a Member in the Company and as the Managing Member of the Company and superseding, amending and restating the Original LLC Agreement in its entirety as more particularly set forth herein.

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Agreement

Accordingly, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree that the Original LLC Agreement is amended, restated and superseded in its entirety as follows:

ARTICLE 1
DEFINITIONS

Section 1.1.   Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et. seq., as it may be amended from time to time, and any successor to such statute.

“Additional Capital Contributions” has the meaning for such term set forth in Section 6.2(a).

“Adjusted Capital Account” means, with respect to a Member, such Member’s Capital Account as of the end of each taxable year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Regulations Section 1.704-1(b)(2)(ii)(d) (including adjustments for Company Minimum Gain and Member Nonrecourse Debt Minimum Gain) and taking into account any amounts such Member is obligated or deemed obligated to restore pursuant to any provision of this Agreement and the Regulations.

“Adjusted Capital Account Deficit” means, for any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Administrative Member” means the Glimcher Member, and each Person hereafter designated as the Administrative Member in accordance with this Agreement, until such Person ceases to be the Administrative Member of the Company.

 “Affiliate” means with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question.  The term “control” as used in the preceding sentence means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

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“Affiliate Service Contracts” means contracts between the Property Owners and Affiliates of the Glimcher Member to provide housekeeping and/or security services to the Properties.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, including the Exhibits and Schedules attached hereto, as the same may be amended, modified and/or supplemented from time to time in accordance with the provisions hereof.

“Asset Disposition” has the meaning for such term set forth in Section 4.13(a).

“Asset ROFO” has the meaning for such term set forth in Section 4.13(a).

“Asset ROFO Closing Date” has the meaning for such term set forth in Section 4.13(c).

“Asset ROFO Deemed Liquidation Sale Documents” has the meaning for such term set forth in Section 4.13(d).

“Asset ROFO Election Notice” has the meaning for such term set forth in Section 4.13(a).

“Asset ROFO Escrow Agent” has the meaning for such term set forth in Section 4.13(b).

“Asset ROFO Down Payment” has the meaning for such term set forth in Section 4.13(b).

“Asset ROFO Notice” has the meaning for such term set forth in Section 4.13(a).

“Asset ROFO Purchase Agreement” has the meaning for such term set forth in Section 4.13(e).

“Asset ROFO Purchase Price” has the meaning for such term set forth in Section 4.13(a).

“Asset ROFO Response Period” has the meaning for such term set forth in Section 4.13(a).

“Asset ROFO Rejection Notice” has the meaning for such term set forth in Section 4.13(a).

“Asset ROFO Sale Documents” has the meaning for such term set forth in Section 4.13(c).

“Bankruptcy” means, with respect to a Person, the occurrence of (i) an assignment by the Person for the benefit of creditors; (ii) the filing by the Person of a voluntary petition in bankruptcy; (iii) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding; (iv) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (vi) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (vii) any other event that, if not for the provisions of this Agreement, would cause the Person to cease to be a member of a limited liability company under the Act.

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“Blackstone” or “Blackstone Member” means BRE/GRJV Holdings LLC, a Delaware limited liability company, and any permitted assignee or successor to any of the membership interests currently held by such Person, for so long as such Person is a Member.

“Blackstone Major Decisions” has the meaning for such term set forth in Section 4.1(c).

“Blackstone Purchase Agreement Liabilities” means all indemnification and other liabilities of the Blackstone Member or its Affiliates under Section 11.2 of the Purchase Agreement, which expressly survive the Closing (as defined in the Purchase Agreement).

 “BREP” means Blackstone Real Estate Partners VI L.P., and the parallel investment funds which collectively comprise the private equity fund commonly known as Blackstone Real Estate Partners VI from time to time.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York.

“Business Plan” means, at any time, the strategic annual plan duly prepared by the Property Manager and approved by the Blackstone Member in accordance with this Agreement and in effect at such time for the operation, development, renovation, refurbishment, marketing, leasing, financing/refinancing and/or disposition of each Property, which shall include and incorporate an Operating Budget.

“Capital Account” has the meaning for such term set forth in Section 9.1(a).

“Capital Contribution” means, with respect to each Member, the amount of capital contributed or deemed contributed to the Company by that Member, including all Additional Capital Contributions.

“Capital Proceeds” means funds of the Company arising from a Capital Transaction, less any cash which is applied to (i) the payment of transaction costs and expenses relating to such Capital Transaction, (ii) the repayment of debt of the Company, (iii) the repair, restoration or other improvement of assets of the Company which is required under any contractual obligation of the Company and (iv) the establishment of holdbacks or other similar reserves in connection with the sale of a Property or as otherwise approved by the Members as a Unanimous Major Decision.  “Capital Proceeds” shall also mean any of the foregoing which are received by a Property Owner, as and when received by the Company as dividends or distributions.

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“Capital Sharing Ratios” of a Member means, at any time, the ratio (expressed as a percentage) of (a) the Capital Contributions of such Member to (b) the aggregate Capital Contributions of all of the Members.

“Capital Transaction” means the sale, financing, refinancing or similar transaction of or involving one or more of the Properties or the interests owned, directly or indirectly, by the Company in any subsidiary, and any condemnation awards, payment of title insurance proceeds or payment of casualty loss insurance proceeds (other than business interruption or rental loss insurance proceeds) received by the Company to the extent not used for reconstruction of all or any portion of one or more of the Properties.

“Certificate” has the meaning given thereto in the paragraph A of the Preliminary Statement of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

“Company” has the meaning given thereto in paragraph A of the Preliminary Statement of this Agreement.

“Company Minimum Gain” has the meaning assigned to “partnership minimum gain” in Regulations Section 1.704-2(d).

“Deemed Liquidation” means a deemed sale by the Property Owners of the Properties for the Asset ROFO Purchase Price, the payment of all liabilities of the Company and the Property Owners (including any prepayment fees or defeasance costs in connection with any Indebtedness), followed immediately by a distribution by the Company to the Members of the resulting Capital Proceeds from such sale, together with all other assets of the Company and the Property Owners, in accordance with Section 10.2.

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any method reasonably agreed to by the Members.

“Effective Date” has the meaning for such term set forth in the Introductory Paragraph to this Agreement.

“Emergency” has the meaning for such term set forth in Section 6.2(b).

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“Encumbrance” has the meaning for such term set forth in Section 3.2(a).

“Existing Loans” means, collectively, the Westshore Loan and the Lloyd Center Loan.  As the context requires, “Existing Loan” shall mean the Westshore Loan or the Lloyd Center Loan, as applicable.

“Excluded Liabilities” means any and all costs, fees, expenses, damages, claims, causes of actions or other liabilities arising out of or in connection with any environmental or similar condition at the Westshore Property which is known to exist on the date of this Agreement.

“Financing” has the meaning for such term set forth in Section 7.1(b).

“Funding Members” has the meaning for such term set forth in Section 6.3.

“Funding Notice” has the meaning for such term set forth in Section 6.2(a).

“Glimcher Financing Guaranties” has the meaning for such term set forth in Section 7.1(c).

“Glimcher Future Financing Guaranties” has the meaning for such term set forth in Section 7.1(c).

“Glimcher Leasing Agent” means Glimcher Development Corporation, a Delaware corporation.

“Glimcher Member” means GRT WSP-LC Holdings LLC, a Delaware limited liability company, and any permitted assignee or successor to any of the membership interests currently held by such Person, for so long as such Person is a Member.

“Glimcher Property Manager” means GPLP.

“Glimcher Purchase Agreement Liabilities” means all indemnification and other liabilities of GPLP or its Affiliates under Section 11.1 of the Purchase Agreement, which expressly survive the Closing (as defined in the Purchase Agreement).

“GPLP” has the meaning given thereto in paragraph A of the Preliminary Statement of this Agreement.

“Gross Asset Value” has the meaning for such term set forth in Section 9.2.

“GRT” means Glimcher Realty Trust, a Maryland real estate investment trust.

“Indebtedness” means the Existing Loans, any indebtedness resulting from a Financing, and/or any other indebtedness approved by the Members.

“Initial Capital Contributions” has the meaning for such term set forth in Section 6.1.

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“Interest Price” means an amount equal to the amount the Blackstone Member would receive if a Deemed Liquidation occurred on the Asset ROFO Closing Date.

“Interest Purchase Agreement” has the meaning for such term set forth in Section 3.3(d).

“Interest Rate” means a rate of interest per annum equal to the lesser of (i) 20% per annum, compounded on a quarterly basis, and (ii) the maximum rate permitted by applicable law.

“Interest ROFO” has the meaning for such term set forth in Section 3.3(a).

“Interest ROFO Closing Date” has the meaning for such term set forth in Section 3.3(c).

“Interest ROFO Down Payment” has the meaning for such term set forth in Section 3.3(b).

“Interest ROFO Election Notice” has the meaning for such term set forth in Section 3.3(a).

“Interest ROFO Escrow Agent” has the meaning for such term set forth in Section 3.3(b).

“Interest ROFO Notice” has the meaning for such term set forth in Section 3.3(a).

“Interest ROFO Purchase Price” has the meaning for such term set forth in Section 3.3(a).

“Interest ROFO Response Period” has the meaning for such term set forth in Section 3.3(a).

“Interest ROFO Rejection Notice” has the meaning for such term set forth in Section 3.3(a).

“Interest ROFO Sale Documents” has the meaning for such term set forth in Section 3.3(c).

“Interests” means all of the rights and interests of whatsoever nature of the Members in the Company, including without limitation the membership interests in the Company, the right to receive distributions of funds, and to receive allocations of income, gain, loss, deduction, and credit.

“Lease” shall mean all leases, licenses and other occupancy agreements for all or any portion of a Property.

“LC Owner” has the meaning given thereto in paragraph B of the Preliminary Statement of this Agreement.

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“LC Owner Interest” has the meaning given thereto in paragraph B of the Preliminary Statement of this Agreement.

“Lender” means any Lender providing a Financing.

“Lloyd Center Loan” means that certain loan to the LC Owner from Lehman Brothers Holding Inc. in the original principal amount of One Hundred Forty Million and No/100 Dollars ($140,000,000.00) which loan is evidenced by those certain promissory notes dated May 12, 2003, and any amendment, modification or extension thereof entered into in accordance with the terms of this Agreement.

“Lloyd Center Property” has the meaning given thereto in paragraph C of the Preliminary Statement of this Agreement.

“Lockout Date” means the two year anniversary of the Effective Date.

“Managing Member” means the Blackstone Member, and any permitted assignee or successor to the Interest currently held by such Person, for so long as such Person is a Member.

“Member Loan” has the meaning for such term set forth in Section 6.3.

“Member Nonrecourse Debt” has the meaning assigned to “partner non-recourse debt” in Regulations Sections 1.704-2(b)(4) and 1.752-2.

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to “partner non recourse minimum gain” in Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning assigned to “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).

“Members” means the Blackstone Member and the Glimcher Member and each Person hereafter admitted as a Member in accordance with this Agreement, until such Person ceases to be a Member of the Company.

“Net Cash Flow” means Net Operating Income less debt service on any Indebtedness. “Net Cash Flow” shall also mean the foregoing as determined for a Property Owner or other permitted subsidiary of the Company as and when received by the Company as dividends or distributions.

“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses for such period.

“Non-Funding Member” has the meaning for such term set forth in Section 6.3.

“OFAC” has the meaning for such term set forth in Section 12.1(f).

“Offered Assets” has the meaning for such term set forth in Section 4.13(a).

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“Offered Interest” has the meaning for such term set forth in Section 3.3(a).

“Operating Budget” means the annual budget prepared by the Property Manager and approved by the Blackstone Member in accordance with Section 4.3 and the Property Management Agreement or any other property management agreement entered into in accordance with the terms of this Agreement, and including the items set forth in the Property Management Agreement or any other property management agreement entered into in accordance with the terms of this Agreement.  The Operating Budget shall be incorporated into and be part of the Business Plan.

“Operating Expenses” means, for any period, the current obligations for such period, determined in accordance with sound accounting principles and applicable to commercial real estate, consistently applied, for operating expenses of the Properties, for capital expenditures not otherwise paid from Indebtedness proceeds, and for working capital and reserves actually funded.  Operating Expenses shall not include debt service on Indebtedness or any non-cash expenses including, without limitation, Depreciation or amortization.

“Operating Revenues” means, for any, period, the gross revenues arising from the ownership and operation of the Properties during such period, including proceeds of any business interruption or rental loss insurance and amounts released from reserves, but specifically excluding Capital Proceeds, Capital Contributions and proceeds of Indebtedness.

“Original LLC Agreement” has the meaning given thereto in the paragraph A of the Preliminary Statement of this Agreement.

“Owner Membership Interests” has the meaning given thereto in paragraph B of the Preliminary Statement of this Agreement.

“Person” means an individual or entity.

“Proceeding” has the meaning for such term set forth in Section 4.11(a).

“Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704- 1 (b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

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(iii)           Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(iv)           In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(v)           Any items which are specially allocated under Section 9.3(c) or 9.3(d) shall be excluded from the calculations of Profits or Losses; and

(vi)           If the Gross Asset Value of any Company asset is adjusted under Section 9.2(b), (c) or (d), the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

“Property” or “Properties” has the meaning given thereto in paragraph C of the Preliminary Statement of this Agreement.

“Property Management Agreement” has the meaning for such term set forth in Section 4.6.

“Property Manager” shall mean the Person managing one or more of the Properties.  The initial Property Manager shall be the Glimcher Property Manager.

“Property Owner” or “Property Owners” has the meaning given thereto in paragraph B of the Preliminary Statement of this Agreement.

“Purchase Agreement” has the meaning given thereto in paragraph D of the Preliminary Statement of this Agreement.

“Qualified Financing” means any Financing provided by a third party who is not an Affiliate of a Member and which (1) does not exceed a loan-to-value ratio with respect to the applicable Property or Properties of 75%, (2) is at competitive rates of interest which prevail in the marketplace at such time for similar properties, (3) is on an “interest only” basis or provides for amortization on a straight line amortization schedule of no less than 20 years, and (4) provides for commitment or other upfront fees payable to the lender thereunder which are no greater than those that prevail in the marketplace at such time for similar transactions.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar or substitute temporary or final Regulations.

“Regulatory Allocations” has the meaning for such term set forth in Section 9.3(d).

“REIT” has the meaning for such term set forth in Section 11.13.

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“Removal Event” has the meaning for such term set forth in Section 4.5(a).

“Responding Member” has the meaning for such term set forth in Section 3.3(a).

“Securitization” has the meaning for such term set forth in Section 7.2.

“Selling Member” has the meaning for such term set forth in Section 3.3(d).

“Tag Along Offer Notice” has the meaning for such term set forth in Section 3.5(a).

“Tag Along Acceptance Notice” has the meaning for such term set forth in Section 3.5(b).

“Transfer” has the meaning for such term set forth in Section 3.2(a).

“Unanimous Major Decisions” has the meaning for such term set forth in Section 4.1(b).

“Westshore Loan” means that certain loan to the Westshore Owner from Morgan Stanley Mortgage Capital Inc. in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00), which loan is evidenced by those certain promissory notes dated August 27, 2003, and any amendment, modification or extension thereof entered into in accordance with the terms of this Agreement.

“Westshore Owner” has the meaning given thereto in paragraph B of the Preliminary Statement of this Agreement.

“Westshore Owner Interest” has the meaning given thereto in paragraph B of the Preliminary Statement of this Agreement.

“Westshore Property” has the meaning given thereto in paragraph C of the Preliminary Statement of this Agreement.

Section 1.2.   Captions, References.  Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate.  Article and section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement.  Whenever the terms “hereof,” “hereby,” “herein,” or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary.  Whenever the word “including” is used herein, it shall be construed to mean including without limitation.  Any reference to a particular “Article” or a “Section” shall be construed as referring to the indicated article or section of this Agreement unless the context indicates to the contrary.

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ARTICLE 2
ORGANIZATIONAL MATTERS; PURPOSE; TERM

Section 2.1.   Formation of the Company.   The Company has been formed under the provisions of the Act.

Section 2.2.   Name.  The Company shall conduct its activities under the name of GRT MALL JV LLC, and all Company business must be conducted in that name or such other name as the Managing Member and the Administrative Member shall jointly approve (or, after the occurrence of a Removal Event, as the Managing Member shall approve); provided, that the name shall always contain the letters “LLC”.

Section 2.3.   Registered Office; Registered Agent; Principal Office.  The registered office and the registered agent of the Company in the State of Delaware shall be as specified in the Certificate.  The principal office and principal place of business of the Company shall be at 180 East Broad Street, Columbus, Ohio 43215.

Section 2.4.   Foreign Qualification.  Before the Company conducts business in any jurisdiction other than the State of Delaware, the Administrative Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Administrative Member, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

Section 2.5.   Purpose and Scope.   The nature of the business and of the purpose to be conducted and promoted by the Company is to engage solely in the following activities:

(a)           To directly, or indirectly through the Property Owners, own, manage, operate, improve, maintain, develop, assign, transfer, lease, finance, refinance, mortgage, pledge and otherwise deal with the Properties or any portion thereof and to own the direct or indirect interests in the Property Owners, and provide any services related thereto.

(b)           To exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purpose otherwise set forth herein.

Section 2.6.   Term.  The Company shall commence on the effective date of the Certificate and shall have perpetual existence, unless sooner dissolved as herein provided.

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ARTICLE 3
MEMBERS; DISPOSITIONS OF INTERESTS

Section 3.1.   Members.  Schedule A hereto contains the name, address and Capital Sharing Ratio of each Member as of the date of this Agreement.  Schedule A shall be revised from time to time by the Administrative Member to reflect the admission or withdrawal of a Member or other transfer of Interests in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein.

Section 3.2.   Dispositions of Interests.

(a)           General Restriction.  A Member may not, directly or indirectly, make or permit an assignment, transfer, or other disposition, either voluntarily, involuntarily or by operation of law (a “Transfer”) of all or any portion of its Interest, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (an “Encumbrance”) all or any portion of its Interest, except with the consent of the other Members (which may be given or withheld in their sole discretion) or as expressly permitted in this Article 3.  A Person to whom an Interest is Transferred may be admitted to the Company as a member as provided under Sections 3.2(b), 3.2(c) or 3.3 or with the consent of the other Members, which may be given or withheld in the other Members' sole and absolute discretion.  In connection with any Transfer of an Interest or any portion thereof, and any admission of an assignee as a Member, the Member making such Transfer and the assignee shall furnish the other Members with such documents regarding the Transfer as the other Members may reasonably request, including a copy of the Transfer instrument and a ratification and assumption by the assignee of this Agreement (if the assignee is to be admitted as a Member), each in form and substance reasonably satisfactory to the other Members.  For purposes hereof, a Transfer shall be deemed to have occurred with respect to a Member upon any assignment, transfer, or other disposition (voluntary, involuntary, or by operation of law) of a direct or indirect interest in that Member.

(b)           Permitted Blackstone Transfers.  Notwithstanding the provisions of Section 3.2(a), the Blackstone Member may, at any time and without the consent of any other Member, Transfer, or otherwise grant Encumbrances in, all or any portion of its Interest (and any Person holding a direct or indirect interest in the Blackstone Member may Transfer or otherwise grant an Encumbrance in the direct or indirect interests in the Blackstone Member held by such Person) (i) to an Affiliate of BREP, or (ii) to any other Person, so long as immediately following any such Transfer the transferee shall be an Affiliate of BREP.  Notwithstanding the foregoing, the Blackstone Member shall be entitled to pledge its Interest and to allow the pledge of the direct or indirect ownership of the Blackstone Member to any bank or other financial institution without the consent of any Member if such pledge is in connection with a loan or line of credit that is secured by material assets in addition to its Interest.  Transferees of direct Interests permitted by this paragraph shall be admitted as a Member of the Company without the consent of the other Members, provided only that the transferee shall be required to deliver to the non-assigning Members an assumption of the obligations under this Agreement with respect to such transferred Interest arising from and after the date of such transfer, and provided further that the Blackstone Member shall remain obligated to fund any Additional Capital Contributions approved or required pursuant to Section 6.2 but not funded at the time of such Transfer.  In addition, any bank or other financial institution which was granted any pledge by the Blackstone Member permitted by this paragraph (and any Affiliate or nominee thereof) shall be admitted as a member of the Company without the consent of the Members if it shall become a transferee of an Interest as the result of the exercise of the remedies under such pledge (including a transfer in lieu of foreclosure); provided  that (1) such bank or other financial institution (or Affiliate or nominee thereof) shall be required to deliver to the other Members an assumption of the obligations of the Blackstone Member under this Agreement arising from and after the date of such transfer, and (2) such bank or other financial institution shall not be entitled to succeed to the Blackstone Member’s role as Managing Member under this Agreement, and from and after the date of any such exercise of remedies the Glimcher Member shall have the right to appoint the Managing Member in its sole discretion.

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(c)           Permitted Glimcher Transfers.  Notwithstanding the provisions of Section 3.2(a), the Glimcher Member may, at any time and without the consent of any other Member, Transfer, or otherwise grant Encumbrances in, all or any portion of its Interest (and any Person holding a direct or indirect interest in the Glimcher Member may Transfer or otherwise grant an Encumbrance in the direct or indirect interests in the Glimcher Member held by such Person) (i) to an Affiliate of GRT, or (ii) to any other Person, so long as immediately following any such Transfer,  (a) GPLP shall own no less than 51% of the ownership interests in such transferee, and (b) GPLP shall control such transferee.  Notwithstanding the foregoing, the Glimcher Member shall be entitled to pledge its Interest and to allow the pledge of the direct or indirect ownership of the Glimcher Member to any bank or other financial institution without the consent of any Member if such pledge is in connection with a loan or line of credit that is secured by material assets in addition to its Interest.  Transferees of direct Interests permitted by this paragraph shall be admitted as a Member of the Company without the consent of the other Members, provided only that the transferee shall be required to deliver to the non-assigning Members an assumption of the obligations under this Agreement with respect to such transferred Interest arising from and after the date of such transfer; and provided further that the Glimcher Member shall remain obligated to fund any Additional Capital Contributions approved or required pursuant to Section 6.2 but not funded at the time of such Transfer.  In addition, any bank or other financial institution which was granted any pledge by the Glimcher Member permitted by this paragraph (and any Affiliate or nominee thereof) shall be admitted as a member of the Company without the consent of the Members if it shall become a transferee of an Interest as the result of the exercise of the remedies under such pledge (including a transfer in lieu of foreclosure); provided  that (1) such bank or other financial institution (or Affiliate or nominee thereof) shall be required to deliver to the other Members an assumption of the obligations of the Glimcher Member under this Agreement arising from and after the date of such transfer, and (2) such bank or other financial institution shall not be entitled to succeed to the Glimcher Member’s role as Administrative Member under this Agreement, and from and after the date of any such exercise of remedies the Blackstone Member shall have the right to appoint the Administrative Member in its sole discretion.

Section 3.3.   Transfer Subject to ROFO.

(a)           Notwithstanding anything to the contrary contained herein, from and after the Lockout Date each of the Blackstone Member and the Glimcher Member shall have the right to sell all (but not part) of its Interest in the Company to any Person, provided such sale shall be subject to the right of first offer given to the other Member pursuant to this Section 3.3 (“Interest ROFO”).  At any time following the Lockout Date, the Member desiring to sell its Interest (“Selling Member”) shall be required to give written notice (the “Interest ROFO Notice”) to the other Member (the “Responding Member”) of the Selling Member’s desire to sell its Interest in the Company (the “Offered Interest”), which shall contain an offer by the Selling Member to sell the Offered Interest to the Responding Member at a price set forth in the Interest ROFO Notice (the “Interest ROFO Purchase Price”).   At any time within the 45 day period (the “Interest ROFO Response Period”) commencing on the day the Selling Member sends the Interest ROFO Notice to the Responding Member, the Responding Member shall either (A) deliver to the Selling Member a written notice electing to purchase the Offered Interest for the Interest ROFO Purchase Price (an “Interest ROFO Election Notice”), or (B) deliver to Selling Member a written notice rejecting the offer contained in the Interest ROFO Notice (a “Interest ROFO Rejection Notice”).  If the Responding Member fails to deliver an Interest ROFO Election Notice or Interest ROFO Rejection Notice within the Interest ROFO Response Period, the Responding Member shall be deemed to have delivered an Interest ROFO Rejection Notice rejecting the offer contained in the Interest ROFO Notice.

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(b)           If the Responding Member delivers an Interest ROFO Election Notice, then within three Business Days after the date thereof, the Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of New York (the “Interest ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 3.3, a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 10% of the Interest ROFO Purchase Price (the “Interest ROFO Down Payment”).  If the Responding Member fails to timely deliver the Interest ROFO Down Payment, the Responding Member shall be deemed to have delivered an Interest ROFO Rejection Notice rejecting the offer contained in the Interest ROFO Notice.

(c)           If the Responding Member timely delivers the Interest ROFO Down Payment, the Selling Member, as seller, and the Responding Member, as purchaser, shall proceed to close the sale of the Offered Interest at the Interest ROFO Purchase Price on a mutually acceptable closing date (the “Interest ROFO Closing Date”), but in any event not later than 90 days after the Responding Member delivered the Interest ROFO Election Notice, at a location designated by the Responding Member.  On the Interest ROFO Closing Date, (x) the Selling Member shall sell to the Responding Member the Offered Interest free and clear of all liens, claims, encumbrances, options and rights of any kind by execution and delivery of the documents attached hereto as Exhibit B (the “Interest ROFO Sale Documents”), (y) the Interest ROFO Escrow Agent shall deliver the Interest ROFO Down Payment in immediately available funds to the Selling Member and (z) the Responding Member shall pay to the Selling Member the Interest ROFO Purchase Price (less a credit for the Interest ROFO Down Payment) in immediately available funds, as adjusted by customary closing adjustments.  Each party shall pay its own closing costs in connection with such sale, provided that any transfer taxes or other similar tax payable in connection therewith shall be paid by the Members pro rata in accordance with their respective Capital Sharing Ratios.  If the closing fails to occur by reason of a default of the Responding Member, the Responding Member’s Interest ROFO rights under this Section 3.3 shall be deemed extinguished and shall thereafter be null and void and of no further force and effect, the Selling Member shall be entitled to retain the Interest ROFO Down Payment as liquidated damages and the Selling Member shall thereafter be free, at any time and from time to time, to cause a sale of the Offered Interest in an arms-length transaction with a third-party unaffiliated with the Selling Member at such price as the Selling Member determines.  If the closing hereunder fails to occur by reason of default of the Selling Member, the Responding Member shall have the right, as its sole and exclusive remedy, to either (A) demand that the Interest ROFO Down Payment be returned to the Responding Member, or (B) seek specific performance.

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(d)           If the Responding Member delivers an Interest ROFO Rejection Notice (or is deemed to have delivered an Interest ROFO Rejection Notice), the Selling Member shall have a period of 180 days from expiration of the Interest ROFO Response Period to enter into a contract of sale with a third party unaffiliated with Selling Member (the “Interest Purchase Agreement”) to complete the sale of the Offered Interest for a purchase price of not less than 95% of the Interest ROFO Purchase Price.  The Selling Member shall deliver a copy of the Interest Purchase Agreement (together with all schedules and exhibits thereto) to the Responding Member promptly following execution.  The Interest Purchase Agreement must provide for a closing thereunder on a date not later than 270 days after expiration of the Interest ROFO Response Period.   If (i) the Interest Purchase Agreement is not executed within 180 days from expiration of the Interest ROFO Response Period, (ii) the closing thereunder does not occur within 270 days of the expiration of the Interest ROFO Response Period, or (iii) Selling Member desires to sell the Offered Interest for less than 95% of the Interest ROFO Purchase Price, Selling Member must again comply with the ROFO procedures in this Section 3.3 prior to any sale of its Interest and the other Member shall have all the rights available to it under this Section 3.3 in connection with any such sale.

(e)           Notwithstanding anything to the contrary contained in this Agreement or elsewhere, in the event that the Glimcher Member transfers its Interest in the Company under this Section 3.3, (i) it shall be a condition to the consummation of such sale that, at the option of the Blackstone Member in each case, the Property Management Agreements, Affiliate Service Contracts and any other agreement between the Company or the Property Owners, on the one hand, and any Affiliate of the Glimcher Member, on the other hand, shall be terminated without any penalty, premium or other liability incurred by the Property Owners, the Company or the Members, (ii) the Blackstone Member shall thereafter have the right to cause the Company and/or the Property Owners to enter into such property management and leasing agreements with respect to the Properties as the Blackstone Member in its sole discretion shall decide, and (iii) no such transferee of the Glimcher Member’s Interest shall become the Administrative Member, and the Blackstone Member shall have the sole and exclusive right to appoint the successor Administrative Member from and after the consummation of the sale of the Glimcher Member’s Interest.

Section 3.4.   Other Transfer Provisions.

(a)           Notwithstanding the provisions of Sections 3.2(b), 3.2(c) or 3.3, no Member may Transfer or Encumber all or any part of its Interest if such Transfer or Encumbrance would (i) violate any provision of any Indebtedness or the organizational documents of the Company, (ii) violate, or cause the Company to violate, any applicable law or regulation, including any federal or state securities laws, or (iii) jeopardize the status of the Company as a partnership for federal income tax purposes.

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(b)           To the fullest extent permitted by law, any attempted Transfer of all or any portion of an Interest or any Encumbrance, other than in strict accordance with this Article 3, shall be null and void.

Section 3.5.   Tag-Along Rights.  If the Responding Member delivers (or is deemed to deliver) an Interest ROFO Rejection Notice pursuant to Section 3.3(a), and the Selling Member thereafter intends to execute an Interest Purchase Agreement with respect to the Offered Interest, the Responding Member may require the Selling Member to include the Responding Member’s Interest in such sale in accordance with the provisions of this Section 3.5:

(a)           In the event the Selling Member proposes to enter into an Interest Purchase Agreement pursuant to Section 3.3(d), the Selling Member shall deliver written notice to the Responding Member (the “Tag Along Offer Notice”) which shall include:

(1)      A description of the proposed purchase price and other material terms under such proposed Interest Purchase Agreement , including a draft of the Interest Purchase Agreement and any letters of intent or term sheets, and

(2)      An offer by the Selling Member to include the Responding Member’s Interest in such proposed sale.

(b)           The Responding Member may accept the offer contained in the Tag Along Offer Notice by delivering written notice to the Selling Member of such intent (“Tag Along Acceptance Notice”) at any time within the 10 Business Day period following delivery of the Tag Along Notice.  If the Responding Member does not deliver the Tag Along Acceptance Notice within such 10 Business Day period, the Selling Member shall be free to consummate such sale in accordance with Section 3.3 without including the Responding Member’s Interest. If the Responding Member does deliver a Tag Along Acceptance Notice within such 10 Business Day period then the Selling Member shall be required to include the Responding Member’s Interest in any such sale at the price and substantially in accordance with the other terms set forth in the Tag Along Offer Notice.    Each Member shall use commercially reasonable efforts to cooperate with respect to any sale pursuant to this Section 3.5.

Section 3.6.   Resignation.  A Member may not resign or withdraw from the Company without the consent of all other Members (which can be withheld in their sole discretion).

Section 3.7.   Information.  In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the following information under the circumstances and conditions set forth in the Act: (a) true and full information regarding the status of the business and financial condition of the Company; (b) promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member; (d) a copy of this Agreement and the Certificate and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (f) other information regarding the affairs of the Company to which that Member is entitled pursuant to the Act (including all Company books and records).  Under no circumstances shall any information regarding the Company or its business be kept confidential from any Member.

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Section 3.8.   Liability to Third Parties.  No Member shall be liable for the debts, obligations or liabilities of the Company except as specifically agreed by such Member and approved by all other Members.  Each Member acknowledges and agrees that the terms of Article 6 are a part of this Agreement solely for the individual benefit of the Members, are not an asset of the Company and may not be relied on by any creditor of the Company.

Section 3.9.   ERISA Matters.  The parties acknowledge that the Blackstone Member is a an entity that is intended to qualify as a “real estate operating company” within the meaning of the U.S. Department of Labor plan asset regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that the Blackstone Member will have the right to substantially participate directly in the management, operations and development of the Properties.  Towards that end, on the date hereof, the Company and the Property Owners shall execute and deliver the letter agreement in the form attached as Exhibit A.

ARTICLE 4
MANAGEMENT OF THE COMPANY

Section 4.1.   Management.

(a)           In General.

(1)      The Members hereby appoint the Glimcher Member as the initial Administrative Member of the Company (in such capacity, the “Administrative Member”) subject to the terms of Section 4.2 hereof.

(2)      No Member shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (i) any act performed within the scope of the authority conferred on such Member by this Agreement, (ii) such Member’s failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (iii) such Member’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company, (iv) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith, or (v) any other act or failure to act, unless such act or failure to act constitutes gross negligence, fraud or intentional misconduct and has a material adverse effect on the Company.

(3)       Except as expressly delegated to the Administrative Member pursuant to this Agreement or as otherwise provided in this Agreement relating to a Blackstone Major Decision, and subject to the requirements of this Article 4, the management and control of the Company shall be vested exclusively in the Members.  Except for the authority and responsibilities granted to the Administrative Member or the Managing Member as expressly provided herein, no Member shall have the right to act for, or bind, the Company in any way unless delegated such power by unanimous consent of the Members.

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(4)      Upon the request of any Person, the other Members shall confirm in writing the authorization of the Managing Member or the Administrative Member, as the case may be, to take any specific action on behalf of and in the name of the Company which is authorized to be taken by such Member under the terms of this Agreement.

(b)           Unanimous Major Decisions.  No action shall be taken, sum expended, or obligation incurred by the Administrative Member or the Company regarding the matters described below (the “Unanimous Major Decisions”) unless such specific action or expenditure is (i) expressly included in the Business Plan or Operating Budget then in effect in accordance with Section 4.3 hereof, or (ii) approved by both the Blackstone Member and the Glimcher Member:

(1)      Any sale or transfer of the Properties or the Property Owners prior to the Lockout Date;

(2)      Any borrowing, financing, mortgaging, hypothecation or encumbrance of the Properties or the Property Owners other than in accordance with a Qualified Financing;

(3)      calling of Additional Capital Contributions (subject to the provisions of Sections 6.2(b) and 6.2(c));

(4)      regarding Company financial affairs, (A) determination of accounting policies, including selection of depreciation schedules, accounting methods, making of decisions regarding treatment of transactions and allocations for federal and state income, franchise or other tax purposes and the making of any tax elections, except to the extent otherwise expressly provided in this Agreement, (B) selection of banks for deposit of Company funds, and the designation of Persons with signatory authority over withdrawal of such funds, and (C) the determination of any capital or operating reserves necessary or advisable for the Company or any modifications thereof;

(5)      regarding operation of the Properties, approval of brokerage agreements and any other material third party agreements and subject to the Blackstone Member’s rights under Section 4.1(c) and 4.1(d)) below, any amendments to or termination of any of the foregoing; insurance coverages, the underwriters thereof and claims related thereto; zoning changes, any ground lease or master lease for all or substantially all of any Property, easements, restrictive covenants, reciprocal operating agreements, cross-easement agreements, similar agreements or any amendments thereto, and any material matters relating to any casualty affecting the Property, or any condemnation or eminent domain proceeding affecting the Property; setting the amount of reserves for capital improvements, replacements, purchases, or any other Company purposes; modifications of any of the foregoing; and all matters relating to the Property’s compliance with environmental, health, access, and other applicable laws other than in the ordinary course of business;

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(6)      regarding any alterations to the Properties, approval of the plans and specifications therefor, construction drawings therefor, development schedules, budgets, and all other material matters relating to the development of the Properties; any construction contracts, selection of contractors, architects and engineers; related insurance coverages, the underwriters thereof, and claims related thereto, and any variation from or amendment to any of the foregoing;

(7)      selection of attorneys, accountants, auditors, engineers, environmental consultants, or other professionals for the Properties or the Company, except as set forth in Section 5.1;

(8)      approval, amendment or extension of any Lease or the termination or acceptance of cancellation or surrender of any Lease;

(9)      entering into any agreement with any governmental agency, neighboring or adjacent property owner, any community organizations, or any other third party which directly binds the Company or its subsidiaries;

(10)           regarding any environmental matter relating to the Properties, including the adoption of and implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials or other potential adverse effects on the assets (including goodwill) of the Company;

(11)           commencing, defending or settling any legal action;

(12)           making any expenditure or incurring any costs or expenses by or for the Company which is not set forth in the approved Operating Budget or Business Plan;

(13)           merging with or acquiring any other Person;

(14)           forming subsidiaries of the Company;

(15)           the recapitalization of the Company;

(16)           acquiring any real properties;

(17)           hiring any employee on behalf of the Company;

(18)           filing of any petition or consenting to the filing of any petition that would subject the Company, any Property Owner or any of the Properties or any portion thereof to a Bankruptcy; and

(19)           defeasance, modification, amendment or extension of the Indebtedness, other than as set forth in Section 4.1(c) of this Agreement.

(c)           Blackstone Major Decisions. Notwithstanding the foregoing or anything to the contrary in this Agreement or elsewhere, the Blackstone Member shall have the sole and exclusive authority over the following matters (the “Blackstone Major Decisions”) and no action shall be taken, sum expended, or obligation incurred by any Member or the Company with respect to such actions without the express written approval of the Blackstone Member, which may be given or withheld in the Blackstone Member’s sole discretion (it being acknowledged and agreed that the Blackstone Member shall have the sole authority, without the approval of any other Member, to make and implement each of the following on behalf of the Company and the Property Owners):

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(1)      Any Qualified Financing (including when and whether to implement any Qualified Financing and all decisions relating to the terms, provisions and implementation thereof);

(2)      Any sale, assignment, transfer or other disposition of one or both of the Properties from and after the Lockout Date, subject only to the Glimcher Member’s right of first offer under Section 4.13 below;

(3)      Approval of the Business Plan (including the Operating Budget);

(4)      In the event the Glimcher Property Manager or Glimcher Leasing Agent is terminated pursuant to the terms of this Agreement or the Property Management Agreement, the selection and appointment of a replacement property manager and/or leasing agent (including the negotiation and execution of applicable management and/or leasing agreements), which may be an Affiliate of Blackstone, on customary terms and at comparable rates of compensation which prevail in the marketplace among unrelated third parties and in accordance with any applicable Indebtedness;

(5)      The taking of all decisions with respect to the Company, the Property Owners and the Properties following the occurrence of a Removal Event, subject to its fiduciary obligations to all Members; and

(6)      With respect to any Indebtedness, (a) any prepayment or refinancing of such Indebtedness at maturity or during the period in which voluntary prepayments are permitted thereunder provided any such replacement financing is in accordance with a Qualified Financing; provided that the Blackstone Member shall only have the right to cause a voluntary prepayment of the Existing Loans prior to maturity thereof if no penalty, premium or defeasance costs are payable in connection with such prepayment; (b) any extension of the term of such Indebtedness provided such extension would otherwise be in accordance with a Qualified Financing; or (c) any modification to an Existing Loan which documents the replacement of the guarantor thereunder or the property manager thereunder, to the extent permitted under the terms of the Existing Loans and the applicable property management agreement.

(d)           Managing Member Authority Over Glimcher Agreements. Notwithstanding anything to the contrary contained in this Agreement, the Blackstone Member shall have sole authority on behalf of the Company and the Property Owners (and the Glimcher Member shall not be entitled) to enter into, enforce, modify, amend, terminate in accordance with its terms, make waivers, make all decisions and take all actions under any agreement between the Company and/or Property Owners and the Glimcher Member or any of its Affiliates on behalf of the Company or the Property Owners, including, without limitation, the Property Management Agreements and the Affiliate Service Contracts.

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Section 4.2.   Authority and Duties of the Administrative Member.

(a)           The Administrative Member shall have the authority to do, and shall be responsible for, the items set forth below in this Section 4.2(a).  The Administrative Member shall discharge such duties in a proper manner as provided for in this Agreement.  The Administrative Member shall use diligent efforts to keep the Managing Member fully informed regarding all material matters in connection with its obligations under this Section 4.2(a) and relating to the Company and its operations and assets (and such other matters as the Managing Member may reasonably request from time to time) and shall consult on a monthly basis and at all reasonable times requested by the Managing Member, and without limitation on the foregoing, shall promptly inform the Managing Member with respect to any major or significant Company matters so that the Managing Member may exercise any rights it may have under this Agreement.  The Administrative Member shall at all times act in good faith and in the best interests of the Company and the Properties and shall use its commercially reasonable efforts to carry out the following duties:

(A)           implementing all Unanimous Major Decisions approved in accordance with Section 4.1(b) and all Blackstone Major Decisions unless otherwise directed by the Blackstone Member;

(B)           complying with, and causing the Company and the Property Owners to comply with the terms, conditions and requirements of any Indebtedness;

(C)           delivering the reports required under Section 5.1 of this Agreement and filing the forms required under Section 9.4;

(D)           supervising any third parties engaged by the Company in accordance with this Agreement;

(E)           maintaining the insurance coverages required pursuant to this Agreement, the Business Plan and the applicable Property Management Agreements;

(F)           ensuring the Company’s material compliance with all applicable laws, rules, regulations, permits and licenses affecting the Company; and

(G)           maintaining accurate records reflecting the status of taxes, assessments and other similar items that are or may become liens against the Properties, and the status of any insurance premiums, real estate taxes, rents, mortgages and other expenses in respect thereof, and ensuring the timely payment of such items.

(b)           In the event that the Administrative Member fails to perform any of its duties under this Agreement within 10 Business Days after receipt of written notice of such default from the Managing Member, or if such duty cannot reasonably be performed within 10 Business Days, such additional time, not to exceed one year, necessary to cure such default, provided the Administrative Member commences performance within ten (10) Business Days and proceeds diligently in good faith to effect such performance thereafter,  the Managing Member shall have the right (but not the obligation), in its sole and absolute discretion and in addition to any other rights and remedies available to the Managing Member under this Agreement or at law or in equity, to perform such duties.

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(c)           The staff members of the Administrative Member shall devote such time and efforts to the Company and the Properties as is necessary to properly carry out the duties of the Administrative Member under this Agreement in a timely and cost efficient manner.  The Administrative Member shall not delegate any of its rights or powers to manage and control the business and affairs of the Company without the prior written consent of the Managing Member or as expressly provided for under this Agreement.

Section 4.3.   Business Plan and Operating Budget.  The Business Plan for calendar year 2010 shall be approved in accordance with the Purchase Agreement.  Pursuant to the Property Management Agreements, Property Manager shall (A) beginning in 2010, prepare an updated Business Plan (including an Operating Budget) annually which shall be submitted to the Blackstone Member for approval on or before November 15th of each year, and (B) implement the Business Plan on behalf of the Company in accordance with the terms of this Agreement and the Property Management Agreement.

Section 4.4.   Meetings of Members.

(a)           Regular Meetings.  The Members shall hold annual meetings (or such more frequent meetings as the Members may mutually agree) after the Property Manager submits a Business Plan and Operating Budget to the Blackstone Member for its review, to discuss the Properties and such other matters regarding Company business as the Members may decide.

(b)           Special Meetings.  Special meetings of the Members may be called by the Administrative Member or by the Managing Member at any time by delivering at least two Business Days’ prior notice thereof to the other Member to discuss such matters regarding Company business as the Members may decide; provided that the failure to attend any such meetings shall not limit any approval rights granted to a Member under this Agreement.

(c)           Procedure.  Each Company meeting shall be held at a place mutually agreed upon by the Members; provided, that any meeting may take place by means of telephone conference, video conference, or similar communication equipment by means of which all Persons participating therein can hear each other.  Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, unless such Person attends the meeting for the purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  A Person may vote at such meeting by written proxy executed by that Person and delivered to the Administrative Member or other Member.  A proxy shall be revocable unless it is stated to be irrevocable.  Any action required or permitted to be taken at such meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Members that would be necessary to take the action at a meeting at which all Members were present and voted.  If the consent of either the Glimcher Member or the Blackstone Member is required under Sections 4.1(b)(5) – (9) or Section 4.1(b)(11) and the other Member requests such consent in writing, the Glimcher Member or the Blackstone Member, as the case may be, shall be deemed to have given its consent to such request if it does not affirmatively respond in writing within ten (10) Business Days of receipt of such request.

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Section 4.5.   Removal of Administrative Member.

(a)           The Administrative Member may be removed as Administrative Member by the Managing Member as provided herein under any of the following circumstances (each, a “Removal Event”):

(1)      If the Glimcher Member or any Affiliate of the Glimcher Member (i) is convicted of a felony; (ii) misappropriates or defalcates any funds derived from the Property (including rents, security deposits, down payments,  insurance proceeds and condemnation awards); (iii) commits fraud, intentional misrepresentation of a material fact, gross negligence or willful misconduct with respect to the Companies or the Properties; or (iv) commits any other material breach of this Agreement which would cause material adverse harm to the Company or the Managing Member, which breach continues for 30 days after receipt by the Glimcher Member of written notice from the Managing Member of its occurrence, or, with respect to such breach that requires more than 30 days to cure, such additional time, not to exceed one year, necessary to cure such breach as long as the Glimcher Member or such Affiliate commences to cure promptly after receipt of written notice of such breach and thereafter diligently prosecutes the cure to completion;

(2)      If a material breach or default under the terms of any Indebtedness occurs which is due to the affirmative actions or inactions of the Glimcher Member or any Affiliate of the Glimcher Member and such actions or inactions (i) are not otherwise approved by the Managing Member, and (ii) are not due to the performance of the Properties or the failure of the Company to provide the Glimcher Member with either the authority or the necessary funds to perform its obligations under such agreements;

(3)      If a material breach or default by the Glimcher Property Manager or Glimcher Leasing Agent under the terms of the Property Management Agreements, as applicable, occurs beyond any applicable grace or cure period provided therein;

(4)      If a material default by the Company or the Property Owners occurs under any material agreement (which shall include, without limitation, any property management agreement and any leasing agreement) which is caused by the affirmative actions or inactions of the Glimcher Member and such actions or inactions (i) are not otherwise approved by the Managing Member, (ii) are not due to the performance of the Properties or the failure of the Company to provide the Glimcher Member with either the authority or the necessary funds to perform its obligations under such agreements, and (iii) are reasonably expected to have a material adverse effect on the Company, the Properties or the Blackstone Member, and such default is not cured by the Glimcher Member within the applicable cure period under such agreement;

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(5)      Bankruptcy of the Company or any Property Owner filed by Glimcher Member without the consent of the Managing Member;

(6)      Bankruptcy, liquidation or dissolution of the Glimcher Member, GRT, Glimcher Property Manager or Glimcher Leasing Agent;

(7)      The occurrence of any other material breach or material default by the Glimcher Member under the terms of this Agreement (i.e., a breach or default not specifically identified and provided for above in this Section 4.5(a)) that has or could reasonably be expected to have a material adverse effect on the Company or the Property Owners, if the actions or inactions causing such breach (i) are not otherwise approved by the Managing Member, (ii) are not due to performance of the Properties or the failure of the Company to provide the Glimcher Member with either the authority or the necessary funds to perform its obligations under such agreements, and such breach is not cured within 30 days after notice of the occurrence of such breach or default is delivered to the Glimcher Member hereunder; provided, however, in the event such breach or default is not cured within such 30 day period, then, provided the Glimcher Member commences to cure such breach or default within the 30 day period and continues to cure such default or breach with due diligence, then such 30 day period shall be extended for so long as it shall require the Glimcher Member in the exercise of due diligence to cure such default or breach, such extension not to exceed one year in the aggregate.

(b)           Upon the occurrence of a Removal Event, the Managing Member may, in its sole discretion:

(1)      relieve the Glimcher Member of its rights and duties as the Administrative Member, in which event the Managing Member, in its sole and absolute discretion, may appoint itself, an Affiliate of the Managing Member, or a third party, as Administrative Member, in each case, without the prior approval of the Glimcher Member; and

(2)      without cause and without prior approval of the Glimcher Member, terminate all agreements between the Company or Property Owners, on the one hand, and the Glimcher Member and any Affiliate of the Glimcher Member, on the other hand, including, without limitation, the Property Management Agreements and the Affiliate Service Contracts.

Section 4.6.   Property Management Agreement. Each Member hereby authorizes and directs the Company to cause the Property Owners to enter into a property management agreement with respect to each Property with the Glimcher Property Manager and the Glimcher Leasing Agent, effective as of the date hereof, in the form attached to the Purchase Agreement as Exhibit G (each, a “Property Management Agreement”).  If a Property Management Agreement is terminated for any reason, the replacement property manager or leasing agent hired by the Company and the terms of its engagement shall be determined by the Blackstone Member in its sole discretion, and may be with an Affiliate of Blackstone.  Such replacement management and/or leasing agreement shall be on customary terms and at competitive rates of compensation which prevail in the marketplace among unrelated third parties, and notwithstanding anything contained in this Agreement may include such delegations of such rights and responsibilities similar to those rights and responsibilities granted to the Glimcher Property Manager and Glimcher Leasing Agent under the Property Management Agreements.

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Section 4.7.   Intentionally Omitted.

Section 4.8.   Cooperation by Administrative Member.  The Administrative Member agrees, upon any termination of its role as Administrative Member in accordance with this Agreement (whether upon a sale of its Interest in the Company or otherwise) to cooperate with the other Members to effectuate an orderly transition of the duties and obligations of the Administrative Member hereunder.

Section 4.9.   Compensation of Members. Except pursuant to the Property Management Agreements, Affiliate Service Contracts and the reimbursement of expenses as contemplated by Section 4.11 hereof, no compensatory payment or reimbursement of expenses shall be made by the Company or Property Owner to any Member for any services to the Company or Property Owner by such Member or Affiliate of any such Member or employee of such Member or Affiliate.

Section 4.10.   Transactions with Affiliates.  When any service or activity to be performed on behalf of the Company is performed by an Affiliate of a Member, the fee payable for such service or activity shall not exceed the fee which would be payable by the Company to an unaffiliated third party of comparable standing providing the same services and such agreement shall otherwise be on arms-length terms and conditions.

Section 4.11.   Indemnification; Reimbursement of Expenses; Insurance.

(a)           To the fullest extent permitted by the Act: (1) the Company shall indemnify the Managing Member, the Administrative Member and each Member who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto by reason of the fact that such Member is or was a Managing Member, Administrative Member or a Member, and (2) the Company shall pay or reimburse any Managing Member, Administrative Member, or any Member for expenses incurred by such Member as approved by the Managing Member: (A) in advance of the final disposition of a Proceeding to which such Managing Member, Administrative Member, or Member was, is or is threatened to be made a party, and (B) in connection with such Member’s appearance as a witness or other participation in any Proceeding.  The Company shall indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members under the preceding sentence.  The provisions of this Section 4.11 shall not be exclusive of any other right under any law, provision of this Agreement, or otherwise.  Notwithstanding the foregoing, this indemnity shall not apply to actions of any such Person constituting gross negligence, willful misconduct or bad faith, but shall apply to actions constituting simple negligence.  The Company may purchase and maintain insurance to protect itself, and any Member, officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 4.11.  This indemnification obligation shall be limited to the assets of Company and no Member shall be required to make a Capital Contribution or loan in respect thereof.

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(b)           Each Member agrees to indemnify, defend and hold harmless the Company and the other Members from any loss, claim, damage or liability resulting from actions of such Member constituting gross negligence, willful misconduct or bad faith or actions taken outside the scope of authority provided under this Agreement.

Section 4.12.   Conflicts of Interest.  Except as expressly provided under this Agreement, each Member and any Affiliate of any Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein or to account therefore; provided, the foregoing shall in no way diminish or impair any rights of the Company and Property Owners or obligations of the Glimcher Property Manager or Glimcher Leasing Agent under the Property Management Agreements.

Section 4.13.   Blackstone Right to Cause Sale; Glimcher ROFO.

(a)           From and after the Lockout Date, the Blackstone Member shall have the sole right to cause the sale of one or both of the Properties (or 100% of the interests in one or both Property Owners) to an unaffiliated third party (any such sale, an “Asset Disposition”), provided such sale shall be subject to the right of first offer given to the Glimcher Member pursuant to this Section 4.13 (“Asset ROFO”).  If the Blackstone Member desires to cause an Asset Disposition, the Blackstone Member shall be required to give written notice (the “Asset ROFO Notice”) to the Glimcher Member identifying one or both of the Properties (or one or both of the Property Owners) (the “Offered Assets”) and containing an offer by the Blackstone Member to cause the Property Owners (or the Company) to sell the Offered Assets to the Glimcher Member at a price set forth in the Asset ROFO Notice (the “Asset ROFO Purchase Price”).  At any time within the 45 day period (the “Asset ROFO Response Period”) commencing on the day the Blackstone Member sends the Asset ROFO Notice to the Glimcher Member, the Glimcher Member shall have the right to deliver written notice to the Blackstone Member either (A) electing to purchase the Offered Assets for the Asset ROFO Purchase Price (an “Asset ROFO Election Notice”), or (B) rejecting the offer contained in the Asset ROFO Notice (an “Asset ROFO Rejection Notice”).  If the Glimcher Member fails to duly deliver an Asset ROFO Election Notice within the Asset ROFO Response Period, the Glimcher Member shall be deemed to have delivered an Asset ROFO Rejection Notice rejecting the offer contained in the Asset ROFO Notice.  If the Asset ROFO Notice covers both Properties (or both Property Owners), then the Glimcher Member’s Asset ROFO Election Notice must cover both Properties (or Property Owners).

(b)           If the Glimcher Member duly delivers an Asset ROFO Election Notice, then within three Business Days after the date thereof, the Glimcher Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of New York (the “Asset ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 4.13, a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 10% of the Asset ROFO Purchase Price (the “Asset ROFO Down Payment”).  If the Glimcher Member fails to timely deliver the Asset ROFO Down Payment, the Glimcher Member shall be deemed to have delivered an Asset ROFO Rejection Notice.

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(c)           If the Glimcher Member timely delivers the Asset ROFO Down Payment, then each applicable Property Owner (or the Company), as seller, and the Glimcher Member, as purchaser, shall proceed to close the sale of the Offered Assets at the Asset ROFO Purchase Price on a mutually acceptable closing date (the “Asset ROFO Closing Date”), but in any event not later than 90 days after the Glimcher Member delivered the Asset ROFO Election Notice, at a location designated by the Blackstone Member.  On the Asset ROFO Closing Date, (x) the Property Owners (or the Company) shall sell to the Glimcher Member the Offered Assets free and clear of all monetary liens other than liens for current real estate taxes and assessments (or, to the extent permitted under any Indebtedness, subject to such Indebtedness) by execution and delivery of the documents attached hereto as Exhibit C (the “Asset ROFO Sale Documents”), (y) the Asset ROFO Escrow Agent shall deliver the Asset ROFO Down Payment in immediately available funds to the applicable Property Owner (or the Company) and (z) the Glimcher Member shall pay to the applicable Property Owner (or the Company) the Asset ROFO Purchase Price (less a credit for the Asset ROFO Down Payment) in immediately available funds, as adjusted by customary closing adjustments.  None of the Blackstone Member, the applicable Property Owner or the Company shall be required to make any representations or warranties with respect to the Offered Assets in connection with such sale.  Each party shall pay its own closing costs in connection with such sale, provided that any transfer taxes or other similar tax payable in connection therewith shall be by the Members pro rata in accordance with their respective Capital Sharing Ratios.  If the closing fails to occur by reason of a default of the Glimcher Member, the Glimcher Member’s Asset ROFO rights under this Section 4.13 shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Blackstone Member shall be entitled to retain the Asset ROFO Down Payment as liquidated damages and the Blackstone Member shall thereafter be free, at any time and from time to time, to cause a sale of the Offered Asset in an arms-length transaction with a third-party unaffiliated with the Blackstone Member or BREP at such price as the Blackstone Member determines in its sole discretion.  If the closing hereunder fails to occur by reason of default of the Blackstone Member, the Glimcher Member shall have the right, as its sole and exclusive remedy, to either (A) demand that the Asset ROFO Down Payment be returned to the Glimcher Member, or (B) seek specific performance.

(d)           Notwithstanding the foregoing, in the event the Offered Assets consist of both Properties (or Property Owners), then, the Glimcher Member shall purchase all of the Blackstone Member’s Interest in the Company, instead of purchasing the Offered Assets, and the provisions of Section 4.13(c) shall apply in respect of such sale, except that (i) the purchase price to be paid by the Glimcher Member to the Blackstone Member in connection with consummating such sale shall be equal to the Interest Price, and (ii) the documentation to be executed and delivered by the Glimcher Member and the Blackstone Member to consummate such sale shall be in the form attached hereto as Exhibit D (the “Asset ROFO Deemed Liquidation Sale Documents”).

(e)           If the Glimcher Member delivers an Asset ROFO Rejection Notice (or is deemed to have delivered an Asset ROFO Rejection Notice), the Blackstone Member shall have the right, for a period of 180 days from expiration of the Asset ROFO Response Period to cause the applicable Property Owners (or the Company) enter into a contract of sale (the “Asset ROFO Purchase Agreement”) with an unaffiliated third party to complete the sale of the Offered Assets for a purchase price of not less than 95% the Asset ROFO Purchase Price.  The Asset ROFO Purchase Agreement must provide for a closing thereunder on a date not later than 270 days after expiration of the Asset ROFO Response Period.   If (i) the Asset ROFO Purchase Agreement is not executed within 180 days from expiration of the Asset ROFO Response Period, (ii) the closing thereunder does not occur within 270 days of the expiration of the Asset ROFO Response Period, or (iii) the Blackstone Member desires to sell the Offered Asset for less than 95% of the Asset ROFO Purchase Price, the Blackstone Member must again comply with the ROFO procedures in this Section 4.13 and the Glimcher Member shall have all the rights available to it under this Section 4.13 in connection with any such sale.  If the Blackstone Member offers both Properties under an Asset ROFO Notice, then it must sell both Properties pursuant to this Section 4.13(e).

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(f)           Notwithstanding the provisions of Section 4.13, no Member may cause the sale or disposition of a Property or an interest in a Property Owner if such sale or disposition would (i) violate any provision of any Indebtedness, or (ii) violate, or cause the Company to violate, any applicable law or regulation, including any federal or state securities laws.

ARTICLE 5
ACCOUNTING AND REPORTING

Section 5.1.   Fiscal Year, Accounts, Reports.

(a)           The fiscal year of the Company shall be the calendar year.

(b)           The books of account of the Company, at Company expense, shall be kept and maintained by the Administrative Member on an accrual basis and in accordance with generally accepted accounting principles (GAAP), applied on a consistent basis; provided that the Administrative Member shall also provide quarterly book to tax adjustments reasonably requested by the Managing Member.  The annual audited statements shall be in accordance with generally accepted accounting principles (GAAP), applied on a consistent basis, which statements shall be delivered to the Members within 90 days of calendar year end.  The Administrative Member shall prepare a reconciliation of such books and records to accrual removing non-cash items such as straight-line depreciation, fair market value adjustments and similar items.  Further, the Administrative Member at the Company’s expense, shall prepare or cause to be prepared all required federal, state and local Company tax returns, which draft returns shall be delivered to the Members within 60 days of calendar year end and shall be subject to the approval of the Managing Member, not to be unreasonably withheld, and final returns (including schedules K-1) to be delivered to the Members by April 15 and timely filed with the appropriate government agencies.

(c)           At the earliest practicable time, but in no event later 90 days following the end of each year, the Administrative Member, at the cost and expense of the Company, shall provide annual audited financial statements for the Company including, as supplementary schedules, a consolidated balance sheet, cash flow statement and income statement for each Property and a statement of the Capital Accounts of each Member, and of all balances of each Member indicating the type and amount of each type of Capital Contribution and any changes in Members’ equity, together with such other supplementary schedules, statements, reports, and data files as may be reasonably requested by the Managing Member.  Such annual financial statements shall be audited by BDO Seidman, LLP or such other nationally recognized certified public accounting firm mutually selected by the Members.

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(d)           The books and records of the Company shall be kept at the offices of the Administrative Member.  Each Member, or its designated agents or employees, at such Member’s own expense, may at all reasonable times during usual business hours and upon reasonable prior notice, audit, examine and make copies of or extracts from the books of account records, files and bank statements of the Company.

(e)           The foregoing reports and statements are in addition to any other report or statement specifically required by this Agreement.

Section 5.2.   Financial Accounting Matters.  The Company’s books and financial statements shall be kept on an accrual basis or as otherwise mutually agreed by the Blackstone Member and the Glimcher Member and otherwise in accordance with generally accepted accounting principles (consistently applied) unless otherwise expressly provided in this Agreement.  All determinations, valuations and other matters of judgment required to be made for accounting and tax purposes under this Agreement that will have a material impact on the Blackstone Member shall be made by mutual agreement of the Members.

ARTICLE 6
CAPITAL CONTRIBUTIONS

Section 6.1.   Initial Capital Contributions.    On the date hereof, (i) the Blackstone Member is deemed to have made Capital Contributions to the Company in the amount of $[________] [i.e. the Purchase Price less the Loan Amortization Credit (each as defined in the Purchase Agreement)(the “Adjusted Purchase Price”)], and (ii) the Glimcher Member is deemed to have made Capital Contributions to the Company in the amount of $[________] [i.e. 2/3 of the Adjusted Purchase Price].1  All Capital Contributions made in accordance with this Section 6.1 shall be referred to herein as “Initial Capital Contributions”.  The Members agree that after giving effect to the Initial Capital Contributions, the respective Capital Sharing Ratios of the Members as of the date hereof shall be as set forth on Schedule A.

Section 6.2.   Additional Capital Contributions.

(a)           After the Initial Capital Contributions have been made, each Member shall make Capital Contributions (“Additional Capital Contributions”) pro rata based on each Member’s Capital Sharing Ratio, in such amounts and at such times as are approved by the Members as a Unanimous Major Decision.  From time to time as the Company requires funds to conduct its business as approved by the Members as a Unanimous Major Decision, the Administrative Member, acting pursuant to the authority granted to it under Section 4.2, shall give written notice (a “Funding Notice”) to the Members of the amount of funds required, the use and purpose of such funds, and each Member’s required contribution amount.

1 Note: appropriate adjustments to initial capital contributions (and deemed contributions) to be made based on any true up under Section 10.11 of the Purchase Agreement; no change to be made to the 60/40 split.

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(b)           In addition to the foregoing, in the event additional capital is required by the Company to address or avoid an “Emergency” (as defined below), both the Administrative Member and the Managing Member shall have the authority to issue a Funding Notice to the Members describing in reasonable detail the relevant Emergency and indicating the amount of funds required and each Member’s required contribution, and the Members shall be obligated to fund such amounts; provided, however, that no Member shall be required to fund Additional Capital Contributions in respect of Emergencies in excess of (i) $5,000,000 in any calendar year, or (ii) $15,000,000 in the aggregate during the term of this Agreement.  For purposes of this Agreement, an “Emergency” shall mean the existence or imminent occurrence of any of the following events: (x) shortfalls in funds for the payment of interest, required amortization (other than any amortization at maturity) or required reserves under any Indebtedness, (y) shortfalls in funds available for tenant inducement or tenant allowance costs relating to each Lease which has been approved and entered into in accordance with this Agreement or the Property Management Agreement, and (z) costs associated with repairing or replacing life/safety systems or equipment at a Property.

(c)           Notwithstanding anything to the contrary contained herein, each Member shall be automatically obligated to fund Additional Capital Contributions pro rata in accordance with their respective Capital Sharing Ratios (without any further approvals hereunder) as may be required to fund any shortfalls in connection with the consummation of a Qualified Financing (including funding any shortfalls relating to (i) the Indebtedness being refinanced by such Qualified Financing and (ii) any closing costs relating to such Qualified Financing).  Any Additional Capital Contributions required to be funded by the Members pursuant to this Section 6.2(c) shall be funded by each Member at least five Business Days prior to the closing of the applicable Qualified Financing.

(d)           In the event of a failure by any Member to contribute an Additional Capital Contribution required by this Section 6.2 within 10 Business Days of receipt of the Funding Notice, such failure shall constitute a default by the Member of its obligations under this Agreement and the Company and the other Member shall have all remedies available at law and in equity, including all remedies set forth in Section 6.3 of this Agreement.   Notwithstanding anything to the contrary, a failure of the Glimcher Member to fund any Additional Capital Contributions shall not constitute a Removal Event.

(e)           No Member shall be required to make Capital Contributions except as provided in this Article 6.

Section 6.3.   Failure to Make Contributions.   If a Member fails to timely contribute all or any portion of an Additional Capital Contribution (such Member, a “Non-Funding Member”) and such default is not cured within 10 days notice of the date such Additional Capital Contribution was due, then the other Members shall have the option, in proportion to their Capital Sharing Ratios or in such other percentages as they may agree (the “Funding Members”) to advance that portion of the Additional Capital Contribution that the Non-Funding Member has failed to timely contribute (a) as an Additional Capital Contribution by such Funding Members, with a corresponding dilution to the Non-Funding Member’s Capital Sharing Ratio (such dilution to be on a 1.25:1 basis), or (b) as a loan (each, a “Member Loan”) in accordance with the provisions of this Article.  Any amounts funded by a Funding Member on behalf of a Non-Funding Member as a Member Loan shall be made directly to the Company, but shall be treated as a non-recourse (except to the extent of the Non-Funding Member’s Interest) demand loan made by the Funding Member to the Non-Funding Member, bearing interest at the Interest Rate, and a Capital Contribution of the amount of such loan from the Non-Funding Member to the Company.  Any such non-recourse loan shall be repaid in full directly by the Company on behalf of the Non-Funding Member to the Funding Member from Net Cash Flow and Capital Proceeds otherwise distributable to the Non-Funding Member under Article 8 prior to any amount being distributed to such Non-Funding Member.  Amounts paid directly by the Company to the Funding Member on account of a Member Loan shall be deemed distributions to the Non-Funding Member. Any Amounts used to repay such Member Loan shall be applied first to accrued interest therein and then to repay principal of such Member Loan.

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Section 6.4.   Return of Contributions.   Except as expressly provided herein, no Member shall be entitled to (a) the return of any part of its Capital Contributions, (b) any interest in respect of any Capital Contribution or (c) the fair market value of its Interest in connection with a withdrawal from the Company or otherwise.  Capital Contributions which are not repaid shall not be a liability of the Company or of any Member.  No Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions to the Company.

Section 6.5.   Balances.  The Company’s books and records shall contain entries indicating the type and amount of Capital Contributions and loans made to the Company and the distributions and payments made by the Company thereon.

ARTICLE 7
FINANCING

Section 7.1.   Financing.

(a)           The Members acknowledge that as of the date hereof the Properties are subject to the Existing Loans.  The Administrative Member shall, subject to the provisions of this Agreement, including Section 4.5(a)(2) hereof, cause the Company and the Property Owners to comply in all respects with the terms and provisions of the Existing Loans.

(b)           Notwithstanding any other provision of this Agreement to the contrary, the Blackstone Member shall have the unilateral and exclusive right, in its sole and absolute discretion, during the period in which voluntary prepayment is permitted under any Indebtedness and on or following the maturity of the Existing Loan or any other Indebtedness with respect to each Property, to cause the Company and/or the Property Owners to obtain one or more loans (any such loan and any amendment, extension, restatement, modification, restructuring and refinancing thereof shall be referred to as a “Financing”) which may be secured by one or more mortgage liens on the Properties and/or pledges of ownership interests in the Property Owners, provided that such Financing shall be a Qualified Financing; provided that the Blackstone Member shall only have the right to cause a voluntary prepayment of the Existing Loans prior to maturity thereof if no penalty, premium or defeasance costs are payable in connection with such prepayment. The Members agree that they and their respective Affiliates as required by the Lender of a Financing shall promptly provide such Lender with all information in its possession or readily obtainable relating to the Properties, the Company and the Members which is reasonably requested by such Lender in connection with a Financing.

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(c)           In connection with the closing of any Financing, GPLP shall be required to provide in favor of the Lender thereof any required (i) guaranty of customary non-recourse carveouts and (ii) environmental indemnity (collectively, the “Glimcher Future Financing Guaranties”) in each case in such form and substance as is required by such Lender.  In connection with the Glimcher Financing Guaranties, the Glimcher Member shall provide to such Lender all information in its possession or readily available with respect to the financial condition of the Glimcher Member which is requested by the Lender in connection with such Financing.  As used herein, the term “Glimcher Financing Guaranties” shall mean (1) any Glimcher Future Financing Guaranties, and (2) the existing guaranty of recourse obligations executed by GPLP with respect to each Existing Loan.  Notwithstanding the foregoing, in the event that as of the closing of a Financing relating to any Property, the Property Management Agreement for such Property has been terminated and no Affiliate of the Glimcher Member is then the property manager with respect to such Property, GPLP shall not be required to provide any Glimcher Future Financing Guaranty in connection with such Financing.

(d)           The Blackstone Member shall indemnify GPLP from and against (1) any out-of pocket cost or expense actually incurred by GPLP under any Glimcher Financing Guaranty which is caused solely by the affirmative actions of the Blackstone Member or its Affiliates, (2) Blackstone Member’s pro rata share (based on each Member’s respective Capital Sharing Ratio) of any out-of-pocket cost or expense actually incurred by GPLP under any Glimcher Financing Guaranty which results from (i) the taking of any action that is mutually approved by the Members as a Unanimous Major Decision, or (ii) the existence of an environmental condition not resulting from the actions or failure to act on the part of the Glimcher Member or its Affiliates, other than the Excluded Liabilities, and (3) from and after the date on which an Affiliate of the Glimcher Member is no longer the property manager of any Property, the Blackstone Member’s pro rata share (based on each Member’s respective Capital Sharing Ratio) of any out-of-pocket cost or expense actually incurred by GPLP under any Glimcher Financing Guaranty relating to such Property with respect to matters arising from and after the date that GPLP or an Affiliate is no longer property manager thereof, unless caused by GPLP or any of its Affiliates.

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Section 7.2.   Cooperation; Securitized Debt.  Each of the Members acknowledges that a Lender may securitize, sell or otherwise dispose of all or any portion of the Financing (each, a “Securitization”), and each of the Members agrees to cooperate in all respects with such Lender in connection with any such Securitization, including, without limitation, (a) executing modifications to the Certificate and this Agreement and the organizational documents of the Company and its subsidiaries so that the Company and its subsidiaries will qualify as bankruptcy-remote entities and other documentation changes of a similar nature and (b) causing the Company to comply with other industry standard requirements  in connection with Securitizations.  In addition, if any portion of the Financing is structured as a mezzanine loan, the Company shall provide such pledges of its interests in the Property Owners as required by the Lender under such Financing.

ARTICLE 8
DISTRIBUTIONS

Section 8.1.   Distributions in General.  Except as set forth in the approved Business Plan, all Net Cash Flow shall be distributed quarterly, within 30 days after the end of the applicable calendar quarter, and all Capital Proceeds shall be distributed within five days after receipt of such Capital Proceeds.  All distributions shall be made to the Members pro rata in accordance with their respective Capital Sharing Ratios.

Section 8.2.   Miscellaneous.

(a)           Notwithstanding anything to contrary contained in this Article 8, at any time that any Member Loan is outstanding, all distributions of Net Cash Flow and Capital Proceeds otherwise distributable to the Non-Funding Member under this Article 8 shall instead be paid to the Funding Member until such Member Loan, including all accrued interest thereon, has been fully repaid.  Any amounts paid directly by the Company to the Funding Member on account of a Member Loan shall be (1) deemed distributions to the Non-Funding Member, and (2) applied first to interest on and then to principal of such Member Loan.

(b)           Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its Interest if such distribution would violate the Act or any other applicable law.

Section 8.3.   Off-Set for Obligations under Purchase Agreement.  In the event that the Glimcher Member (or its Affiliates) fails to pay to the Blackstone Member (or its Affiliates) any Glimcher Purchase Agreement Liabilities, the Blackstone Member shall have the right to off-set the amounts of any such Glimcher Purchase Agreement Liabilities against any distributions to be made to the Glimcher Member pursuant to Section 8.1, and such distributions shall instead be paid directly to the Blackstone Member up to the amount of any unpaid Glimcher Purchase Agreement Liabilities.  In the event that the Blackstone Member (or its Affiliates) fails to pay to the Glimcher Member (or its Affiliates) any Blackstone Purchase Agreement Liabilities, the Glimcher Member shall have the right to off-set the amounts of any such Blackstone Purchase Agreement Liabilities against any distributions to be made to the Blackstone Member pursuant to Section 8.1, and such distributions shall instead be paid directly to the Glimcher Member up to the amount of any unpaid Blackstone Purchase Agreement Liabilities.

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ARTICLE 9
CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

Section 9.1.   Capital Accounts.

(a)           Establishment and Maintenance.  A separate capital account (“Capital Account”) will be maintained for each Member.  The Capital Account of each Member will be determined and adjusted as follows:

(1)      Each Member’s Capital Account will be credited with the Member’s Capital Contributions, the Profits allocated to such Member pursuant to Section 9.3(a), any items in the nature of income or gain that are specially allocated to the Member under Sections 9.3(c) or 9.3(d), and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

(2)      Each Member’s Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, the Losses allocated to such Member pursuant to Section 9.3(a), any items in the nature of deduction or loss that are specially allocated to the Member under Section 9.3(c) or 9.3(d), and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(3)      If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(b)           Modifications by Managing Member.  The provisions of this Section 9.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.  The Managing Member may modify the manner in which the Capital Accounts are maintained under this Section 9.1 to comply with those provisions, as well as upon the occurrence of events which might otherwise cause this Agreement not to comply with those provisions.

Section 9.2.   Adjustment of Gross Asset Value.  “Gross Asset Value”, with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined by the Members; provided, however, that the initial Gross Asset Value of the Properties shall be determined in accordance with Section 2.5 of the Purchase Agreement.

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(b)           The Gross Asset Values of all Company assets will be adjusted to equal the respective gross fair market values (taking Code Section 7701(g) into account) of the assets, as determined by the Members, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), and (4) any other date that is required by Regulations Section 1.704-1(b)(2)(iv)(f).

(c)           The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of the asset on the date of distribution.

(d)           The Gross Asset Value of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 9.2(d) to the extent that the Managing Member determines that an adjustment under Section 9.2(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 9.2(d).

(e)           After the Gross Asset Value of any asset has been determined or adjusted under Section 9.2(a), 9.2(b) or 9.2(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

Section 9.3.   Profits, Losses and Distribution Shares of Tax Items.

(a)           Profits and Losses.  Except as otherwise provided in Sections 9.3(c) and 9.3(d), Profits and Losses for any taxable year or other period, shall be allocated among the Members pro rata in accordance with their respective Capital Sharing Ratios.  Notwithstanding any other provision of this Agreement, all allocations are intended to satisfy the “fractions” and “substantial economic effect” rules contained in Section 514(c)(9)(E) of the Code, and items of income, gain, credit, loss and deduction shall be allocated among the Members only to the extent that such allocations would not violate such rules.  The Blackstone Member shall reasonably cooperate with the Glimcher Member in complying with the provisions of Section 514(c)(9) of the Code including providing all reasonable information required for such compliance.

(b)           Intentionally Omitted.

(c)           Special Allocations.  The following special allocations will be made in the following order and priority before allocations of Profits and Losses:

(1)      Company Minimum Gain Chargeback.   Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 9.3 other than the last sentence of Section 9.3(a) above, if there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2).  The items to be allocated will be determined in accordance with Regulations Sections 1.704-2(g), 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 9.3(c)(1) is intended to comply with the Company Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

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(2)      Member Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 9.3 (other than the last sentence of Section 9.3(a) above and other than Section 9.3(c)(1) which shall be applied first), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(g)(2).  The items to be so allocated will be determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(j)(2).  This Section 9.3(c)(2) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(3)      Qualified Income Offset.  A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided, that an allocation pursuant to this Section 9.3(c)(3) shall be made only to the extent that a Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article 9 have been tentatively made as if this Section 9.3(c)(3) were not in this Agreement.  This Section 9.3(c)(3) is intended to qualify with the “qualified income offset” requirement of the Regulations.

(4)      Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members pro rata in accordance with their respective Capital Sharing Ratios.  The provisions of this Section 9.3(c)(4) are intended to satisfy the requirements of Sections 704 and 514 of the Code and shall be interpreted in accordance therewith for all purposes under this Agreement.

(5)      Member Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

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(6)      Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(7)      Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any taxable year or other period for which allocations are made that is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 9.3 have been made as if the Qualified Income Offset provision were not in the Agreement.

(d)           Curative Allocations.  The allocations set forth in Section 9.3(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2.  The Regulatory Allocations may affect results which would be inconsistent with the manner in which the Members intend to divide Company distributions.  Accordingly, the Administrative Member is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory¬ Allocations and the special allocations to each Member, taking into account other Regulatory Allocations that are contemplated, is zero.  The Administrative Member will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

(e)           Loss Limitation.  Losses allocated pursuant to Section 9.3(a) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any taxable year or other period for which allocations are made.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 9.3(a) hereof, the limitation set forth in this Section 9.3(d) shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such other Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

(f)           Tax Allocations - Code Section 704(c).  For federal, state and local income tax purposes only, Company income, gain, loss, deduction or expense (or any item thereof) for each taxable year or other period for which allocations are made shall be allocated to and among the Members to reflect the allocations of Profits and Losses made pursuant to the provisions of this Section 9.3 for such fiscal year.  In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members by use of the “traditional method” and with regard to Code Section 704(c)(1)(C) so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 9.2).  If the Gross Asset Value of any Company asset is adjusted under Section 9.2(b), subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations.  Allocations under this Section 9.3(e) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or distributions pursuant to any provision of this Agreement.

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(g)           Reporting.   Members shall be bound by the provisions of this Section 9.3 in reporting their shares of Company income and loss for income tax purposes.

Section 9.4.   Tax Returns.  The Administrative Member shall prepare or cause to be prepared and filed all necessary federal and state income tax returns for the Company and the Property Owners, including making the elections described in Section 9.5.  Each Member shall furnish to the Administrative Member all pertinent information in its possession relating to Company operations that is necessary to enable such income tax returns to be prepared and filed.  In addition, the Administrative Member shall cause to be delivered to each Member (A) on or before February 28 of each year for the preceding year, (i) a draft of Schedule K-1s, and (ii) a draft copy of the Company’s information return to be filed for federal income tax purposes for approval by the Managing Member, not to be unreasonably withheld, (B) within 45 days of the end of each calendar quarter, (i) estimates of unrealized appreciation/depreciation, material realized gain/loss due to currency valuation, realized gain/loss, income, expenses, management fee, other accrued fees, contributions, distributions and capital account balances (beginning and ending) and (ii) any information reasonably requested by any Member relating to characterization of income as “qualifying income” as defined in Section 7704(d) of the Code, (C) on or before April 15 of each year for the preceding year, (i) a Schedule K-1, and (ii) a copy of the Company’s information return as filed for federal income tax purposes and a report setting forth in sufficient detail such other information with respect to Company transactions as may be reasonably necessary for such Member to prepare its own tax return, and (D) such other items as reasonably requested by a Member from time to time, when reasonably available to the Administrative Member.

Section 9.5.   Tax Elections.  The following elections shall be made on the appropriate returns of the Company:

(a)           to adopt the calendar year as the Company’s fiscal year;

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(b)           to adopt the accrual method of accounting and to keep the Company’s books and records (other than Capital Accounts, which shall be maintained in accordance with Section 9.2 hereof) on the income-tax method; and

(c)           if there is a distribution of Company property as described in section 734 of the Code or if there is a transfer of a Company interest as described in section 743 of the Code, upon written request of any Member, to elect, pursuant to section 754 of the Code, to adjust the basis of Company properties.

No election shall be made by the Company or any Member to exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 9.6.   Tax Matters Member.  The Administrative Member shall be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code and Section 301.6231(a)(7)-2 of the Regulations~~.~~  The tax matters partner shall select an independent certified public accountant to prepare audited financial statements and prepare tax returns.  As tax matters partner, such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code.  Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity.  This provision is not intended to authorize such Member to take any action left to the determination of an individual Member under sections 6222 through 6231 of the Code.

Section 9.7.   Allocations on Transfer of Interests.  All items of income, gain, loss, deduction, and credit allocable to any interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based upon the “interim closing of the books” method, provided, however, such allocation shall be made in accordance with a method permissible under section 706 of the Code and the Regulations thereunder.

ARTICLE 10
 DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 10.1.   Dissolution, Liquidation, and Termination Generally.

(a)           The Company shall be dissolved upon the first to occur of any of the following:

(1)           the sale or disposition of all of the assets of the Company and the receipt in cash, of all consideration therefor;

(2)           the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act; and

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(3)           the entry of a decree of judicial dissolution under the Act.

(b)           Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

(c)           Notwithstanding any other provision of this Agreement, the Bankruptcy of any Member shall not cause such Member, respectively, to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(d)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

Section 10.2.   Liquidation and Termination.  Upon dissolution of the Company, unless it is continued as provided above, the Managing Member shall act as liquidator or may appoint one or more other Persons as liquidating trustee; however, if the Company is dissolved because of an event occurring with respect to the Managing Member or if there is no Managing Member at the time of dissolution, the liquidating trustee shall be one or more Persons selected in writing by the other Members.  The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein.  The costs of liquidation shall be a Company expense.  The liquidating trustee may sell any or all Company property.  Until final distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Administrative Member hereunder.  The steps to be accomplished by the liquidating trustee are as follows:

(a)           as promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause a proper accounting to be made by a firm of certified public accountants acceptable to the Members of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(b)           the liquidating trustee shall satisfy (whether by payment or reasonable provision for payment) all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine); and

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(c)           all remaining assets of the Company shall be distributed to the Members in accordance with their positive Capital Account balances.  In carrying out the provisions of this Article 10, the Managing Member shall comply (x) with the requirement of Regulations Section 1.704-1(b)(2)(ii)(b)(2) or (y) with any other then existing and applicable requirement for “substantial economic effect” within the meaning of Section 704(b) of the Code and the related Regulations.

Section 10.3.   Deficit Capital Accounts.   No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 10.4.   Cancellation of Certificate.  On completion of the distribution of Company assets, the Managing Member (or such other Person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.4, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 11
MISCELLANEOUS PROVISIONS

Section 11.1.   Notices.   All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) depositing the same with a national overnight delivery service company which tracks deliveries, addressed to the party to be notified, with all charges paid and proof of receipt requested, (c) by delivering such notice in person to such party, or (d) by prepaid telegram, telex, or telecopy.  All notices are to be sent to or made at the addresses set forth on Schedule A hereto and in the case of notices to the Glimcher Member with a copy to Squire, Sanders & Dempsey L.L.P., 2000 Huntington Center, 41 South High Street, Columbus, Ohio 43215 Attention: Steven F. Mount, Esq. and in the case of notices to the Blackstone Member, with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention:  Sas Mehrara, Esq.  All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee.  By giving written notice thereof, each Member shall have the right from time to time to change its address pursuant hereto.

Section 11.2.   Governing Law.  This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country.  Each Member submits to the jurisdiction of the state and federal courts in the State of Delaware.

Section 11.3.   Entireties; Amendments.   This Agreement and its exhibits constitute the entire agreement between the Members relative to the formation of the Company.  Except as otherwise provided herein, no amendments to this Agreement shall be binding upon any Member unless set forth in a document duly executed by such Member.  Notwithstanding the foregoing, the Managing Member shall have the right to execute any amendments to this Agreement without the consent or execution by the Glimcher Member if the Glimcher Member is removed as Administrative Member of the Company pursuant to the terms of this Agreement to effectuate the removal of the Glimcher Member as the Administrative Member and the appointment of a replacement Administrative Member; provided that no such amendment shall otherwise have an adverse economic effect on the Glimcher Member or decrease its rights or increase its obligations hereunder.

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Section 11.4.   Waiver.  No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder.  Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 11.5.   Severability.  If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 11.6.   Ownership of Property and Right of Partition.  A Member’s interest in the Company shall be personal property for all purposes.  No Member shall have any right to partition the property owned by the Company.

Section 11.7.   Involvement of Members in Certain Proceedings.  Should any Member become involved in legal proceedings unrelated to the Company’s business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company from all expenses incurred in conjunction therewith.

Section 11.8.   Use of Blackstone Name; Confidentiality; Press Releases.

(a)           The Glimcher Member hereby acknowledges and agrees that neither the Glimcher Member nor any Affiliate thereof shall be entitled to use the name “Blackstone” in any way whatsoever, except with the prior written consent of the Blackstone Member.

(b)           The Members shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Properties, The Property Owners, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other Member (such consent not to be unreasonably withheld), except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which any Member is a party), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, investors, potential lenders and investors, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any federal and state securities laws or any other law, rule or regulation, and (iv) in any legal proceeding between the Blackstone Member and the Glimcher Member or their Affiliates in connection with this Agreement.  The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties.  The provisions of this subsection shall survive the termination of this Agreement.

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(c)           Notwithstanding anything in this Agreement to the contrary, to comply with Regulations Section 1.6011-4(b)(3)(i), a Member (and any employee, representative, or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (i) the name of, or any other identifying information regarding, the Company or any existing or future investor (or any affiliate thereof) in the Company, or any investment or transaction entered into by the Company (ii) any specific performance information relating to the Company or its investments, and (iii) any performance or other information relating to previous funds or investments sponsored by Blackstone, does not constitute such tax treatment or tax structure information.

(d)           Each Member may issue a press release with respect to this Agreement and the transactions contemplated hereby (including the identity of the ultimate controlling party of the Members to the extent required by any federal or state securities laws), provided that the content of any such press release shall be subject to the prior review, comment and written consent of the other Member prior to any such issuance.

Section 11.9.   Interest.  No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

Section 11.10.   Attorneys’ Fees.  If the Blackstone Member, on the one hand, or the Glimcher Member, on the other hand, brings any action or suit against any other party by reason of any breach of any of the covenants, agreements or provisions of this Agreement, then, in such event, the substantially prevailing party, as determined in such action or suit, shall be entitled to have and recover from the other party or parties all costs and expenses of such action or suit, including, without limitation, reasonable attorneys’ fees and expenses resulting therefrom, it being understood and agreed that the determination of the substantially prevailing party shall be included in the matters which are the subject of such action or suit.

Section 11.11.   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when signed by each of the parties hereto and delivered by each of the parties hereto, in person or by facsimile, to the other parties hereto.

Section 11.12.   Company Tax Treatment.  The Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made.

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Section 11.13.   REIT Covenant.  The Glimcher Member is substantially owned, indirectly, by GRT, which has elected to be treated as a real estate investment trust (a “REIT”) and therefore the Company’s business shall be conducted in such a manner as to permit, to the extent commercially reasonable, the Glimcher Member and any Member that has notified the Company in writing that it intends to be a REIT at all times to be qualified as a REIT for federal income tax purposes (including refraining from taking actions inconsistent with such qualification).  For purposes of the foregoing, qualification of any Member as a REIT shall be determined by presuming that the Member (a) has no items of income or deduction other than its share of such items of the Company, (b) has no assets other than its share of assets of the Company and (c) otherwise meets all requirements for REIT qualification (including, without limitation, the Section 857(a)(1) of the Code such that in no event shall this paragraph require distributions from the Company not otherwise provided for in this Agreement).

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

Section 12.1.   Glimcher Member Representations.

The Glimcher Member represents and warrants to the Blackstone Member that:

(a)           The Glimcher Member has been duly formed and is validly existing under the laws of the State of Delaware with full power and authority to conduct its business to the extent contemplated in this Agreement.

(b)           This Agreement has been duly authorized, executed and delivered by the Glimcher Member and shall constitute the legal, valid and binding obligations of the Glimcher Member, enforceable against it in accordance with its terms.

(c)           Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, violate or conflict with, result in the breach or termination of, or constitute a default under, any provisions of any agreement, organizational or charter document, any note or instrument evidencing or securing indebtedness, or judicial order, judgment, injunction, law, rule or regulation to which it is a party or is subject or to which its assets or property are subject.

(d)           There is no litigation, investigation or other proceeding pending or, to the knowledge of the Glimcher Member, threatened, against it or any of its Affiliates which, if adversely determined, would materially adversely affect its ability to carry out its obligations under this Agreement.

(e)           No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of the Glimcher Member is required for the execution and delivery of this Agreement and the performance of its obligations and duties hereunder.

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(f)           Neither the Glimcher Member nor any persons having a direct or indirect beneficial interest in the Glimcher Member (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury (“OFAC”) or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States.  The monies used to fund the Glimcher Member’s investment in the Company are not invested for the benefit of, or related in any way to, the government of, or persons within, any country under a U.S. embargo enforced by OFAC.   The monies used to fund the Glimcher Member’s investment in the Company are not derived from or related to any illegal activities, including without limitation, money laundering activities, and the proceeds from the Glimcher Member’s investment in the Company shall not be used to finance any illegal activities.

Section 12.2.   Blackstone Member Representations.  The Blackstone Member hereby represents and warrants to the Glimcher Member as follows:

(a)           The Blackstone Member has been duly formed and is validly existing under the laws of the jurisdiction of its organization with full power and authority to conduct its business to the extent contemplated in this Agreement.

(b)           This Agreement has been duly authorized, executed and delivered by the Blackstone Member and shall constitute the legal, valid and binding obligations of the Blackstone Member, enforceable against it in accordance with its terms.

(c)           Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby, violate or conflict with, result in the breach or termination of, or constitute a default under, any provisions of any agreement, organizational or charter document, any note or instrument evidencing or securing indebtedness, or judicial order, judgment, injunction, law, rule or regulation to which it is a party or is subject or to which its assets or property are subject

(d)           There is no litigation, investigation or other proceeding pending or, to the knowledge of the Blackstone Member, threatened against it or any of its Affiliates which, if adversely determined, would materially adversely affect its ability to carry out its obligations under this Agreement.

(e)           No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of the Blackstone Member is required for the execution and delivery of this Agreement and the performance of its obligations and duties hereunder.

(f)           Neither the Blackstone Member nor any persons having a direct or indirect beneficial interest in the Blackstone Member (i) appears on the Specially Designated Nationals and Blocked Persons List of OFAC or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States.  The monies used to fund the Blackstone Member’s investment in the Company are not invested for the benefit of, or related in any way to, the government of, or persons within, any country under a U.S. embargo enforced by OFAC.   The monies used to fund the Blackstone Member’s investment in the Company are not derived from or related to any illegal activities, including without limitation, money laundering activities, and the proceeds from the Blackstone Member’s investment in the Company shall not be used to finance any illegal activities.

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[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.
Addresses:

BLACKSTONE MEMBER:

BRE/GRJV HOLDINGS LLC, a Delaware limited liability company

By: __________________________
Name:
Title:

GLIMCHER MEMBER:

GRT WSP-LC HOLDINGS LLC, a Delaware limited liability company

By:  Glimcher Properties Limited Partnership, its sole member

By: Glimcher Properties Corporation, its general partner

By: __________________________
Name:
Title:

Exhibit C:  Form of Tenant Estoppel

TENANT ESTOPPEL CERTIFICATE

RE: That certain lease dated ________________________________________, between ___________________________________________ (“Landlord”), and ______________________________________ (“Tenant”), for premises (the “Premises”) located at _______________________________________, as further described in the aforesaid lease.

The undersigned, as Tenant under the above referenced lease, hereby certifies as follows:

1.           The above-referenced lease has not been modified or amended in any way, except for the following modifications or amendments, if any (it will be presumed that there are no modifications or amendments unless they are specified here): ____________________________________________________________________________________________________________________________________________________________ (as so modified or amended, the “Lease”).  The Lease represents the entire agreement between the parties as to the leasing of the Premises.

2.           The Lease is in full force and effect.

3.           All conditions under the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied and Landlord is not in default thereunder.  As of this date, Tenant does not have (a) any claims or a basis for a claim against Landlord, and (b) any defenses or offsets against the enforcement of the Lease by Landlord, and Tenant has not delivered any notice to Landlord regarding a default by Landlord under the Lease.  Tenant is not in default under the Lease, nor has it received any notice from Landlord declaring Tenant in default under the Lease.

4.           As of the date of this Estoppel Certificate, the undersigned Tenant has taken possession and is occupying the Premises.  The term of the Lease began on __________, and expires on _______________ (including renewal options already exercised, if any), subject to any outstanding renewal options, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises or the property of which the Premises is a part, except as expressly set forth in the Lease.

5.           The base rent obligation of Tenant under the Lease is in effect and the current base rent (exclusive of any applicable operating expense costs) is $_______________________ ($____________) per month.

6.           No rent has been paid for any period after the end of the current calendar month.

7.           The current amount of security deposit held by Landlord is $______________.

8.           Tenant has not assigned, sublet, encumbered, pledged, hypothecated, transferred or conveyed (or suffered any of the preceding) any interest in the Lease or the Premises except as follows:

Exhibit C:  Form of Tenant Estoppel

9.           Tenant has no notice or knowledge of any assignment, hypothecation or pledge by Landlord of the rent payable under the Lease.

10.           Except as may be set forth in the Lease, Tenant has no right of first refusal, option or other right to purchase all or any portion of the Premises or the property of which the Premises is a part.

11.           Tenant has full right and authority to execute and deliver this Estoppel Certificate.

12.           There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.           To Tenant's current, actual knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

Tenant is aware that buyers, lenders and others will rely upon the statements made in this Estoppel Certificate, and has therefore adjusted the language hereof as necessary to make it an accurate statement of the current facts concerning the Lease.

[Signature Page on Next Page]

Exhibit C:  Form of Tenant Estoppel

IN WITNESS WHEREOF, the undersigned Tenant has executed this Estoppel Certificate as of the date written below.

DATED:	TENANT:

By:

Its:

  Exhibit D:  Form of Seller Estoppel

 ESTOPPEL CERTIFICATE

RE: That certain lease dated ________________________________________, between ___________________________________________ (“Landlord”), and ______________________________________ (“Tenant”), for premises (the “Premises”) located at _______________________________________, as further described in the aforesaid lease.

WHEREAS, Glimcher Properties Limited Partnership (“Seller”) owns one hundred percent (100%) of the ownership interests in Landlord; and

WHEREAS, pursuant to that certain Agreement of Purchase and Sale dated November 5, 2009 (“PSA”), between Seller and BRE/GRJV Holdings, LLC (“Buyer”), Seller agreed to provide to Buyer a Landlord’s Estoppel certificate in certain instances where tenant estoppel certificates could not be obtained in time for the closing under the PSA (each, a “Landlord Estoppel Certificate”);

WHEREAS, capitalized terms not herein defined shall have the meaning ascribed to such terms in the PSA;

NOW THEREFORE, the undersigned, as Landlord under the above referenced lease, hereby certifies as follows:

1.           The above-referenced lease has not been modified or amended in any way, except for the following modifications or amendments, if any (it will be presumed that there are no modifications or amendments unless they are specified here): ____________________________________________________________________________________________________________________________________________________________ (as so modified or amended, the “Lease”).  The Lease represents the entire agreement between the parties as to the leasing of the Premises.

2.           The Lease is in full force and effect.

3.           As of this date, all conditions under the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied and Landlord is not in default thereunder; and,  to the best of Seller’s Knowledge, Tenant does not have (a) any claims or a basis for a claim against Landlord, and (b) any defenses or offsets against the enforcement of the Lease by Landlord, and Tenant has not delivered any notice to Landlord regarding a default by Landlord under the Lease, except as set forth below:

4.           To the best of Seller’s Knowledge, Tenant is not in default under the Lease, nor has Landlord sent Tenant a notice declaring Tenant in default under the Lease, except as set forth below:

 Exhibit D:  Form of Seller Estoppel

5.           As of the date of this Landlord Estoppel Certificate, Tenant has taken possession and is occupying the Premises.  The term of the Lease began on __________, and expires on _______________ (including renewal options already exercised, if any), subject to any outstanding renewal options, and Tenant has no option to terminate or cancel the Lease or to purchase all or any part of the Premises or the property of which the Premises is a part, except as expressly set forth in the Lease.

6.           The base rent obligation of Tenant under the Lease is in effect and the current base rent (exclusive of any applicable operating expense costs) is $_______________________ ($____________) per month.

7.           No rent has been paid more than thirty (30) days in advance.

8.           The current amount of security deposit held by Landlord is $______________.

9.           To the best of Seller’s Knowledge, Tenant has not assigned, sublet, encumbered, pledged, hypothecated, transferred or conveyed (or suffered any of the preceding) any interest in the Lease or the Premises except as follows:

10.           Landlord has not assigned, hypothecated or pledged the rent payable under the Lease, except as security for [describe applicable Third Party Loan].

11.           Seller has full right and authority to execute and deliver this Landlord Estoppel Certificate.

12.           To the best of Seller’s Knowledge, there are no actions pending against Landlord under the bankruptcy or similar laws of the United States or any state.

13.           Except as may be set forth in the Lease, Tenant has no right of first refusal, option or other right to purchase all or any portion of the Premises or the property of which the Premises is a part.

14.           All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant, and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full, except as provided below:

Seller is aware that buyers, lenders and others will rely upon the statements made in this Landlord Estoppel Certificate, and has therefore adjusted the language hereof as necessary to make it an accurate statement of the current facts concerning the Lease.

 Exhibit D:  Form of Seller Estoppel

IN WITNESS WHEREOF, the undersigned has executed this Landlord Estoppel Certificate as of the date written below.

SELLER:

Glimcher Properties Limited Partnership
a Delaware limited partnership

By:          Glimcher Properties Corporation
a Delaware corporation, its sole general partner

By: __________________________
  George A. Schmidt
  Executive Vice President

  Exhibit E:  Form of REA Estoppel

REA ESTOPPEL CERTIFICATE

RE:           That certain [RECIPROCAL EASEMENT AGREEMENT] dated __________________ between ______________________ (“Developer”), and ______________________ (“REA Party”), for premises (the “Premises”) located at _____________________, as further described in the aforesaid agreement.

The undersigned, as REA Party under the above referenced REA, hereby certifies as follows:

1.           The above-referenced reciprocal easement agreement has not been modified or amended in any way, except for the following modifications or amendments, if any (it will be presumed that there are no modifications or amendments unless they are specified here):
____________________________________
____________________________________
____________________________________

(as so modified or amended, the “REA”).  The REA represents the entire agreement between the parties as to the Premises.

2.           The REA is in full force and effect.

3.           All conditions under the REA to be performed by Developer as a condition to the full effectiveness of the REA have been satisfied and Developer is not in default thereunder.  As of this date, REA Party does not have (a) any claims against Developer or a basis for a claim against Developer and (b) any defenses or offsets against the enforcement of the REA by Developer, and REA Party has not delivered any notice to Developer regarding a default by Developer under the REA.  REA Party is not in default under the REA, nor has it received any notice from Developer declaring REA Party in default of the REA.

4.           REA Party [IS/IS NOT] obligated under the REA to pay its proportionate share of the common area maintenance costs.  [REA’s proportionate share is ______%].

5.           REA Party does not have any purchase, lease or other options or rights of first refusal with respect to any portion of the property of which the Premises is a part.

6.           REA Party has not assigned, sublet, encumbered, pledged, hypothecated, transferred or conveyed (or suffered any of the preceding) any interest in the REA or the Premises.

7.           REA Party has full right and authority to execute and deliver this Estoppel Certificate.

Exhibit E:  Form of REA Estoppel

8.           There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

REA Party is aware that buyers, lenders and others will rely upon the statements made in this Estoppel Certificate, and has therefore adjusted the language hereof as necessary to make it an accurate statement of the current facts concerning the REA.

[Signature Page on Next Page]

  Exhibit E:  Form of REA Estoppel

IN WITNESS WHEREOF, the undersigned REA Party has executed this Certificate as of the date written below.

DATED:	REA PARTY:

By:

Its:

Exhibit F:  Form of BREP JV Interest Assignment

ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”), dated as of ______________, 2009, is entered into between GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Glimcher”), and [BRE/GRJV HOLDINGS LLC], a Delaware limited liability company (“Buyer”; and together with Glimcher, the “Members” and each individually, a “Member”).

WITNESSETH:

WHEREAS, [GRT MALL JV LLC], a Delaware limited liability company (the “Company”), was formed pursuant to the terms and provisions of a Limited Liability Company Agreement, dated as of ____________________, 2009, as subsequently amended by that certain Amended and Restated Limited Liability Company Operating Agreement between Glimcher and Buyer, dated as of the date hereof (together, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement), and in accordance with the Certificate of Formation and the statutes and laws of the State of Delaware relating to limited liability companies, including the Delaware Limited Liability Company Act;

WHEREAS, immediately prior to the effectiveness of this Assignment, Glimcher was the owner of 100% of the membership interests in the Company;

WHEREAS, Glimcher desires to assign, transfer and convey 60% of the membership interests in the Company (the “Transferred Interests”) to Buyer; and

WHEREAS, Buyer desires to acquire the Transferred Interests and to be admitted to the Company as a Member of the Company;

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreement contained herein, and for other good and valuable consideration, do hereby agree as follows:

1. Assignment.  For value received, the receipt and sufficiency of which are hereby acknowledged, upon the execution of this Assignment by the parties hereto, Glimcher does hereby assign, transfer and convey the Transferred Interests to Buyer.

2. Admission.  Contemporaneously with the assignment described in paragraph 1 of this Assignment, Buyer (a) shall be and is hereby admitted to the Company as a Member of the Company and appointed as the “Managing Member” of the Company under the Agreement (which appointment Buyer shall and does hereby accept), and (b) shall have the benefits, rights, liabilities and obligations as set forth in the Agreement .

3. Contribution.  Buyer has paid good and valuable consideration to Glimcher for the Transferred Interests.

4. Binding Effect.  This Assignment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. Execution in Counterparts.  This Assignment may be (a) executed in counterparts, each of which shall be deemed an original, but all which shall constitute one and the same instrument and (b) by telecopy or other facsimile signature (which shall be deemed an original for all purposes).

6. Governing Law.  This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first-above written.

GLIMCHER:

GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership,

By:	GLIMCHER PROPERTIES CORPORATION, a Delaware corporation, its sole general partner

By:	__________________________
Name:
Title:

BUYER:

[BRE/GRJV HOLDING LLC], a Delaware limited liability company

By:	__________________________
Name:
Title:

EXHIBIT G: Form of Property Management & Leasing Agreement

MANAGEMENT & LEASING AGREEMENT

by and among

[INSERT OF NAME OF OWNER]

as Owner

and

GLIMCHER PROPERTIES LIMITED PARTNERSHIP,

as Manager

and

GLIMCHER DEVELOPMENT CORPORATION

as Service Provider

for

[INSERT NAME OF SHOPPING CENTER]

[INSERT CITY AND STATE OF SHOPPING CENTER]

TABLE OF CONTENTS

ARTICLE 1 TERM		2

1.1	TERM	2

ARTICLE 2 MANAGEMENT SERVICES; MANAGEMENT FEE		2

2.1	APPOINTMENT OF MANAGER	2
2.2	RESTRICTIONS ON AUTHORITY; SCOPE OF AUTHORITY	2
2.3	AUTHORIZED MANAGEMENT SERVICES	5
2.4	PERSONNEL	11
2.5	MANAGEMENT FEES	11

ARTICLE 3 LEASING SERVICES		12

3.1	APPOINTMENT OF LEASING AGENT	12
3.2	AUTHORIZED SERVICES	13
3.3	LEASING FEES	13
3.4	INTENTIONALLY OMITTED	15
LEASES AND SALES AFTER EXPIRATION OF AGREEMENT		15

ARTICLE 4 DESIGN AND CONSTRUCTION COORDINATION SERVICES		16

4.1	EMPLOYMENT OF GDC	16
4.2	DESIGN SERVICES	17
4.3	DESIGN FEES	18

ARTICLE 5 SUPPLEMENTAL SERVICES		18

5.1	SUPPLEMENTAL SERVICES	18
5.2	FEES	19

ARTICLE 6 INDEMNIFICATION		20

ARTICLE 7 BUSINESS PLAN; OPERATING BUDGET		20

7.1	BUSINESS PLAN	20
7.2	IMPLEMENTATION OF BUSINESS PLAN; UPDATES	20
7.3	OPERATING BUDGET	21
7.4	CERTAIN DEFINITIONS	22

ARTICLE 8 ASSIGNMENT		22

ARTICLE 9 TERMINATION		23

9.1	TERMINATION BY OWNER	23
9.2	TERMINATION BY MANAGER	24
9.3	FINAL ACCOUNTING	25

ARTICLE 10 NOTICES		25

ARTICLE 11 REPORTING		26

11.1	OPERATIONAL/MANAGEMENT REPORTS	27
11.2	ENGINEERING AND CONSTRUCTION REPORTS	27
11.3	SUPPLEMENTAL SERVICE REPORTS/INVOICES	27

ARTICLE 12 MISCELLANEOUS		27

12.1	APPLICABLE LAWS	27

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12.2	ENTIRE AGREEMENT	27
12.3	UNENFORCEABILITY	27
12.4	CUMULATIVE RIGHTS	28
12.5	DEFINITIONS; TERMS	28
12.6	AFFILIATE SERVICES	28
12.7	MANAGER’S AND SERVICE PROVIDERS INSURANCE	28
12.8	SUCCESSORS AND ASSIGNS	29
12.9	FORCE MAJEURE	29
12.10	AUTHORITY TO ENTER INTO AGREEMENT	29
12.11	THIRD PARTY	29
12.12	COMPLIANCE	29
12.13	NON-COMPETITION	30
12.14	COUNTERPARTS	30
12.15	COMPLIANCE WITH LOAN DOCUMENTS	30
12.16	REOC PROVISIONS	30
12.17	OWNER’S APPROVAL	31

ii

MANAGEMENT & LEASING AGREEMENT

THIS MANAGEMENT & LEASING AGREEMENT (this “Agreement”) made as of the _____ day of _____________, 2009 ("Effective Date"), by and among [INSERT OWNER ENTITY], a Delaware limited liability company ("Owner"), GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("GPLP" or "Manager") and GLIMCHER DEVELOPMENT CORPORATION, a Delaware corporation ("GDC" or "Service Provider").

Recitals

A.
GRT MALL JV LLC (“Parent”) was formed as a Delaware limited liability company pursuant to a certificate of formation filed with the Secretary of State for the State of Delaware on November [__], 2009.  On the date hereof, GRT WSP-LC Holdings LLC, a Delaware limited liability company (“Glimcher Member”), and BRE/GRJV HOLDINGS LLC, a Delaware limited liability company (“Blackstone Member”), have entered into that certain Amended and Restated Limited Liability Company Agreement of Parent (as amended from time to time, the “Parent Agreement”).

B.	Parent is the sole member of Owner.

C.
Owner is the owner of certain lands situated in [INSERT LOCATION OF SHOPPING CENTER] ("Premises"), on which is situated a regional mall shopping center commonly known as the [INSERT NAME OF SHOPPING CENTER] ("Shopping Center").

B.	Manager is experienced in providing management services to shopping centers.

C.	GDC is experienced in providing various services in connection with shopping centers.

D.	Owner wishes to appoint Manager and Service Provider for the purposes of management, operation, maintenance, and leasing of the Shopping Center, and

Manager and Service Provider wish to accept such appointment, all on the terms and conditions and conditions set forth in this Agreement.

E.
For purposes of this Agreement, "Loan Agreement" shall mean any loan agreement evidencing a loan made to Owner and secured by the Premises from time to time, and “Loan Documents” shall refer to all other documents executed by Owner in connection with such loan.

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NOW THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1
TERM

1.1           TERM: The term of this Agreement shall commence on the date hereof and shall continue until the date that GPLP ceases to possess any ownership interest, directly or indirectly, in the Shopping Center, unless earlier terminated pursuant to the terms of Article 9 hereof.  The indemnification provisions of this Agreement shall survive termination of any kind for a period of 24 months.

ARTICLE 2
MANAGEMENT SERVICES; MANAGEMENT FEE

2.1      APPOINTMENT OF MANAGER:

A)              Owner hereby appoints Manager as its sole and exclusive independent contractor to manage and operate the Shopping Center, subject to and in accordance with the terms of this Agreement, and, in such capacity, to exercise such powers and have such authority with respect to the Shopping Center as more particularly set forth in this Agreement.  Manager hereby accepts such appointment and agrees to perform such services, all in accordance with the terms and provisions of this Agreement.

B)              In performing the Management Services (as hereinafter defined) Manager is, and at all times shall be, acting as an independent contractor engaged by Owner.  Manager, in performing Management Services, shall have no apparent, inherent, or ostensible authority but shall be limited in its authority to the express grants of authority provided in this Agreement.  Manager will not take any actions, pertaining to the management of the Shopping Center in contravention of this Agreement, the Loan Agreement, or the Annual Business Plan.

2.2        RESTRICTIONS ON AUTHORITY; SCOPE OF AUTHORITY:

A)         Without the prior written consent of Owner, Manager and Service Provider, in performing the Management Services, Leasing Services and other services to be provided under this Agreement, without limiting the generality of the foregoing, may not:

2

i.	commingle funds belonging to Owner with funds belonging to Manager or Service Provider or with funds belonging to others; or

ii.	hold itself out as having any relationship with Owner except as expressly provided in this Agreement or the Parent Agreement.

B)         Manager and Service Provider shall not, without the prior written approval of Owner:

i.
sell, exchange, or otherwise dispose of, grant any purchase rights, rights of first refusal to purchase or to approve any offer to purchase or exchange, the Premises or any portion thereof or to lease all or substantially all of the Shopping Center in a single transaction;

ii.
mortgage, pledge, or otherwise encumber all or any part of or interest in the Shopping Center other than pursuant to leases entered into in accordance with the terms of this Agreement, or pledge the credit of Owner or borrow money or execute any promissory note in the name of Owner, or incur any expense in the name of Owner other than as provided for in the Annual Business Plan or in this Agreement;

iii.
cause to be made any repairs, capital improvements, alterations, demolition, renovations, or reconstruction of the Shopping Center other than substantially in accordance with the Annual Operating Budget or such alterations as are required in connection with any Lease approved by Owner under this Agreement;

iv.
settle or compromise any insurance claim or legal proceedings brought by or against Owner, the Shopping Center or other property of Owner where the actual out-of-pocket cost to Owner will exceed the greater of (1) $50,000, or (2) the amount, if any, that shall be provided in the Annual Operating Budget with respect to such item;

v.	voluntarily prepay the outstanding principal balance of any mortgage encumbering the Shopping Center or any other debt (other than trade debt paid in the ordinary course of business) of Owner;

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vi.	cause the layout or plans for the Shopping Center to be materially amended, supplemented or otherwise modified;

vii.	make any tax election or select or modify accounting methods for the Shopping Center or Owner; or

viii.	file or contest any reassessment or other adjustment of real estate or any other taxes for the Shopping Center.

C)         Without limiting the foregoing, Manager shall have the power and authority to do the following, to the extent such matters are provided for in the Annual Business Plan and in such event in accordance with the Annual Business Plan or as otherwise provided in this Agreement:

i.	execute documents and implement decisions on behalf of Owner;

ii.	apply for and obtain any and all necessary consents, approvals and permits required for the occupancy, operation and development of the Shopping Center;

iii.
pay all taxes, assessments and other impositions applicable to the Shopping Center, and retain counsel or other consultants to initiate any action or proceeding seeking to reduce such taxes, assessments or other impositions;

iv.	subject to the provisions of Section 2.3(D), demand, receive, acknowledge and institute legal action for recovery of any and all revenues, receipts and considerations due and payable to Owner;

v.	keep all books of account and other records of the Shopping Center;

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vi.
take all actions necessary or desirable to protect and preserve the title and interests of Owner in its assets, including arranging for the discharge or bonding of mechanics’ and materialmen’s liens encumbering the Shopping Center;

vii.	prepare and implement the Annual Operating Budget and the Annual Business Plan in accordance with Article 7 of this Agreement, and pay all Operating Expenses;

viii.
subject to the provisions of Section 2.2(B)(iv), coordinate the defense of any claims, demands, suits or legal proceeding made or instituted against Owner or the Shopping Center and retain legal counsel in connection therewith;

ix.
take all actions necessary or desirable to comply with (i) the terms and provisions of any restrictive covenants or easement agreements affecting the Shopping Center or any portion thereof, and any and all Leases and other contracts entered into or assumed by Owner and (ii) the terms and provisions of any Loan Documents; and

x.
take all actions necessary or desirable to comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, the requirements of any insurance policy (or any insurer thereunder) covering any of the assets of Owner or the Shopping Center (and any improvements thereon) or any other body exercising functions similar to those of any of the foregoing, which may be applicable to any of the assets of Owner or the Shopping Center (and any improvements thereon) provided that, in taking the foregoing actions, Manager shall not incur any expenditure not included in the Annual Operating Budget or otherwise provided in this Agreement in excess of $50,000 without the prior written approval of Owner.

2.3           AUTHORIZED MANAGEMENT SERVICES:  Manager shall, in performing its duties hereunder, use the level of skill, competence and diligence customarily used among professional management companies managing similar first class properties.  Manager shall, with respect to the Shopping Center, perform such duties as are customarily performed with respect to similar properties, including, without limitation, the following services (collectively "Management Services"):

5

A)      Supervision of Third Party Contractors. Manager shall maintain liaison with third party design and construction staffs, and special consultants of Owner, as Manager may engage, as set forth in the Annual Business Plan or otherwise with Owner’s prior written approval in connection with the operation and management of the Shopping Center.  Owner recognizes that the use of said third party staffs and consultants involves extraordinary costs which are not included in the Management Fee as described in this Article, and agrees that these services, so long as they are specifically enumerated in the Annual Operating Budget or otherwise approved in writing by Owner, will be paid for as provided for in this Agreement.

B)      Expenditures by Manager. Manager shall be authorized to make those expenditures and to incur those obligations provided for in the Annual Operating Budget; provided, however, that such expenditures made by Manager may, without Owner’s prior written approval, (1) with respect to any individual line item which has an expenditure set forth in the Annual Operating Budget in excess of $50,000, exceed no more than 105% of the amount set forth in the Annual Operating Budget for such line item, and (2) exceed the total expenditures set forth in the Annual Operating Budget by an amount not exceeding, in the aggregate, three percent (3%) of the total Annual Operating Budget in any given year.  Owner’s prior consent shall not be required in connection with an expenditure in excess of the foregoing limits but which is made with respect to emergency maintenance or repairs at the Shopping Center which does not permit consultation with Owner and which Manager reasonably believes requires an expenditure not covered by the Operating Budget (each such expenditure, an “Emergency Expenditure”); provided that Manager shall not make any Emergency Expenditure if the same would require the payment of more than $100,000, when combined with all Emergency Expenditures made in any given calendar year.  Manager shall notify Owner in the event of such an emergency as soon as possible (but in no event later than two (2) business days after the occurrence thereof) setting forth the details of the emergency and the expenditure made in connection therewith.

C)      Collections and Disbursements of Revenues.

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i.
Manager shall undertake monthly billing of all rent and other charges due under Leases and shall use commercially reasonable efforts to collect all fixed rents, percentage rents and any other sums, including, without limitation, common area maintenance charges, heating, ventilating and air conditioning charges, and contributions for or pro-rata shares of, as the case may be, common advertising/promotional fees, taxes and insurance, whether payable as additional rent or otherwise, payable (i) by tenants under their respective Leases, or (ii) by other parties under license, service or other agreements, and obtain and review statements of sales furnished by tenants to support their payment of percentage rentals or other sums and deductions.  Manager shall deposit promptly any of the foregoing sums or other revenues of the Shopping Center it collects in a commercial bank account ("Account") for the Shopping Center at a bank chosen by Manager with Owner's reasonable approval.

ii.
All amounts collected shall be held in trust for Owner.  Checks may be drawn by Manager on the Account only on the signature of a duly authorized officer of Manager for the payment of (i) expenses contained in the Annual Operating Budget, subject to the deviations permitted under Section 2.3(B) above, (ii) Emergency Expenditures, and (iii) such other Expenditures as approved by Owner in writing.  Any funds remaining in the Account after the provision for the payments described in this paragraph shall be promptly remitted to Owner on a regular basis.

iii.
Notwithstanding the foregoing or anything to the contrary in this Agreement, Manager shall comply with such cash management and/or lockbox procedures and requirements as may be set forth in any Loan Documents from time to time.

D)      Enforcement of Leases. Manager shall enforce in a commercially reasonable manner the performance by all tenants of the Shopping Center of all requirements of their respective Leases and the observance of all rules and regulations of the Shopping Center, by all commercially reasonable means other than the commencement of legal proceedings, provided that Manager shall not, without prior written approval of Owner,

i.
modify or amend the terms of any Lease at the Shopping Center, except where such modification or amendment (a) is entered into in accordance with the Annual Business Plan, or (b) does not have a material adverse economic effect on Owner or the Shopping Center;

7

ii.
terminate any Lease at the Shopping Center, unless (a) such Lease covers not more than 2,000 rentable square feet at the Shopping Center, or (b) such Lease has less than two years remaining on its term; or

iii.
enter into, modify or amend any Lease with a tenant, if in connection with entering into such Lease, such tenant or its affiliate will also be entering into, modifying or amending any lease, license or other occupancy agreement at one or more properties managed or owned by Manager or an affiliate of Manager other than the Shopping Center.

As used in this Agreement, “Lease” shall mean all leases, licenses and other occupancy agreements for all or any portion of the Shopping Center, other than leases, licenses and other occupancy agreements that can be terminated on 30 days (or less) prior notice without the payment of fees or penalties.

E)      Maintenance and Repair.  Manager shall cause the Shopping Center to be maintained in good operating condition and repair and safe and clean condition, and supervise the maintenance thereof in accordance with the Annual Business Plan.  Manager shall hire such persons, firms or corporations and purchase or lease such equipment and supplies, in each case as set forth and in accordance with the Annual Business Plan and at reasonable rates and costs prevailing in the industry as may be necessary or desirable to accomplish such purposes.  Manager shall not, without the prior written approval of Owner, enter into any maintenance or service contract in respect of the Shopping Center unless such contract (i) is in accordance with the Annual Business Plan, or (ii) involves the payment by Owner of less than $25,000 to an unaffiliated third party and is otherwise entered into in the ordinary course of business.  All such maintenance shall be performed as required pursuant to any Lease affecting the Shopping Center and in accordance with the Annual Business Plan.

F)      Books and Records; Monthly Reports; Annual Reports.

8

i.
Manager shall maintain accurate and complete books, records and accounts of the management, operation and financial condition of the Shopping Center.  The books, records and accounts maintained by Manager for the Shopping Center shall be kept in accordance with US GAAP and preserved for at least five (5) years after the end of the applicable fiscal year.  Owner shall have the right during any fiscal year and for the aforesaid five (5) year period following each respective fiscal year, to audit and examine at its sole cost and expense, such books and records, including, without limitation, the right to copy any portion or portions thereof, at reasonable times during business hours upon, but not less than three (3) days' prior notice.

ii.
Manager shall provide, or cause to be provided, in a written format and an electronic file format to Owner at the earliest practicable time, but in no event later than 30 days after the end of each calendar month, a series of data files containing the following:  (A) a balance sheet, (B) an income statement, (C) current year cash flow reforecast (i.e. revenue down to Net Operating Income (as defined in the Parent Agreement)), (D) a comparison of the actual monthly and year-to-date results with the Annual Operating Budget and prior years, showing dollar and percent variances and a narrative discussing major variances between actual and budgeted performance, (E) a statement of cash flow (i.e. reconciling net income to distributable cash), (F) detail of capital expenditures for the month as compared to budget, (G) occupancy reports, lease expiration reports, tenant sales reports and occupancy costs reports, (H) rent roll, (I) copies of banks statements and monthly bank reconciliations, (J) a leasing status report that discusses leasing and marketing activity, including details of pending lease terms, (K) an aging of accounts receivable and accounts payable, and (L) a copy of all written reports produced by Manager that discusses historical or projected performances of the Shopping Center.

iii.
Manager shall provide, or cause to be provided, in a written format and an electronic file format, to Owner, at the earliest practicable time but in no event later than 30 days after the end of each calendar quarter, a series of reports and data files containing the following:  (A) a quarterly balance sheet, (B) a quarterly income statement, (C) a comparison of the Annual Operating Budget with actual quarterly results, showing dollar and percent variances and containing a narrative discussing major variances, and (D) cash flow statements containing columns with quarterly and year-to-date pro forma and quarterly and year-to-date budget vs. actuals, with dollar and percent variances.

G)      Insurance.

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i.
Manager shall assist Owner in procuring, at Owner's sole expense, a commercial general liability insurance policy, insuring both Owner and Manager for the term of this Agreement.  Such policy shall provide not less than the following limits and coverages:

Bodily Injury and Shopping Center Damage
Liability (including Contractual)                                                                   $10,000,000 per occurrence

and assist Owner in procuring, at Owner's sole expense, property insurance and other insurance as directed by Owner.

ii.
Once obtained by Owner, Manager will administer the Shopping Center insurance program as required by Owner.  In the event Owner fails to maintain insurance as provided for herein and if Owner fails to correct such default after reasonable notice from Manager, Manager may purchase such insurance at Owner's expense.

iii.
Notwithstanding the foregoing, the parties hereby agree that the provisions of any Loan Agreement and other Loan Documents which otherwise provide for the maintenance of insurance and the required limits thereof, shall control and that Manager and Owner shall obtain such required insurance in place of the program outlined above in this section.

H)      Marketing/Promotional. Manager shall supervise and assist in the establishment of a merchants association (“Merchants' Association") or promotional fund ("Promotional Fund"), as directed by Owner, including appropriate bylaws, and represent Owner at any meetings or functions of the Merchants' Association or administer the Promotional Fund, as the case may be.

I)      Advertising. Manager shall initiate, coordinate and supervise advertisement and promotion of the Shopping Center in accordance with the Annual Business Plan and otherwise in accordance with instructions from Owner.  The Annual Operating Budget shall contain sums sufficient to promote and market the Shopping Center in a manner reasonably consistent with comparable shopping centers.

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J)      Other Services. Perform any and all related or collateral business and management functions pertaining to the daily operation of the Shopping Center as contemplated, yet not specifically enumerated, in this Agreement or as requested by Owner in accordance with the Annual Business Plan.

2.4	PERSONNEL:

A)              Manager shall select, hire, employ, compensate, supervise and discharge all employees necessary for the operation and management of the Shopping Center.  Owner shall have no obligation to pay any expenses or compensation (including without limitation salaries and fringe benefits) that are incurred in connection with the employment of any directors, officers or other home office employees of Manager or any of Manager's affiliates.  Manager agrees that the staff available to it (including, without limitation, home office and regional staff) and engaged in connection with the services to be rendered by Manager and GDC hereunder will at all times during the term of this Agreement consist of sufficient personnel to enable it to efficiently and effectively carry on its obligations pursuant to this Agreement.  Compensation, including without limitation salary and fringe benefits, for the services of on-site operating and maintenance employees shall be consistent with the Business Plan and shall be paid directly by Manager but shall be reimbursed by Owner.

B)              In addition to those services rendered by staff personnel employed at the Shopping Center, Owner acknowledges that services will be required of Manager's Regional Management Staff ("Regional Staff").  Owner will pay the Regional Staff Fee in respect of such Regional Staff.  “Regional Staff Fee” means an amount equal to 0.25% of Total Gross Income (as defined below).

C)              Manager shall consult with Owner prior to making any changes to the identity of the individual acting as leasing agent or property manager on behalf of Manager for the Shopping Center.

D)              All persons employed in connection with the operation and maintenance of the Shopping Center shall be employees of Manager and not Owner.

2.5           MANAGEMENT FEES:

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A)           As compensation for the services performed under this Agreement, Owner shall pay Manager a monthly management fee (the “Management Fee”) equal to 2.5% percent of Total Gross Income (as hereinafter defined). As used herein, the term “Total Gross Income”, shall mean:

i.	all amounts of minimum rent and percentage rents collected from tenants or occupants of the Shopping Center;

ii.	all other amounts collected from tenants or occupants for common area maintenance, real estate taxes and assessments, utilities, security and insurance; and

iii.	all other incidental income of the Shopping Center from vending machines, telephones, and parking fees.

Total Gross Income shall not include (i) tenant contributions to the Merchants' Association or Promotional Fund, (ii) security deposits (until actually applied towards a tenant’s obligations under the applicable Lease), or (iii) termination fees or other payments made by tenants in connection with termination of the respective Lease.  Total Gross Income for any period shall be reduced by any amounts paid to a tenant or occupant of the Shopping Center during such period that represents a reimbursement of an amount previously collected from such tenant or occupant as an item of Total Gross Income for a prior period.

B)           The Management Fee and Regional Staff Fee will be paid monthly in arrears on the 5th day of each month (or, if such day is not a business day, the following business day).  The Management Fee and Regional Staff Fee shall be calculated on the basis of cash actually collected with respect to the items set forth above.

ARTICLE 3
LEASING SERVICES

3.1           APPOINTMENT OF LEASING AGENT:

A)           Owner hereby appoints GDC as its sole and exclusive leasing agent for the Shopping Center, subject to the existing brokers listed on Schedule 3.1(A) attached hereto, subject to and in accordance with the terms of this Agreement, and, in such capacity, to exercise such powers and have such authority with respect to the Shopping Center as more particularly set forth in this Agreement.  GDC hereby accepts such appointment and agrees to perform such services, all in accordance with the terms and provisions of this Agreement.

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B)           In performing the Leasing Services (as hereinafter defined) GDC is, and at all times shall be, acting as an independent contractor engaged by Owner.  GDC, in performing Leasing Services, shall have no apparent, inherent, or ostensible authority but shall be limited in its authority to the express grants of authority provided in this Agreement.  GDC will not take any actions, pertaining to the management of the Shopping Center in contravention of this Agreement, the Loan Agreement, or the Annual Business Plan.

3.2           AUTHORIZED SERVICES:  GDC, in its capacity as leasing agent, shall perform the services necessary for the leasing of the Shopping Center in accordance with the Annual Business Plan or this Agreement, including the following services (herein called collectively "Leasing Services");

A)      In accordance with the Annual Business Plan or this Agreement, or with Owner's prior written approval, and at Owner's expense, advertise the Shopping Center or portions thereof for rent, by means of periodicals, signs, plans, brochures, and other means appropriate to the Shopping Center.   Owner agrees that, for advertising purposes, the Shopping Center may be included in brochures of GDC which advertise other properties being offered for lease by GDC.  Under such circumstances the costs of advertising will be allocated to the Shopping Center on an equitable and non-discriminatory basis.

B)      Use diligent and good faith efforts to rent and keep the Shopping Center rented in accordance with the Annual Business Plan.  Service Provider shall, negotiate, on behalf of Owner, leases on an individual basis for all space and buildings in the Shopping Center, including out parcels, and renewals and extensions of existing Leases, all substantially in accordance with the Annual Business Plan.  Any proposed lease which covers (or proposes to cover) in excess of 2,000 square feet at the Shopping Center shall in all events be subject to Owner’s prior written consent.  All Leases shall be executed by Owner.  Notwithstanding anything herein to the contrary, all Leases, and renewals, extensions and modifications to Leases, shall comply with the requirements of any Loan Agreement.

C)      Consult with Owner for the preparation of form lease agreements to be used in conjunction with the Leasing Services provided in this Article.  Where such form lease agreement have been prepared and approved by Owner, GDC will use commercially reasonable efforts to utilize the form lease agreement.  Such services of GDC will be billed as provided for Legal Services (as hereinafter defined) herein.

3.3           LEASING FEES:

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A)      Service Provider shall be entitled to receive commissions for Leases, renewals and extensions executed with tenants at the Shopping Center, and certain other compensation (collectively, “Commissions”) as set forth in this Section 3.3.

B)      The Commissions shall be earned and payable as follows:

(i)	Thirty-Three and one-third percent (33.33%) upon the execution of a Lease by both Owner and the applicable tenant.

(ii)	Thirty-Three and one-third percent (33.33%) within ten (10) days after the date upon which the tenant under the relevant Lease occupies the subject premises.

(iii)
Thirty-Three and one-third percent (33.33%) within ten (10) days after the date upon which the tenant under the relevant Lease begins payment of regularly scheduled rental payments under the applicable Lease.

(iv)	In full upon a closing, in the event a Commission shall be earned in respect of the sale of an out parcel at the Shopping Center.

C)      The amount of Commissions earned by Service Provider shall be as follows:

(i)	Three percent (3%) of the amount of the Net Rent (as defined below) for any Lease with a new “Major Tenant” (tenants leasing 15,000 square feet or more of gross leasable floor area).

(ii)	$6 per square foot (to be prorated for any lease term of less than 5 years) with any new in-line tenant other than a Major Tenant and other than a Long-Term Temporary Tenant.

(iii)	$3 per square foot with any new in-line tenant that is a Long-Term Temporary Tenant.

(iv)	Three percent (3%) of the amount of Net Rent for the renewal of any Lease of a Major Tenant.

(v)	$4 per square foot (to be prorated for any lease term of less than 5 years) for the renewal of any Lease with any in-line tenant other than a Major Tenant and other than a Long-Term Temporary Tenant.

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(vi)	$2 per square foot for the renewal of any Lease with any in-line tenant that is a Long-Term Temporary Tenant.

(vii)	Four percent (4%) of the amount of the Net Rent for the lease of any permanent kiosk space.

(viii)
Fifteen percent (15%) of the amount of the gross rents for any Lease having a term of twelve (12) months or less, or that can be terminated by landlord without penalty on not more than thirty (30) days notice.

(ix)	Three percent (3%) of the purchase price for the sale of any out parcel on the Shopping Center.

(x)
If a tenant is represented by broker or agent whose fee is to be paid by Owner, then GDC's commission shall be reduced by the amount required to be paid to the broker or agent, but in no event shall GDC's commission be reduced by more than fifty percent (50%).

D)      As used herein:

(i)
The term “Net Rents” shall mean be the amount of rent payable by a tenant to landlord for the initial term under a Lease (not to exceed ten (10) years) excluding all rent or amounts payable by tenant to reimburse landlord for tenant’s share of the costs of taxes, common area maintenance, insurance, other similar reimbursable expenses or tenant payments to marketing or promotional funds, if any, for the Shopping Center.

(ii)
The term “Long-Term Temporary Tenant” means a tenant who leases space in the Shopping Center for a term not less than 13 months and not greater than 35 months, and whose occupancy agreement is executed on GDC’s form specialty license agreement.

3.4           INTENTIONALLY OMITTED.

3.5	LEASES AND SALES AFTER EXPIRATION OF AGREEMENT.

A)           No later than 30 days following the expiration or earlier termination of this Agreement, GDC shall provide a list (the “Tail List”), along with reasonable evidence, of those prospective tenants with whom:

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(i)
During the term of this Agreement: (x) such prospective tenant has received a substantive proposal from GDC with respect to a Lease or out parcel purchase in the Shopping Center, has affirmatively responded to such proposal with a substantive counterproposal, and negotiations with such prospective tenant have not terminated at any time thereafter by the prospective tenant or purchaser, or GDC or Owner; or (y) such prospective tenant or purchaser has signed a letter of intent.  It shall be conclusively presumed that active negotiations have been terminated if there has been no substantive communications with the prospective tenant or out parcel purchaser concerning the Shopping Center during the ninety (90) day period immediately preceding such expiration or termination.  No commission shall be due to GDC if active negotiations were terminated, or presumed to have been terminated, as provided herein.

B)           GDC will be entitled to a fee for any Lease or any agreement for the sale of any out parcel entered into after the date of the expiration or earlier termination of this Agreement with a party properly identified on the Tail List, provided that:

i.	With respect to any Lease, such Lease is fully executed within one hundred eighty (180) days after the expiration or earlier termination of this Agreement;

ii.
With respect to any out parcel ground lease, such ground lease is fully executed within one hundred eighty (180) days after the expiration or earlier termination of this Agreement, and the tenant thereunder does not terminate such Lease due to tenant contingencies; and

iii.
With respect to any agreement for the sale of an out parcel, such agreement is fully executed within one hundred eighty (180) days after the expiration or earlier termination of this Agreement, and such sale closes.

ARTICLE 4
DESIGN AND CONSTRUCTION COORDINATION SERVICES

4.1           EMPLOYMENT OF GDC:  As provided in Article 2, Owner authorizes Manager to perform, in strict accordance with the Annual Business Plan, those services necessary for the design, construction, repair and maintenance of the Shopping Center.  To fulfill those duties and obligations, Manager shall employ the services of GDC to perform those design services as Manager shall deem necessary.

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4.2           DESIGN SERVICES:  GDC shall provide the following services to Manager to enable Manager to provide the same services to Owner:

A)           GDC shall provide information and suggestions and such professional services as will enable Manager to make knowledgeable decisions regarding maintenance problems;

B)           GDC shall provide necessary design services to enable Manager to conclude leases with tenants which services shall include:

(i)	preparation of a plot plan and updating of the plan of the Shopping Center and buildings thereon as Manager shall direct;

(ii)	preparation of leasing plans and periodic updating to leasing requirements specified by Manager;

(iii)	coordination required to effect items (i) and (ii);

(iv)	preparation of individual tenant shell space plans including room splits, which will depict conditions of shell space for tenant's use in preparing tenant's construction plans and specifications;

(v)	review of tenant's plans when received for conformance to various design criteria established;

(vi)	preparation of complete plans and specifications should a lease be other than shell space (i.e., a turn-key lease, etc.), as Manager so directs; and

(vii)	consultation with tenant's architect, engineer, contractor or other representative regarding plans and specifications.

C)           When expressly set forth in Annual Business Plan or otherwise requested in writing by Owner in connection with (i) any repairs or remodeling of the Shopping Center, or (ii) any expansion of the Shopping Center (the determination of whether the same is required being at the sole discretion of Owner), and when requested by Manager at the direction of Owner, provide services, information and suggestions to Manager for the preparation of plans and specifications for the relevant project.  These services may include:

(i)	Plan review;

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(ii)	Technical consultation; and

(iii)	Site inspection.

D)           Any services to be performed under this Article 4 shall be rendered only after Manager has obtained Owner's prior written approval or in strict accordance with the Annual Operating Budget.

E)           GDC may not retain the services of outside design, engineering and construction consultants in connection with services it provides under this Agreement without the prior written approval of Owner.

4.3           DESIGN SERVICES FEES:  For the services provided for in this Article 4 as it relates to tenant design services, Owner shall pay GDC compensation in an amount equal to $2,500 per Lease; provided that such services shall be provided to the extent required for any kiosk leases or any lease for a term of less than 13 months, but no fee shall be payable in connection therewith.

ARTICLE 5
SUPPLEMENTAL SERVICES

5.1           SUPPLEMENTAL SERVICES:  The parties acknowledge that GDC has in-house resources for Legal Services (as hereinafter defined).  Having such expertise, Owner agrees that, when necessary and in strict compliance with the Annual Operating Budget or upon the prior written request of Owner, GDC, for a fee, may utilize GDC's in-house resources to provide Legal Services with respect to the Shopping Center:

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A)           Legal services ("Legal Services"), including reviewing and processing damage claims, lawsuits and mechanics liens; satisfying requirements of the mortgagee of the Shopping Center in regard to effecting the duties and responsibilities of Manager or GDC; working with governmental agencies; working with tax counsel or taxing authorities to effect a tax reduction; working with outside legal counsel hired by Manager or GDC on behalf of Owner; routine consultation by telephone, correspondence, or in person with respect to legal issues affecting Owner; routine participation in negotiations concerning individual tenant lease contracts including, but not limited to, anchor tenants, in-line tenants and outparcel leases; preparation and negotiation of sales contracts for outparcels; and routine participation with respect to project development issues including, but not limited to, title and zoning matters.  Legal Services shall not include preparation for, and participation in any litigation, administrative hearing, arbitration, or other matters involving a judicial, administrative, regulatory or supervisory body; collective bargaining; and matters not traditionally handled by Manager's or GDC's staff counsel because of the specialty involved.  Notwithstanding the foregoing, Manager or GDC reserves the right to decline to undertake any matter on behalf of Owner where it determines that it may not ethically undertake such representation, whether because of conflict of interest or otherwise.

5.2           FEES:   Whenever services are provided by GDC in accordance with Section 5.1, all supplemental services performed by GDC will be invoiced to Owner at an hourly rate comparable to that commonly charged for similar services rendered in the shopping center industry (with the exception of those fees specifically referred to in this section).  To the extent that GDC utilizes its in-house legal staff for the provision of Legal Services, GDC shall charge Owner, and Owner shall pay, for such Legal Services at such reasonable rates as GDC may establish from time to time, plus out-of-pocket expenses, except as provided below.

Owner agrees to pay GDC the fees as set forth below for certain Legal Services:

Out parcel leases	$20,000 per lease
Out parcel sales	$20,000 per sale
Major tenants (over 15,000 sq.ft.)	$20,000 per lease
All other tenants	$1.25 per sq. ft. of gross leasable area
(minimum of $750)

Notwithstanding the foregoing fee chart for the Legal Services described therein, (i) there shall be no charge or fee for leases that are executed on GDC’s license agreement form; and (ii) with respect to all Lease amendments, renewals, options to relet, assignments and terminations, all Legal Services performed by GDC will be invoiced to Owner at the then-market hourly rate for similar legal services rendered in the Columbus, Ohio metropolitan area.

In addition, all incidental expenses incurred by GDC, including but not limited to, telephone and telefax charges, copying costs, travel expenses (including mileage, food and lodging), and postal and courier service charges shall be borne by Owner.

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ARTICLE 6
INDEMNIFICATION

Each party shall indemnify and hold the other (together with their respective officers, directors, shareholders, members, employees, agents, attorneys, subsidiaries, successors and assigns) harmless against and from any liabilities, claims, demands or legal proceedings (including the costs, expenses and reasonable attorneys' fees incurred in connection with the defense of any such matter) which may be made or brought against the indemnitee arising out of the indemnitor’s actions or omissions with regard to the Shopping Center, except with respect to claims or demands due to the indemnitee's negligence or willful misconduct or any act or omission outside of the scope of or in breach of, the provisions of this Agreement; provided, however, that this indemnity is on the condition, as to any particular event, that the indemnitee:

(i)	notifies the indemnitor or its insurers in writing as soon as possible after notice of any injury or claim is received, and

(ii)
takes no steps (such as admission of liability) which will operate to bar the indemnitor from obtaining any protection afforded by any policies of insurance it may hold or which will operate to prejudice the defense in any such legal proceedings or otherwise prevent the indemnitor from protecting itself against such claim, demand or legal proceedings.

It is understood that the indemnitor shall have the sole and exclusive right to conduct the defense of any such claim, demand or legal proceeding.

ARTICLE 7
BUSINESS PLAN; OPERATING BUDGET

SECTION 7.1  Business Plan.   Manager shall, in accordance with Section 7.2, (A) prepare an updated Business Plan annually which shall be submitted to the Blackstone Member for approval as provided for herein, and (B) shall implement the Business Plan on behalf of Owner in accordance with the terms of this Agreement.

SECTION 7.2   Implementation of Business Plan; Updates.

A)           Beginning with the Business Plan for calendar year 2011, Manager shall on or before November 15th of each year prepare and submit to the Blackstone Member for approval a proposed Business Plan (including an Operating Budget) for the ensuing calendar year.

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B)           The Business Plan shall include, without limitation, each of the following items containing the most current information with regard thereto then available:  (i) a comprehensive survey of the market in which the Shopping Center is competing, (ii) a detailed description of the renovation, refurbishment, maintenance, repair and management of the Shopping Center, including, without limitation, any planned or required improvements to the Shopping Center, (iii) a forecast of the capital spending requirements of Owner for the succeeding five-year period, (iv) a detailed Operating Budget, (v) a detailed marketing report, and (vi) such other items as the Blackstone Member shall reasonably request from time to time.

C)            Not later than 15 business days after receipt by the Blackstone Member of the proposed Business Plan, the Blackstone Member may deliver a notice to the Manager stating that the Blackstone Member objects to any information or proposal contained in or omitted from such Business Plan and setting forth the nature of such objection.  Upon receipt of such notice, the Manager shall within 10 business days modify the proposed Business Plan and resubmit it to the Blackstone Member for the Blackstone Member’s approval.  Within 10 business days of receipt of the resubmitted Business Plan, the Blackstone Member may deliver a further objection notice (in which event the resubmission and review process described above shall continue until the Business Plan in question is accepted and consented to by the Blackstone Member).

D)           If a Business Plan for any calendar year has not been approved by December 31st of the previous year, the Shopping Center shall continue to operate under the Business Plan for the previous year until a new Business Plan, as provided herein, is approved in accordance with the terms hereof, with such adjustments to the Operating Budget contained therein as may be necessary to reflect approved contracts or Leases, deletion of non-recurring expense items set forth on the previous Operating Budget and increased insurance costs, taxes, utility and energy costs,  debt service payments and other non-discretionary items.

SECTION 7.3  Operating Budget.

A)           The Operating Budget shall include, without limitation, all anticipated Operating Expenses (as defined in the Parent Agreement), Operating Revenues (as defined in the Parent Agreement) and capital expenditures of Owner and the Shopping Center for the immediately succeeding calendar year and for each month and calendar quarter of such calendar year.

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B)           Manager shall use commercially reasonable efforts to implement the Operating Budget included as a part of the then current Business Plan on behalf of Owner and may incur the expenditures and obligations provided for therein, subject to the express limitations set forth elsewhere in this Agreement and the requirements of any Indebtedness (as defined in the Parent Agreement).  Manager shall use diligent efforts to keep Owner fully informed regarding all material matters relating to the Shopping Center and its operations and assets (and such other specific matters as Owner may reasonably request from time to time) and shall so consult on a monthly basis and at all reasonable times requested by Owner, and without limitation of the foregoing, shall cause any party retained by it or its affiliates to implement the matters set forth in any Business Plan, Annual Operating Budget, and to periodically consult with Owner regarding the implementation of the Business Plan.

SECTION 7.4  Certain Definitions. As used herein:

A)      “Business Plan” means, at any time, the strategic annual plan duly prepared by the Manager and approved by the Blackstone Member in accordance with this Agreement and in effect at such time for the operation, development, renovation, refurbishment, marketing, leasing, financing/refinancing and/or disposition of the Shopping Center, which shall include and incorporate an Operating Budget.

B)      “Operating Budget” means the annual budget prepared by the Manager and approved by the Blackstone Member in accordance with this Agreement, and including the items set forth in this Agreement.  The Operating Budget shall be incorporated into and be part of the Business Plan.

C)      “Annual Operating Budget” shall mean the Operating Budget approved for the applicable calendar year.

D)      “Annual Business Plan” shall mean the Business Plan approved for the applicable calendar year.

ARTICLE 8
ASSIGNMENT

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This Agreement shall not be assigned by any party without the prior written consent of the other; provided, however, that Manager or GDC shall have the right to assign its interest in this Agreement to another legal entity which is a wholly-owned subsidiary of Manager or GDC.  In the event of such an assignment by Manager or GDC, assignee shall agree, by written instrument inuring to the benefit of Owner, its successors and assigns, to be bound by all of the provisions of this Agreement.

ARTICLE 9
TERMINATION

SECTION 9.1  Termination by Owner. This Agreement may be terminated by Owner without payment of any premium or fee upon the occurrence of any of the following:

A)      If Manager or Service Provider is in default in the performance of its obligations hereunder, which default continues uncured for 30 days following receipt of notice thereof from Owner; provided, however, if the default in question is curable but is of such nature that it cannot reasonably be completely cured within such 30-day period, such longer period, not to exceed ninety (90) additional days, as may reasonably be necessary provided that Manager or Service Provider, after receiving such notice, promptly commences to cure such default and thereafter proceeds with reasonable diligence to complete the curing thereof; provided further, however, that if the performance of Manager’s or Service Provider’s obligations requires that repairs or similar work be completed at the Shopping Center and, despite Manager’s or Service Provider’s reasonable diligent efforts, such work cannot be completed within such additional 90-day period, such 90-day period may be further extended as is reasonably necessary for Manager or Service Provider to complete such work, as long as Manager or Service Provider continues to proceed with reasonable diligence to perform same and provides Owner with periodic updates until such work is completed.

B)      If a “Removal Event” has occurred as such term is defined in the Parent Agreement, or if the Blackstone Member is otherwise entitled under the Parent Agreement to cause the termination of this Agreement.

C)      The occurrence of any of the following: (i) the filing of any petition for bankruptcy by or against Manager or Service Provider, and, in the case of an involuntary petition, such petition is not discharged or dismissed within sixty (60) days of the filing thereof, (ii) if Manager or Service Provider makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they come due or is adjudicated insolvent in any legal proceeding, or (iv) if a trustee or receiver is appointed to take possession of all or a substantial portion of Manager’s or Service Provider’s assets, which appointment is not rescinded within 60 days thereof.

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D)      If Owner permanently discontinues operation of the Shopping Center due to a casualty or condemnation event.

E)      The sale or transfer by Owner of the Shopping Center, the sale or transfer (either directly or indirectly) by Parent of all its membership interests in Owner, the sale or transfer by Glimcher Member of all its direct or indirect membership interest in Parent, in each case to an third party purchaser unaffiliated with Manager, Service Provider, or Glimcher Member; or the sale or transfer by Glimcher Member of all its direct or indirect interest in Parent to Blackstone Member or an affiliate thereof, such termination to be effective as of the closing of such sale or transfer.

F)      If there occurs a final judgment of foreclosure by any bank or financial institution on the Interest (as defined in the Parent Agreement) of Glimcher Member in Parent.

G)      If, under the terms of any Loan Agreement or Loan Documents affecting the Premises, the lender thereunder has exercised its right to terminate this Agreement.

H)      The occurrence of a “Performance Event” (as defined below).

As used in this Agreement, “Performance Event” means if “Net Operating Income” for any 12 month period ending on September 30 (beginning with September 30, 2010) is less than 85% of “Base Year NOI”.  For purposes of this Agreement "Net Operating Income" shall have the meaning assigned thereto in the Parent Agreement.   “Base Year NOI” shall mean the Net Operating Income for the trailing twelve month period ending on September 30, 2009, which equals [INSERT BASE YEAR NOI FOR SHOPPING CENTER: $17,969,103 FOR LLOYD CENTER, AND $14,127,467 FOR WESTSHORE PLAZA].

SECTION 9.2   Termination by Manager.   This Agreement may be terminated by Manager at any time if Owner is in material default in the performance of its obligations hereunder, which material default continues uncured for 30 days following receipt of notice thereof from Manager; provided, however, that in the event such material default is not susceptible to cure within such 30 day period, this Agreement may not be terminated by Manager pursuant to this Section 9.2 so long as Owner commences to cure such material default within such initial 30 day period and diligently prosecutes such cure through its completion.

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SECTION 9.3   Final Accounting.  Upon termination of this Agreement for any reason, Manager and Service Provider shall (A) cooperate with Owner and any new manager or leasing agent selected by Owner to manage and lease the Shopping Center by promptly responding to all reasonable requests for information or documentation in connection with Manager or Service Provider’s activities under this Agreement, and (B) promptly deliver to Owner within 30 days of the effective date of termination the following documentation with respect to the Shopping Center:

A)           A final accounting, reflecting the balance of income and expenses of the Shopping Center as of the date of termination;

B)           Any balance of monies of Owner or tenant security deposits, or both, held by Manager with respect to the Shopping Center, and any moneys received by Manager with respect to the Shopping Center at any point following termination; and

C)           All materials, supplies, keys, accounting papers, books, records, contracts, Leases, receipts for deposits, unpaid bills or other papers or documents which pertain or relate to the Shopping Center.

D)           To the extent there are any contracts with third parties which pertain to the operations of the Shopping Center which are held in Manager’s name, Manager shall reasonably cooperate with Owner to assign such contracts to Owner.

ARTICLE 10
NOTICES

Every notice, demand, consent, approval or other document or instrument required or permitted to be served upon any of the parties hereto (collectively, "Notices") shall be in writing, addressed to the respective parties at the addresses set forth below, and shall be delivered: by hand; by registered or certified United States mail; by facsimile to the facsimile number for a party set forth herein; or by national overnight courier service.   Notices shall be deemed to have been given: if by hand, on the date delivered; if by registered or certified United States mail, on the date of delivery; if by facsimile, on the date successful transmission is verified; and if by overnight courier service, on the date of delivery.  All notices shall be sent to:

TO OWNER:	[INSERT NAME OF OWNER]
c/o Glimcher Properties Limited Partnership
180 East Broad Street
Columbus, Ohio 43215
Attn: General Counsel
Fax: 614.621.8863

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WITH A COPY TO:
Blackstone Real Estate Acquisitions VI, L.L.C.
345 Park Avenue, 31st Floor,
New York, New York 10154
Attn: Gary Sumers
Fax 212.583.5726

And

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Sas Mehrara, Esq.
Fax: 212.455.2502

TO MANAGER:	Glimcher Properties Limited Partnership
Attention: General Counsel
180 East Broad Street
Columbus, Ohio 43215
Fax: 614.621.8863

TO GDC:	Glimcher Development Corporation
Attention: General Counsel
180 East Broad Street
Columbus, Ohio 43215
Fax: 614.621.8863

Any party may change the address to which Notices served upon it are to be sent by ten (10) days prior written notice informing the other parties of the change of address.

ARTICLE 11
REPORTING

Whenever in this Agreement Manager or GDC is requested to submit reports to Owner, unless otherwise specified, such reports will be sent to Owner at the address stated in Article 8.

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11.1           OPERATIONAL/MANAGEMENT REPORTS:  Reports required on a monthly basis as those in Article 2 relating to the management and operation of the Shopping Center shall be submitted to Owner no later than thirty (30) days after the calendar month for which the report is being submitted; the form and substance of such reports shall be subject to the reasonable approval of Owner.

11.2           ENGINEERING AND CONSTRUCTION REPORTS:  For those services not of a continuing nature such as those rendered pursuant to Article 4, reports and statements shall be submitted to Owner on a monthly basis as services are rendered.  Upon receipt, Owner will have ten (10) business days to review and approve or object to the statements or reports submitted in respect of any such services. Failure to respond within ten (10) business days will be deemed acceptance by Owner entitling Manager to make payment to GDC from the Account.

11.3           SUPPLEMENTAL SERVICE REPORTS/INVOICES:  For services rendered pursuant to Article 5, GDC shall submit appropriate reports, statements or invoices after completion of the particular assignment.  Owner will have ten (10) business days to review and approve or object to the statements for payment submitted in respect of such services.  Failure to respond within ten (10) days will be deemed acceptance by Owner entitling Manager to make payment to GDC from the Account.

ARTICLE 12
MISCELLANEOUS

12.1           APPLICABLE LAWS:  This Agreement shall be governed and construed by the laws of the State of [INSERT STATE WHERE PROPERTY IS LOCATED].

12.2           ENTIRE AGREEMENT:  This Agreement shall constitute the entire agreement of the parties; all prior agreements between the parties with respect to the matters herein contained, whether written or oral, are merged herein and shall be of no force and effect.  This Agreement cannot be changed, modified, waived or discharged orally but only by an agreement in writing signed by the party against whom enforcement of the change, modification, waiver or discharge is sought.

12.3           UNENFORCEABILITY:  If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect other provisions of this Agreement or the applications thereof which can be given effect without the invalid provision or application, and to this end the parties hereto agree that the provisions of this Agreement are and shall be severable.

27

12.4           CUMULATIVE RIGHTS:  All rights, privileges and remedies afforded the parties by this Agreement shall be cumulative and not exclusive, and the exercise of any one of such remedies shall not be deemed to be a waiver of any other right, remedy or privilege provided for herein or available at law or equity.

12.5           DEFINITIONS; TERMS:  The use herein of (i) the singular number shall be deemed to mean the plural, (ii) the masculine gender shall be deemed to mean the feminine or neuter, and (iii) the neuter gender shall be deemed to mean the masculine or feminine whenever the sense of this Agreement so requires.

12.6           AFFILIATE SERVICES:  Neither Manager nor GDC may engage any affiliate in connection with the services to be provided hereunder or pay any compensation in respect thereof to any affiliate except as provided in this Agreement or if Owner’s prior written consent has been obtained.  All services provided by affiliates of Manager or GDC must be provided at rates equal to or less than the rates that would be charged by similarly qualified independent third parties for similar services, and must otherwise be on terms as would be available to Owner on an arm’s length basis from similarly qualified third party providers.

12.7           MANAGER'S AND SERVICE PROVIDER’S INSURANCE:  Manager and Service Provider shall, at their own expense, maintain in full force and effect insurance policies with respect to the employees of Manager and Service Provider satisfactory to Owner issued by insurance companies which have an A.M. Best General Policyholder's Service rating of not less than "A/VIII", which are licensed in the state in which the Shopping Center is located and which are otherwise reasonably satisfactory to Owner.  Such policies shall provide the following coverage:

A)      Worker's compensation and employer's liability insurance subject to the statutory limits of the state in which the Shopping Center is located.

B)      Comprehensive automobile liability insurance in an amount not less than $5,000,000 combined single limit for bodily injury and property damage.  Such requirements may be satisfied by layering of comprehensive automobile liability, umbrella and excess liability policies.

C)      A fidelity bond in the amount of $100,000 for each officer and employee of Manager who is associated with the management of the Shopping Center or, in the alternative, an employee dishonesty insurance policy in the amount of $500,000.

D)      Commercial general liability insurance in an amount not less than $5,000,000 each occurrence, provided that such insurance coverage may be satisfied by an umbrella policy.

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12.8           SUCCESSORS AND ASSIGNS:  This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties and any person claiming by, through or under any of the respective parties or their respective permitted successors or assigns.

12.9           FORCE MAJEURE:  The time for performance of any term, covenant, condition or agreement of this Agreement, except the obligation to pay any sum of money, shall be extended by any period of unavoidable delays.  (For purposes of this Agreement, "unavoidable delays" shall mean delays reasonably beyond the control of the party obligated to perform the applicable term, covenant, condition or agreement under this Agreement and shall include, without limiting the generality of the foregoing, delays attributable to acts of God; strikes; labor disputes, inability to procure labor, equipment, facilities or materials; governmental restrictions; riots; acts of public enemy or casualty; but shall not include delays attributable to financial difficulties of such party.)  The party seeking to be excused hereunder shall give the other party notice within thirty (30) days of the event upon which the excuse from performance is based.  No party to this Agreement shall incur any financial or other liability to the other party arising out of the failure of said party to meet a particular date or dates as set forth herein provided the said party hereto has acted in good faith and any such delay arises from any of the causes enumerated in this Section and the said party has used diligent efforts to meet said date or dates.

12.10           AUTHORITY TO ENTER INTO AGREEMENT:  The parties hereto represent that they have full authority to enter into this Agreement as conferred upon them by the document creating their authority and more particularly have been authorized by the requisite approval to enter into this Agreement and do so only in the capacities indicated herein.

12.11           THIRD PARTY:  This Agreement is made for the exclusive benefit of the parties hereto, their successors and assigns herein permitted, and (except as otherwise provided and as it relates to the Blackstone Member) not for any third party and nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, their successors and assigns herein permitted, any rights or remedies by reason of this Agreement.

12.12           COMPLIANCE:

A)      In performing its obligations under this Agreement, Manager and GDC shall comply with all present and future laws, ordinances and all rules, regulations, requirements and orders of all governmental authorities (“Applicable Laws”) and shall obtain all licenses and permits required to perform its obligations hereunder and shall file all returns and reports required by Applicable Laws of Manager and GDC in connection with its duties hereunder, including, but not limited to, income tax withholding returns, Federal Insurance Contributions Act returns and reports, Federal Unemployment Tax Act and worker's compensation returns and reports, sales and use tax returns including so called rent tax returns (and shall timely pay all contributions, taxes, costs and other amounts due thereunder).  All of the foregoing returns and reports shall be maintained as a part of the books and records of Manager and GDC.

29

B)      Manager and GDC shall be responsible for alerting Owner as to any violation or alleged violation of any Applicable Law relating to the renting, use, operation, repair and maintenance of the Shopping Center, and will use commercially reasonable efforts to ensure that the Shopping Center complies with all Applicable Laws.

12.13   INTENTIONALLY OMITTED.

12.14           COUNTERPARTS:  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.  Facsimile signatures shall be binding upon such signatories.

12.15           COMPLIANCE WITH LOAN DOCUMENTS:  Notwithstanding anything to the contrary contained in this Agreement, Manager and Service Provider, in performance of their respective duties under this Agreement, will not take any action in violation of any Loan Agreement or Loan Documents and will perform their obligations hereunder and otherwise act in a manner which will cause Owner to be in compliance with its obligations under the Loan Agreement and Loan Documents.

12.16 REOC PROVISIONS.  The parties acknowledge that Owner is a direct or indirect controlled subsidiary of an entity (the “Member”) that is intended to qualify as a “real estate operating company” (a “REOC”) within the meaning of the U.S. Department of Labor plan assets regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that Owner will have the right, pursuant to this Agreement, to substantially participate directly in the management of the Shopping Center.  Without limiting the generality of the foregoing, notwithstanding any other provision of this Agreement, and without prejudice to the other rights provided to Owner under this Agreement, Manager agrees to: (i) permit Owner to visit and inspect the property and inspect and copy the books and records of Manager related to the Shopping Center, at such times as Owner shall reasonably request; and (ii) periodically (but at least quarterly) consult with Owner with respect to Manager’s operation and management of the Shopping Center and the performance of its duties under this Agreement and with respect to renovations, alterations, general maintenance and repairs that Manager has engaged in or intends to engage in with respect to the Shopping Center in accordance with the terms and provisions of this Agreement, and provide Owner with the information and reports regarding the same set forth in this Agreement; (iii); provide Owner with such other rights of participation in the management of the Shopping Center as may reasonably be determined by Owner to be necessary to enable the Member to qualify as a REOC, provided such additional rights do not materially adversely affect Manager’s ability to perform its duties under this Agreement or the economic benefits enjoyed by Manager under this Agreement.  Manager agrees to consider, in good faith, the recommendations of Owner in connection with the matters on which it is consulted as described above.

30

12.17 OWNER’S APPROVAL:  When the approval or consent of Owner is required by the terms of this Agreement in connection with any action to be taken by Manager or GDC, the granting of Owner’s approval or consent shall be given in writing by the Blackstone Member; provided, that if Manager or GDC requests Blackstone Member’s consent under this Agreement and Blackstone Member does not affirmatively reject such request in writing within five (5) business days of its receipt of such request, then Blackstone Member shall be deemed to have granted its consent.

 [End of Agreement]

31

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER:
[INSERT NAME OF OWNER],
a Delaware limited liability company

By:	GRT MALL JV LLC, its sole member

By:
Name:
Title:

MANAGER:
GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	GLIMCHER PROPERTIES CORPORATION,
a Delaware corporation,
its sole general partner

By:
George A. Schmidt
Executive Vice President

SERVICE PROVIDER:
GLIMCHER DEVELOPMENT CORPORATION,
a Delaware corporation

By:
George A. Schmidt
Executive Vice President

32

Exhibit H:  FIRPTA Certificate

AFFIDAVIT OF NON-FOREIGN STATUS
(FIRPTA)

STATE OF	________________
COUNTY OF	________________

Before me, the undersigned authority, this day personally appeared _________________, (“Affiant”), the _______________ of Glimcher Properties Corporation, a Delaware corporation, the General Partner of Glimcher Properties Limited Partnership, a Delaware limited partnership (the “Partnership”), who being first duly sworn, says:

1.           That Affiant understands and acknowledges that Section 1445 of the Internal Revenue Code (as amended, the “Code”) provides that a transferee (buyer) of a United States real property interest (as defined in Section 897(c) of the Internal Revenue Code) must withhold tax if the transferor is a foreign person;

2.           That Affiant understands and acknowledges that for federal income tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the real property interest and not the disregarded entity;

3.           That the Partnership owns all of the membership interests in ____________________, a Delaware limited liability company (the “Venture”), an entity that is disregarded as an entity separate from its owner under federal income tax law;

4.           That the Venture owns all of the membership interests in each of (i) LC Portland, LLC, a Delaware limited liability company (which has legal title to a United States real property interest under local law, situated in Portland, Oregon), and (ii) Glimcher Westshore, LLC, a Delaware limited liability company (which has legal title to a United States real property interest under local law, situated in Tampa, Florida) (collectively, the “Owner Entities”), each of which is an entity that is disregarded as an entity separate from its owner under federal income tax law;

5.           That, because the Venture and the Owner Entities are disregarded entities, for federal income tax purposes, the Partnership will be the transferor of such United States real property interests situated in (i) Portland, Oregon, known as Lloyd Center and (ii) Tampa, Florida, known as Westshore Plaza and (the “Property”).

6.           That the Partnership is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

7.           That the Partnership is not a disregarded entity as defined in Treasury Regulations, Subchapter A, Section 1.1445-2(b)(2)(iii).

8.           The Partnership’s address and United States taxpayer identification number are as follows:

______________________________
______________________________
Tax ID No.:  31-1390925

9.           That Affiant understands that this affidavit may be disclosed to the Internal Revenue Service and that any false statement made herein could be punished by fine, imprisonment, or both.

[Signature Page on Next Page]

Under penalties of perjury, Affiant declares that he has examined this affidavit, and to the best of his knowledge and belief, it is true, correct, and complete, and Affiant further declares that he has the authority to sign this affidavit on behalf of the Partnership.

Dated:  _____________, 2009

_____________________, Affiant

SWORN TO AND SUBSCRIBED before me this ____ day of _______, 2009, by ________________, the _______________ of Glimcher Properties Corporation, a Delaware corporation, the General Partner of Glimcher Properties Limited Partnership, a Delaware limited partnership, for the purposes stated herein, and that Affiant is personally known to me or has produced _______________________________ as identification.

Notary Public
Print Name:
My Commission Expires:

SCHEDULE A-1

LEGAL DESCRIPTION

Lloyd Center, Portland, OR

PARCEL 1:

Parcel 1 of PARTITION PLAT 1999-146, in the City of Portland, County of Multnomah  and State of Oregon.

PARCEL2:

A tract of land situated in the Southwest one-quarter of Section 26, and the Northwest one-quarter of Section 35, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being all of Blocks 201,202, 203, and Lots 3, 4, 5, 6, 7 and 8, Block 204, HOLLADAY'S ADDITION TO EAST PORTLAND, in the City of Portland, County of Multnomah and State of Oregon.

TOGETHER WITH those portions of vacated NE  11th Street, NE 12th Street and NE 13th Street, which inured thereto by reason of vacation thereof.

EXCEPTING THEREFROM those portions lying within NE Halsey Street and NE Weidler Street, being those portions conveyed to the City of Portland for street purposes by Deed recorded September 20, 1957, in Book 1863, Page 141, and by Deed recorded April 4, 1958, in Book 1891, Page 374, and by Ordinance No. 56365, May 21, 1929, and Resolution No. 20159, June 1931.  Said Parcel 2 being more particularly described as follows:

Beginning at a point that bears North along the West line of said Block 204, a distance of 10.00 feet from the Southwest corner thereof; thence North along the West line of said Block 204, a distance of 90.00 feet to the Northwest corner of Lot 3, Block 204; thence East along the North line of said Lot 3, a distance of 99.99 feet to the Northeast corner thereof; thence North along the West line of Lots 7 and 8, said Block 204, a distance of 90.00 feet to a point 10.00 feet South of the North line of Block 204; thence East on a line parallel with the North line of Blocks 204, 203, 202 and 201, a distance of 879.93 feet to a point that bears South 10.00 feet from the Northeast corner of said

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL 2, Continued...:

Block 201; thence South along the East line of said Block 201, a distance of 180.00 feet to a point 10.00 feet North of the Southeast corner thereof; thence West parallel with the South line of Blocks 201,202, 203 and 204, a distance of 979.92 feet to the point of beginning.

PARCEL 3:

A tract of land situated in the Southwest one-quarter of Section 26, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being all of Blocks 223, 224, 225 and Lots 1, 2, 3, 4, 5 and 6 of Block 226, HOLLADAY'S ADDITION TO EAST PORTLAND, in the City of Portland, County of Multnomah and State of Oregon.

TOGETHER WITH those portions of vacated NE  11th Street, NE 12th Street and NE 13th Street which inured thereto by reason of vacation thereof.

EXCEPTING THEREFROM those portions lying within NE Weidler Street as conveyed to the City of Portland for street purposes by Deed recorded September 20, 1957, in Book 1863, Page 141, and those portions lying within NE Broadway as taken by the City of Portland for street purposes by Ordinance No. 57721, December 11, 1929 and Resolution No. 19786, and the Plat thereof, August 6, 1930 and Ordinance No. 56365, May 21, 1929 and Resolution 20159, June, 1931. Said Parcel 3 being more particularly described as follows:

Beginning at a point on the West line of said Block 223, said point being North 10.00 feet from the Southwest corner thereof; thence North along the West line of said Block 223, a distance of 180.01 feet to a point that bears South 10.00 feet from the Northwest corner thereof; thence East parallel with the North line of said Blocks 223, 224, 225 and 226, a distance of 879.93 feet to a point on the East line of Lot 1, Block 226, said point being South 10.00 feet from the Northeast corner thereof; thence South along the

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL 3, Continued...:

East line of Lots 1 and 2, said Block 226, a distance of 90.00 feet to the Northwest corner of Lot 6, said Block 226; thence East along the North line of said Lot 6, a distance of 99.99 feet to the Northeast corner thereof; thence South along the East line of Lot 6 and Lot 5, said Block 226, a distance of 90.00 feet to a point that bears North 10.00 feet from the Southeast corner of said Block 226; thence West, parallel with the South line of said Blocks 226, 225, 224 and 223, a distance of 979.92 feet to the point of beginning.

PARCEL 33:

A tract of land situated in the Northeast quarter of Section 35, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, and being a portion of Blocks 174 and 175, HOLLADAY'S ADDITION TO EAST PORTLAND, City of Portland, EXCEPT the East 10 feet of Block 175, and the East 10 feet and the South 10 feet of Block 174, as dedicated for public right of way pursuant to instrument recorded on April 4, 1958, in Book 1891, Page 374, and recorded on July 23, 1951, in Book 1488, Page 216, Multnomah County Deed Records, and TOGETHER WITH those portions of NE Clackamas Street, NE Wasco Street and NE 15th Avenue, inuring thereto as vacated pursuant to Ordinance No. 166704, recorded on December 23, 1993, in Book 2806, Page 281, as amended by instrument recorded on December 23, 1993, in Book 2806, Page 306 Multnomah County Deed Records, and subject to the rights of the public in and to those portions of Blocks 174 and 175 dedicated for public right of way pursuant to Ordinance No. 166704 and as further described in Dedication Deeds recorded on December 23, 1993, in Book 2806, Page 262, and Book 2806, Page 277, which instrument was re-recorded on July 15, 1994, in Recorder's Fee No. 94108110, and further re-recorded on August 1, 1994, as Recorder's Fee No. 94116499.  Said Parcel 33 of land being described as follows:

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL 33, Continued...

Beginning at a point on the center line of NE 15th Avenue and being located North 00E00'00'' East, a distance of 40.00 feet from the center line of NE Multnomah Street and NE 15th Avenue and running thence North 00E00'00'' East on the center line of NE 15th Avenue, a distance of 535.79 feet to the Westerly line of relocated NE 16th Avenue, the beginning of a non-tangent 293.00 foot radius curve left (radius point bears North 58E09'05'' East); thence on said Westerly line, also being the

Northeasterly line of Parcels 4708-1e-V1 and 4708-1d-V2 and the Southwesterly line of Parcel 4708-1d-D and the Easterly line of Parcel 4708-1d-V2, Parcel 4708-2a-V and the West line of Parcels 708-2a-D and -1c-D, the following courses: on said curve through a central angle of 29E28'01" (the long chord of which bears South 46E34'52'' East, a distance of 149.03 feet), an arc distance of 150.69 feet to the beginning of a tangent 207.00 foot radius curve right; thence on said curve through a central angle of 61E18' 52" (the long chord of which bears South 30E39'26'' East, a distance of 211.10 feet), an arc distance of 221.52 feet to the end thereof; thence South 00E00'00" West, a distance of 251.76 feet to a point located North 00E00'00'' East, a distance of 10.00 feet and South 90E00'00'' West, a distance of 14.08 feet from the Southeast corner of Block 174; thence North 90E00'00'' West on the North line of property conveyed to the City of Portland for street purposes recorded on July 23, 1951, in Book 1488, Page 216, and recorded on April 4, 1958, in Book 1891, Page 374, a distance of 215.89 feet to the point of beginning.

PARCEL 38:

A tract of land situated in the Northeast one-quarter of Section 35, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being part of Blocks 161,172 and 173, HOLLADAY'S ADDITION TO EAST PORTLAND.

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL 38, Continued...:

TOGETHER WITH that portion of NE Hassalo Street, vacated by Ordinance No. 59118, and that portion of NE Holladay Way, vacated by Ordinance No. 156681, and a portion of NE 15th Avenue, vacated by Ordinance No. 59118, and a portion of NE 16th Avenue and all of Tax Lot 1, vacated by Ordinance Nos. 156681,  and 157954.

EXCEPTING that parcel conveyed to the City of Portland for widening of NE Multnomah Street as recorded in Book 1488, Page 216, and subject to the rights of the public in and to those portions of Block 173 dedicated for public right of way pursuant to Ordinance No. 166704, and as further described in Dedication Deed recorded December 23, 1993, Book 2806, Page 262, Deed Records of Multnomah County.  The said Parcel 38 herein described being more particularly described as follows:

Beginning at a point that bears South 10.00 feet and East 5.00 feet from the Northeast corner of Block 160, said HOLLADAY'S ADDITION; thence East along the South line tracts of land conveyed to the City of Portland for street purposes by Deed recorded in said Book 1488, Page 216 and parallel with the North line of said Block 173, a distance of 268.43 feet to the Northwest corner of Parcel R/W 5223-D described in a Deed for right of way purposes in document Number 95-36947, recorded March 29, 1995 (correcting a description labeled R/W 4708-1b-D in Ordinance No. 166704, recorded December 23, 1993, recorded in Book 2806, Page 281), said point being South 10.00 feet and East 13.45 feet of the Northeast corner of Block 173; thence along the Westerly line of said Document 95-36947, along the arc of a non tangent 13.00 foot radius curve to the right through a central angle of 17E17'28" , an arc distance of 3.92 feet to a point of tangency (chord bears South 13E02'51" East 3.91 feet); thence South 4E24'08"' East 65.14 feet to the end of said Westerly line; thence South 3E04'54'' West, a distance of 20.19 feet; thence along the arc of a 270.00 foot radius curve to the right through a central angle of 48E09'07'' (the long chord of which bears South 27E09'28''  West, 220.29 feet), a distance of 226.91 feet to a point of non tangency; thence South 50E43'48'' West, a distance of 37.52 feet;

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL 38, Continued...:

thence South 57E06'35'' West a distance of 112.62 feet to the most Westerly corner of said Tax Lot 1 as described in Ordinance No. 157954; thence along the Southerly and Westerly lines of the tract described in Ordinance No. 156681, the following courses: North 52E07'22'' West, a distance of 30.47 feet to an intersection with a 214.00 foot radius curve; thence along the arc of a 214.00 foot radius curve to the right through a central angle of 34E01'27'' (the long chord of which bears South 37E50'53'' West 125.22 feet), a distance of 127.08 feet to a point on the Westerly extension of the North line of NE Holladay Street; thence West along said Westerly extension a distance of 123.16 feet to a point that bears East 30.00 feet from the Southwest corner of Lot 4, said Block 161; thence along the arc of a 174.98 foot radius curve to the left through a central angle of 90E00'00'' (the long chord of which bears North 45E00'00" East 247.46 feet), a distance of 274.86 feet to a point of tangency, said point being South 25.02 feet and East 5.00 feet from the Northeast corner of Lot 8, said Block 161; thence North a distance of 275.02 feet to the point of beginning.

PARCEL 44:

A tract of land situated in the North one-half of Section 35, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being all of Blocks 152, 153, 160 and a portion of Block 161, HOLLADAY'S ADDITION TO EAST PORTLAND.

TOGETHER WITH that portion of vacated NE Hassalo Street and NE 14th Avenue and NE Holladay Way, being those vacated portions which inured to said blocks by reason of vacation thereof.

EXCEPTING those parcels conveyed to the City of Portland by Deeds recorded in Book 1177, Page 22, and Book 1488, Page 214, Deed Records of Multnomah County.  Said Parcel 44 being more particularly described as follows:

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL 44, Continued...:

Beginning at a point that bears South 10.00 feet and East 10.00 feet from the Northwest corner of said Block 153; thence East on a line 10.00 feet South of and parallel with the North line of said Blocks 153 and 160, a distance of 454.96 feet to the Northwest corner of that tract described in Ordinance No. 156681, recorded in Book 1887, Page 1818, said point being South 10.00 feet and East 5.00 feet from the Northeast corner of said Block 160; thence South parallel with the East line of said Blocks 160 and 161, a distance of 275.02 feet to a point of curve; thence along the arc of a 174.98 foot radius curve to the right, through a central angle of 90E00'00'' (the long chord of which bears South 45E00'00'' West 247.46 feet), a distance of 274.86 feet to a point that bears East 30.00 feet from the Southwest corner of Lot 4, Block 161; thence West along the South line of Blocks 161 and 152, a distance of 279.98 feet to a point that bears East 10.00 feet from the Southwest corner of Block 152; thence North parallel with the West line of said Blocks 152 and 153, a distance of 450.00 feet to the point of beginning.

PARCEL E-I (OVERHEAD BRIDGE)
A LEASEHOLD INTEREST

In a 50.00 foot wide air space tract as set forth in that certain Air-Rights Lease dated July 20, 1989, recorded on August 28, 1989, in Book 2232 at Page 464, by and between the City of Portland, as lessor, and Si-Lloyd Associates Limited Partnership, as lessee, for an existing elevated vehicular bridge across NE Halsey Street, the tract being adjacent to Blocks 136 and 203, HOLLADAY'S ADDITION TO EAST PORTLAND, said tract being situated in the Southwest one-quarter of Section 26 and the Northwest one-quarter of Section 35, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, and more particularly described as follows:

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL E-I (OVERHEAD BRIDGE)
A LEASEHOLD INTEREST, Continued...

Beginning at a point on the East line of said Block 203 at the North line of NE Halsey Street as established 40.00 feet from the center line thereof by deed recorded in Book 1891, Page 374, Deed Records of Multnomah County, said point being North 10.00 feet from the Southeast corner thereof; thence East along said established North line of NE Halsey Street, a distance of 50.00 feet; thence South a distance of 80.00 feet to the South line of said established NE Halsey Street; thence West along the South line a distance of 50.00 feet to a point on the East line of said Block 136; thence North a distance of 80.00 feet to the point of beginning.

PARCEL E-2 (TUNNEL)

A leasehold interest as set forth in that certain Subsurface Lease dated July 20, 1989, recorded on August 28, 1989, in Book 2232 at Page 494, by and between the City of Portland, as lessor, and Si-Lloyd Associates Limited Partnership, as lessee, in the following described property:

A tract of land situated in the Southwest one-quarter of Section 26, and the Northwest one-quarter of Section 35, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being a portion of NE Halsey Street as widened to an 80.00 feet width of deed recorded April 4, 1958, in Book 1891, Page 374, Deed Records of said Multnomah County, said tract being a part of Blocks 136, 137, 202 and 203 and the adjacent street thereto as shown on the plat of HOLLADAY'S ADDITION TO EAST PORTLAND, said tract being more particularly described as follows:

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL E-2 (TUNNEL), Continued....

Beginning at a point that bears East along the center line of said NE Halsey 410.00 feet from the center line of NE 10th Street, said beginning point being West 80.00 feet and South 30.00 feet from the Southeast corner of said Block 203; thence North a distance of 40.00 feet to the North line of NE Halsey Street as now established by said deed; thence East along said line of NE Halsey Street, a distance of 325.00 feet to a point that bears North 10.00 feet and West 15.00 feet from the Southeast corner of said Block 202; thence South 5E11'40" East a distance of 55.23 feet to a point thence South 53E14'28" East a distance of 41.77 feet to a point on the South line of NE Halsey Street as now established, said point being South 10.00 feet and East 23.46 feet from the Northeast corner of Block 137; thence West along said South line of NE Halsey Street, a distance of 363.46 feet to a point that bears South 10.00 feet and West 80.00 feet from the Northeast corner of said Block 136: thence North a distance of 40.00 feet to the point of beginning.

PARCEL E-4 (TUNNEL)

A leasehold interest as set forth in that certain Subsurface Lease dated July 20, 1989, recorded on August 28, 1989, in Book 2232 at Page 494, by and between the City of Portland, as lessor, and Si-Lloyd Associates Limited Partnership, as lessee, in the following described property:

A tract of land situated in the Southwest one-quarter of Section 26, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being a portion of Block 203, 224 and 225 and the adjoining streets as shown on the plat of HOLLADAY'S ADDITION TO EAST PORTLAND, and more particularly described as follows:

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL E-4 (TUNNEL), Continued...

Beginning at the Southeast corner of said Block 224 and running thence West along the South line thereof, a distance of48.11 feet; thence North 64E42'00" West a distance of 23.40 feet to a point on the North line of NE Weidler Street as widened by deed to the City of Portland, recorded in Book 1863, Page 141, Deed Records of said Multnomah County; thence East along said line of NE Weidler Street, a distance of 236.83 feet; thence South 44E46'30" West, a distance of 14.09 feet to a point on the South line of said Block 225, said point being East 97.64 feet from the Southwest corner thereof; thence West along said South line of Block 225, a distance of 63.36 feet; thence South 36E53'00" West, a distance of 87.52 feet to a point on the South line of NE Weidler Street as widened by said Book 1863, Page 141; thence West along said South line a distance of 61.14 feet to a point that bears South 10.00 feet and West 19.38 feet from the Northeast corner of said Block 203; thence North 36E53'00'' East a distance of 87.52 feet to a point that bears East 33.14 feet from the Southeast corner of said Block 224; thence West a distance of 33.14 feet to the point of beginning.

PARCEL E-5 (SKYBRIDGE EASEMENT)

A tract of land situated in the Northwest one-quarter, Section 35, Township I North, Range I East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being an easement for an enclosed overhead pedestrian bridge between Block 115 and 98, HOLLADAY'S ADDITION TO EAST PORTLAND, and as contained in the Second Amendment and Restatement of Easement Agreement recorded October 23, 1990, Book 2355, Page 1856, and more particularly described as follows:

Commencing at a point which bears North 20.00 feet and East 10.00 feet from the Southwest corner of Block 114 of said HOLLADAY'S ADDITION, said point being on the East line of NE 9th Avenue as widened to an 80.00 foot width by deed recorded in Book 1865, Page 292, Deed Records of Multnomah County; thence North

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL E-5 (SKYBRIDGE EASEMENT), Continued...

along the East line of said NE 9th Avenue 250.50 feet to the point of beginning of the tract herein to be described; thence West at 90E to said East line of NE 9th Avenue 80.00 feet to the West line of said NE 9th Avenue; thence North along said West line 33.00 feet; thence East at 90E to said West line 80.00 feet to the East line of said NE 9th Avenue; thence South along said East line 33.00 feet to the point of beginning.

PARCEL E-6

Together with those rights and easements constituting rights in real property created defined and limited by that certain Construction, Operation and Reciprocal Easement Agreement, dated July 19, 1990, recorded September 5, 1990, Book 2340, Page 1635, amended December 23, 1993, Book 2806, Page 272, and recorded April 29, 1994, as Recorder's Fee No. 94068247, between Si-Lloyd Associates Limited Partnership, an Indiana limited partnership and Nordstroms, Inc., a Washington corporation; and that certain Second Amendment to Construction, Operation and Reciprocal Easement Agreement, recorded January 6, 2000, Recorder's Fee No. 2000-001863, over the following described property:

A tract of land situated in the Northwest one-quarter of Section 35, Township 1 North, Range 1 East of the Willamette Meridian, in the City of Portland, County of Multnomah and State of Oregon, said tract being a portion of Blocks 114 and 115 of HOLLADAY'S ADDITION TO EAST PORTLAND, and being more particularly described as follows:

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL E-6, Continued...

Commencing at the Southwest corner of said Block 114, HOLLADAY'S ADDITION; thence North along the West line of said Block 114 and the West line of a tract dedicated for street purposes by deed recorded in Book 1865, Page 292, Multnomah County Deed Records, a distance of 140.00 feet; thence East parallel with the South line of said Block 114, a distance of 10.00 feet to a point in the East line of said dedicated tract and the point of beginning of the tract herein to be described; thence North along the East line of said dedicated tract and parallel with the West line of said Blocks 114 and 115 a distance of 324.67 feet; thence East 15.67 feet; thence South 15.00 feet; thence East 17.33 feet to a point of curve; thence along the arc of a 5.17 foot radius curve to the right through a central angle of 90E00'00'' an are length of 8.12 feet, said curve is subtended by a chord which bears South 45E00'00'' East 7.31 feet; thence East 116.83 feet; thence South 20.42 feet; thence East 23.25 feet; thence South 251.08 feet; thence South 45E00'00" West 46.67 feet; thence West 145.25 feet to the point of beginning.

PARCEL E-7

Rights and benefits of those certain easements created pursuant to that certain Memorandum of Lease dated August 29, 1990, recorded on September 5, 1990, in Book 2340 at Page 1384, by and between Si-Lloyd Associates Limited Partnership, as Lessor, and The May Department Stores Company, as Lessee, for maintenance and repair of existing footings which support the Southeast deck of the basement level and a non exclusive irrevocable easement to attach and maintain the pedestrian bridges from the Southeast parking deck and Southwest parking deck to the Meier and Frank building.

Continued...

LEGAL DESCRIPTION, Continued...

PARCEL E-8

Together with those rights and easements constituting rights in real property created, defined and limited by that certain Easement Agreement by and between Glimcher Lloyd Venture, LLC, a Delaware limited liability company and Sears, Roebuck and Co., a New York corporation. recorded January 6, 2000 in Recorder's Fee No. 2000-001862, in the Clerk's Office of Multnomah County, State of Oregon.

SCHEDULE A-2

Legal Description

WESTSHORE PROPERTY

PARCEL I:	(O.R. 5871-616)

A tract in the North 1/2 of Section 20, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

BEGINNING at the point of intersection of the East boundary of Lot 2, Block 11, TAMPANIA SUBDIVISION, according to map or plat thereof recorded in Plat Book 8 on Page 71, public records of Hillsborough County, Florida, and the South Limited Access right-of-way line of State Road No. 400 (Interstate 75) (formerly Interstate 4), run South 0E 49' 48" West a distance of 281.41 feet to the North right-of-way line of Gray Street; run thence North 89E 35' 18" West along said North right-of-way line of Gray Street a distance of 79.85 feet; run thence South 0E 48' 40" West a distance of 205.50 feet; run thence South 89E 35' 18" East a distance of 236.0 feet; run thence North 0E 48' 40" East a distance of 145.5 feet to the South right-of-way line of Gray Street; run thence South 89E 35' 18" East a distance of 110.0 feet to a point which is 15.0 feet Westerly of the Northeast corner of lot 11, Block 8 of HANAN PARK REVISED, UNIT NO. 1 SUBDIVISION, according to map or plat thereof recorded in Plat Book 14 on Page 44, public records of Hillsborough County, Florida; run thence South 44E 23'20" East a distance of 21.15 feet to a point on the West right-of-way line of West Shore Boulevard, which point is 15.0 feet Southerly from said Northeast corner of Lot 11, Block 8; run thence South 0E 48' 40" West along the West right-of-way line of West Shore Boulevard a distance of 153.55 feet; run thence North 89E 11' 12" West a distance of 633.48 feet; run thence South 15E 03' 48" West a distance of 65.0 feet; run thence North 89 E 11' 12" West  a distance of 351.17 feet; run thence North 0E 48' 48" East a distance of 78.0 feet; run thence North 89E 11' 12" West a distance of 399.0 feet; run thence South 0E 48' 48" West a distance of 204.0 feet; run thence North 89E 11' 12" West a distance of 330.0 feet; run thence South 0E 48' 48" West a distance of 80.8 feet; run thence North 89E 11' 12" West a distance of 210.0 feet; run thence South 0E 48' 48" West a distance of 64.3 feet; run thence South 89E 11' 12" East a distance of 240.0 feet; run thence North 0E 48' 48" East a distance of 105.1 feet; run thence South 89E 11' 12" East a distance of 269.0 feet; run thence North 45E 48' 48" East a distance of 43.84 feet; run thence South 89E 11' 12" East a distance of 388.0 feet; run thence North 0E 48' 48" East a distance of 105.0 feet; run thence South 89E 11' 12" East a distance of 385.5 feet; run thence North 15E 03' 48" East a distance of 65.0 feet; run thence South 0E 48' 48" West a distance of 340.0 feet; run thence South 89E 11' 12" East a distance of 271.0 feet; run thence North 0E 48' 48" East a distance of 340.0 feet; run thence South 89E 11' 12" East a distance of 339.15 feet to a point on the West right-of-way line of West Shore Boulevard; run thence South 0E 48' 40" West along said West right-of-way line a distance of 396.45 feet to a point which is 15.0 feet Northerly of the Southeast corner of Lot 1, Block 5 of HANAN PARK, REVISED UNIT NO. 1 SUBDIVISION; run thence South 34E 22' 22" West a distance of 18.15 feet to a point on the North right-of-way line of North "B" Street, which point is 10.0 feet Westerly from said Southeast corner of Lot 1, Block 5; run thence North 89E 36' 18" West along said North right-of-way line of North "B" Street a distance of 489.5 feet; run thence North 0E 48' 40" East a distance of 45.0 feet; run thence North 89E 36' 18" West a distance of 40.0 feet; run thence South 0E 48' 40" West a distance of 45.0 feet; run thence North 89E 36' 18" West along the North right-of-way line of North "B" Street a distance of 102.25 feet to the West right-of-way line of Occident Street; run thence South 0E 48' 48" West along said West right-of-way line of Occident Street a distance of 650.25 feet to the North right-of-way line of State Road No. 60 (Kennedy Boulevard), run thence North 89E 36' 18" West along said North right-of-way line of State Road No. 60 a distance of 664.76 feet; run thence North 0E 51' 42" East along said right-of-way line a distance of 11.51 feet; run thence Northwesterly along the transition right-of-way line between said Kennedy Boulevard (State Road No. 60) and Memorial Highway (continuation of State Road No. 60), which right-of-way line is a curve to the right (radius - 500.0 feet) an arc distance of 324.45 feet (chord - 318.78 feet, chord bearing - North 68E 37' 20" West); run thence North 30E 21' 42" West along the Northeasterly right-of-way line of Memorial Highway a distance of 703.72 feet to a point on the West right-of-way line of Sherrill Street (now closed); run thence North 0E 47' 06" East along said West right-of-way line a distance of 135.19 feet to a point on the South Limited Access right-of-way line of State Road No. 400; run thence North 58E 24' 30" East along said South Limited Access right-of-way line a distance of 370.07 feet to a point of curve, run thence Northeasterly along said South right-of-way line along a curve to the right (radius - 2,814.79 feet), which curve is subtended by the following chords: chord - 398.21 feet, chord bearing - North 62E 31' 54" East; chord - 188.33 feet, chord bearing - North 67E 56' 39" East; chord - 167.85 feet, chord bearing - North 68E 20' 48" East; chord - 121.58 feet, chord bearing - North 70E 52' 04" East; chord - 231.97 feet, chord bearing - North 73E 23' 24" East; run thence North 73E 23' 17" East along said right-of-way line a distance of 378.12 feet to the POINT OF BEGINNING.

LESS AND EXCEPT therefrom that portion of Lot 2, Block 11, TAMPANIA SUBDIVSION, according to the plat thereof as recorded in Plat Book 8, Page 71, as conveyed to the City of Tampa, a municipal corporation of the State of Florida, recorded in Official Records Book 12010, Page 100, all of the Public Records of Hillsborough County, Florida, and being more particularly described as follows:

BEGINNING at the intersection of the East boundary of said Lot 2, Block 11, and the South limited access right-of-way line of INTERSTATE HIGHWAY No. 75 (STATE ROAD 400), run thence along said East boundary of Lot 2, Block 11, S.00°53'50"W., 135.00 feet; thence N.89°06'10"W., 32.13 feet to a point on a curve; thence Northwesterly, 53.40 feet along the arc of a curve to the left having a radius of 165.50 feet and a central angle of 18°29'19" (chord bearing N.34°56'44"W., 53.17 feet) to a point of compound curvature; thence Northwesterly, 32.65 feet along the arc of a curve to the left having a radius of 90.50 feet and a central angle of 20°40'16" (chord bearing N.54°31'32"W., 32.47 feet); thence N.00°53'50"E., 45.07 feet to a point on the aforesaid South limited access right-of-way line of INTERSTATE HIGHWAY No. 75; thence along said South limited access right-of-way line, N.73°23'13"E., 94.37 feet to the POINT OF BEGINNING.

AND

TOGETHER WITH the West 1/2 of Occident Street and the North 1/2 of North B Street abutting said parcel as vacated by Ordinance #97-67 recorded in O.R. Book 8533, Page 114 of the Public Records of Hillsborough County, Florida.

TOGETHER WITH those rights and easements constituting rights in real property created defined and limited by that certain Operating and Reciprocal Easement Agreement dated June 9, 1972 and recorded June 14, 1972 in Official Record Book 2495 on Page 574 of the Public Records of Hillsborough County, Florida, to the extent not already not already insured under Parcel I, Tract M, Parcel II, Parcel III, Parcel IV, Parcel V, Parcel VI, Parcel VII, Parcel VIII and Parcel IX.

TOGETHER WITH all of insured's right, title and interest in and to the use of the air space above the following described real property, situate, lying and being in Hillsborough County, Florida, reserved in those certain deeds recorded June 14, 1972 in Official Record Book 2495 on pages 560 and 564 respectively.

TRACT M:	(O.R. 5871-616)

A tract in the North 1/2 of Section 20, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:  From the Northeast corner of Lot 11, Block 8, of HANAN PARK, REVISED UNIT NO. 1 SUBDIVISION, according to map or plat thereof recorded in Plat Book 14 on Page 44 of the public records of Hillsborough County, Florida; run South 0E 48' 40" West along the West right-of-way line of West Shore Boulevard a distance of 198.55 feet; run thence North 89E 11' 12" West a distance of 610.15 feet; run thence South 0E 48' 48" West a distance of 28.5 feet, run thence North 89E 11' 12" West a distance of 4.0 feet; run thence North 0E 48' 48" East a distance of 12.72 feet to a POINT OF BEGINNING; from said POINT OF BEGINNING, run South 15E 03' 48" West a distance of 48.71 feet; run thence North 89E 11' 12" West a distance of 374.5 feet; run thence North 0E 48' 48" East a distance of 30.0 feet; run thence South 89E 11' 12" East, a distance of 351.17 feet; run thence North 15E 03' 48" East a distance of 65.0 feet; run thence South 89E 11' 12" East a distance of 19.32 feet; run thence South 0E 48' 48" West a distance of 45.78 feet to the POINT OF BEGINNING.

PARCEL II:	(O.R. 5871-616)

The East 336 feet of the North 132 feet of Block 4 of HANAN PARK SUBDIVISION, REVISED UNIT NO. 1, according to map or plat thereof as recorded in Plat Book 14 on Page 44 of the public records of Hillsborough County, Florida, LESS that part of the North 72 feet of the East 129 feet thereof lying within the following metes and bounds description:

Commence on the Easterly extension of the Northerly boundary of Lot 9 in Block 1, of HANAN PARK REVISED UNIT NO. 1, in Section 20, Township 29 South, Range 18 East, according to map or plat thereof as recorded in Plat Book 14 on Page 44, of the public records of Hillsborough County, Florida at a point 411.27 feet South 89E 50' 31" East of the Northwest corner of said Lot 9; run thence North 0E 37' 29" East 344.43 feet; thence South 89E 46' 29" West 50.01 feet to a POINT OF BEGINNING; continue thence South 89E 46' 29" West 10 feet; thence South 33E 10' 33" East 17.90 feet' thence North 0E 37' 29" East 15 feet to the POINT OF BEGINNING.

TOGETHER WITH the South 1/2 of North B Street lying North of and adjacent to the East 336 feet of the North 132 feet of said Block 4 as vacated by Ordinance #97-67 recorded in O.R. Book 8533, Page 114 of the Public Records of Hillsborough County, Florida.

PARCEL III:	(O.R. 5871-616)

Lots 12 through 15 inclusive in Block 8 of HANAN PARK REVISED, UNIT NO. 1, according to map or plat thereof recorded in Plat Book 14, Page 44, of the Public Records of Hillsborough County, Florida together with the 16.00 foot wide alleys lying South of said Lots 12 through 15 and East of said Lot 12 AND that portion of now closed GRAY STREET, all lying within the following described parcel:

Commence at the intersection of the East boundary of Lot 2, Block 11, TAMPANIA SUBDIVISION according to map or plat thereof recorded in Plat Book 8, PAGE 71, Public Records of Hillsborough County, Florida and the South right-of-way line of State Road 400 (Interstate 75), (formerly Interstate 4); thence on the East boundary of said Lot 2, South 00E 49' 48" West, a distance of 281.41 feet to the Southeast corner of said Lot 2 and the POINT OF BEGINNING; thence on the Southerly projection of the East boundary of said Lot 2, South 00E 49' 48" West, a distance of 60.00 feet to the intersection with the North boundary of Block 8 of said HANAN PARK REVISED, UNIT NO. 1; thence on the North boundary of said Block 8, South 89E 35' 18" East, a distance of 156.17 feet to the Northwest corner of Lot 11, Block 8, also being the East boundary of a 16.00 foot wide alley; thence on said East boundary South 00E 48' 40" West, a distance of 145.50 feet; thence on the North boundary of Lots 24, 25, 26, 27 and the Easterly projection of the North boundary of Lot 27, Block 8; North 89E 35' 18" West, a distance of 236.00 feet to the Northwest corner of said Lot 24; thence on the West boundary of Lot 15, Block 8 and the Southerly extension of the West boundary thereof, North 00E 48' 40" East, a distance of 145.50 feet to the Northwest corner of said Lot 15; thence on the Northerly projection of the West boundary of said Lot 15; North 00E 48' 40" East, a distance of 60.0 feet to the intersection with the South boundary of aforesaid Lot 2, Block 11, TAMPANIA SUBDIVISION; thence on said South boundary South 89E35'18" East, a distance of 79.85 feet to the POINT OF BEGINNING.

PARCEL IV:	(O.R. 6408-127)

The West 245.75 feet of the North 132.00 feet of Block 4, HANAN PARK REVISED UNIT NO. 1, according to map or plat thereof as recorded in Plat Book 14, page 44, Public Records of Hillsborough County, Florida.

TOGETHER WITH that part of the South 1/2 of vacated North B Street lying North of and adjacent to the West 245.75 feet of the North 132.00 feet of said Block 4 and that part of the East 1/2 of Occident Street lying West of and adjacent to the West 245.75 feet of the North 132.00 feet of Block 4 as vacated by Ordinance No. 97-67 recorded in O.R. Book 8533, Page 114 of the Public Records of Hillsborough County, Florida.

PARCEL V:	(O.R. 6408-127)

The South 133 feet of the East 270 feet of Block 4, HANAN PARK REVISED UNIT NO. 1, according to map or plat thereof as recorded in Plat Book 14, page 44, Public Records of Hillsborough County, Florida.

TOGETHER WITH that part of the North 1/2 of vacated North A Street lying South of and abutting the South 133 feet of the East 270 feet of said Block 4 as vacated by Ordinance No. 97-67 recorded in O.R. Book 8533, Page 114 of the Public Records of Hillsborough County, Florida.

PARCEL VI:	(O.R. 8540-1775)

A tract in the North 1/2 of Section 20, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the Northeast corner of Lot 11, Block 8 of HANAN PARK REVISED UNIT NO. 1 SUBDIVISION, according to map or plat thereof as recorded in Plat Book 14, on page 44, of the Public Records of Hillsborough County, Florida, run S.00E48'40"W., along the West right-of-way line of West Shore Boulevard, a distance of 168.55 feet; thence N.89E11'12"W., a distance of 633.48 feet; run thence S.15E03'48"W., a distance of 65.00 feet; run thence N.89E11'12"W., a distance of 351.17 feet; run thence N.00E48'48"E., a distance of 78.00 feet; run thence N.89E11'12"W., a distance of 399.00 feet; run thence S.00E48'48"W., a distance of 204.00 feet; run thence N.89E11'12"W., 38.35 feet to the POINT OF BEGINNING;  run thence S.00E48'48"W., a distance of 40.00 feet;  run thence N.89E11'12"W., a distance of 261.65 feet; run thence S.00E48'48"W., a distance of 105.10 feet; run thence N.89E11'12"W., a distance of 240.00 feet; run thence N.00E48'48"E., a distance of 64.30 feet; run thence S.89E11'12"E., a distance of 210.00 feet; run thence N.00E48'48"E., a distance of 80.80 feet; run thence S.89E11'12"E., a distance of 291.65 feet to the POINT OF BEGINNING.

Parcel No. VII	(O.R. 9333-1800)

A portion of Lots 7 through 13 inclusive, Block 1, HANAN PARK REVISED UNIT No. 1, according to map or plat thereof as recorded in Plat Book 14, Page 44, of the Public Records of Hillsborough County, Florida, together with a portion of Block 4, of said HANAN PARK REVISED UNIT No. 1, together with a portion of Occident Street, now closed, lying North of John F. Kennedy Boulevard, together with a portion of North "A: Street, now closed, being more particularly described as follows:

From the Northwest corner of Lot 13, Block 1, HANAN PARK REVISED UNIT No. 1, according to map or plat thereof as recorded in Plat Book 14, Page 44, of the Public Records of Hillsborough County, Florida, run thence South 00°48'02"West, 100.00 feet along the West boundary of said Lot 13 to a point on the South boundary of the North 100 feet of said Lot 13 and the POINT OF BEGINNING: thence North 89°40'58" West, 29.87 feet along the Westerly extension of the South boundary of the North 100 feet of said Lot 13 to a point on the centerline of said Occident Street (vacated); thence North 00°51'33" East, 313.39 feet along said centerline to a point on the Westerly extension of the North boundary of the South 133 feet of said Block 4; thence South 89°36'18" East, 341.80 feet along said North boundary and the Westerly extension thereof to a point on the West boundary of the East 270 feet of said Block 4; thence South 00°50'41" West, 173.04 feet along said West boundary and the Southerly extension thereof to a point on the centerline of said North "A" Street (vacated); thence South 89°39'37" East, 51.52 feet along said centerline; thence South 00°46'02" West, 157.39 feet, thence North 89°40'58" West, 215.98 feet; thence North 00°46'02" East, 17.53 feet to a point on the South boundary of the North 100 feet of said Lots 11, 12 and 13; thence North 89°40'58" West, 147.75 feet along said South boundary to the POINT OF BEGINNING.

Parcel No. VIII	(O.R. 11147-337)

A tract in the North 1/2 of Section 20, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the Northeast corner of Lot 11, Block 8 of HANAN PARK REVISED UNIT NO. 1 SUBDIVISION, according to map or plat thereof as recorded in Plat Book 14, on page 44, of the Public Records of Hillsborough County, Florida, run S.00E48'40"W., along the West right-of-way line of West Shore Boulevard, a distance of 198.55 feet; run thence N.89E’11'12"W., a distance of 339.15 feet to POINT OF BEGINNING; from said POINT OF BEGINNING, run thence N.89E11'12"W., a distance of 271.00 feet; run thence S.00E48'48"W., a distance of 340.00 feet; run thence S.89E11'12"E., a distance of 271.00 feet; run thence N.00E48'48"E., a distance of 340.00 feet to the POINT OF BEGINNING.

Parcel No. IX:	(O.R. 12010-103)

A portion of Lots 20 and 21, Block 5, of HANAN PARK REVISED UNIT NO. 1, according to the plat thereof as recorded in Plat Book 14, page 44, of the Public Records of Hillsborough County, Florida, and that part of North B Street, now vacated per City of Tampa Ordinance No. 97-67, abutting said Lots 20 and 21 on the South and being more particularly described as follows:

Commence at the Southwest corner of said Lot 20, run thence along the South boundary of said Block 5, S.89°38'18"E., 36.75 feet to the POINT OF BEGINNING; thence N.00°48'40"E., 45.00 feet; thence S.89°36'18"E., 40.00 feet; thence S.00°48'40"W., 75.00 feet; thence N.89°36'18"W., 40.00 feet; thence N.00°48'40"E., 30.00 feet to the POINT OF BEGINNING.

PARCEL X – Easements:

TOGETHER WITH those rights and easements constituting rights in real property created defined and limited by that certain Easement and Restriction Agreement by and between American Freeholds, a Nevada partnership, and NationsBank, N.A., a national banking association, dated November 13, 1998, recorded November 16, 1998 in Official Record Book 9333, page 1824, of the Public Records of Hillsborough County , Florida.

PARCEL XI – Right of Fist Refusal:

Right of First Refusal by and between NationsBank, N.A., a national banking association , and American Freeholds, a Nevada general partnership, dated November 13, 1998, recorded November 16, 2998 in Official Record Book 9333, page 1816 , of the Public Records of Hillsborough County, Florida.

Schedule B

Third Party Loans

Lloyd Center Property:

Loan in the principal sum of ONE HUNDRED FORTY MILLION AND NO/100 DOLLARS ($140,000,000) advanced pursuant to that certain Loan Agreement dated as of May 12, 2003, LC PORTLAND, LLC, and LEHMAN BROTHERS HOLDINGS INC., as evidenced by that certain PROMISSORY NOTE made as of the 12th day of May, 2003, by and between LC PORTLAND, LLC, a Delaware limited liability company, and LEHMAN BROTHERS HOLDINGS INC., doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc.

The foregoing has been securitized, and is now held by Bank of America, N.A., as trustee for the registered holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2003-C5.

Westshore Property:

Loan in the principal sum of ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00) advanced pursuant to that certain Loan Agreement dated as of August 27, 2003, by and between GLIMCHER WESTSHORE, LLC, Borrower, and MORGAN STANLEY MORTGAGE CAPITAL, INC., Lender, as evidenced by that certain PROMISSORY NOTE A1 (“Note A1”) made as of the 27th day of August, 2003 in the amount of $66,000,000.00, by and between GLIMCHER WESTSHORE, LLC, a Delaware limited liability company, Borrower, and MORGAN STANLEY MORTGAGE CAPITAL, INC., a New York corporation, Lender, and as further evidenced by that certain PROMISSORY NOTE A2 (“Note A2”) made as of the 27th day of August, 2003, in the amount of $34,000,000.00, by and between GLIMCHER WESTSHORE, LLC, a Delaware limited liability company, Borrower, and MORGAN STANLEY MORTGAGE CAPITAL, INC., a New York corporation, Lender.

The foregoing has been securitized, and is now held by Wells Fargo Bank, N.A. as Master Servicer on behalf of Bank of America, N.A. successor by merger to LaSalle Bank, National Association, not individually, but solely as Trustee for the Registered Holders of Bear Stearns Commercials Mortgage Securities Inc, Commercial Mortgage Pass-Through Certificates, Series 2003- TOP 12.

SCHEDULE C

Title Reports

Lloyd Center Property:

1. Ticor Title Insurance Company Preliminary Report dated October 19, 2009, as Order Number: 3626021871KLB-TTPOR50.

Westshore Property:

1. Fidelity National Title Insurance Company Commitment Number NT09-1947, dated October 16, 2009.

SCHEDULE 2.5

Allocated Asset Value

Lloyd Center - $190,000,000

Westshore – $130,000,000

SCHEDULE 3.1(c)

Consents

1. Lloyd Center Property: Consent of Wachovia Bank, National Association, as Master Servicer on behalf of Bank of America, N.A., as trustee for the registered holders of Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2003-C5, to: (i) the transfer of the BREP JV Interest to Buyer, and (ii) the termination of the existing Management Agreement between LC Owner and Existing Manager, and the substitution therefore of the Property Management and Leasing Agreement for the Lloyd Center Property.

2. Westshore Property: Consent of Wells Fargo Bank, N.A. as Master Servicer on behalf of Bank of America, N.A. successor by merger to LaSalle Bank, National Association, not individually, but solely as Trustee for the Registered Holders of Bear Stearns Commercials Mortgage Securities Inc, Commercial Mortgage Pass-Through Certificates, Series 2003- TOP 12, to the transfer of the BREP JV Interest to Buyer, and (ii) the termination of the existing Management Agreement between Westshore Owner and Existing Manager, and the substitution therefore of the Property Management and Leasing Agreement for the Westshore Property.

SCHEDULE 3.1(d)

Conflicts

1.   Lloyd Center Property: Consent of Wachovia Bank, National Association, as Master Servicer on behalf of Bank of America, N.A., as trustee for the registered holders of Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2003-C5, to the transfer of the BREP JV Interest to Buyer.

2.   Westshore Property: Consent of Wells Fargo Bank, N.A. as Master Servicer on behalf of Bank of America, N.A. successor by merger to LaSalle Bank, National Association, not individually, but solely as Trustee for the Registered Holders of Bear Stearns Commercials Mortgage Securities Inc, Commercial Mortgage Pass-Through Certificates, Series 2003- TOP 12, to the transfer of the BREP JV Interest to Buyer.

SCHEDULE 3.2(b)

LIST OF ENTITY AGREEMENTS AND ORGANIZATIONAL DOCUMENTS

Westshore Plaza Property:

Glimcher Westshore, LLC, a Delaware limited liability company

Delaware
Certificate of Formation filed with the Delaware Secretary of State July 15, 2003;
Certificate of Amendment to Certificate of Formation filed with the Delaware Secretary of State December 17, 2008;

Florida
Certificate of Authority to Transact Business filed with the Florida Department of State July 18, 2003;
Fictitious Name Registration filed with the Florida Department of State August 29, 2003;
Statement of Change of Registered Office and Registered Agent filed with the Florida Department of State on December 23, 2008;

Limited Liability Company Agreement dated July 15, 2003

Lloyd Center Property:

LC Portland, LLC, a Delaware limited liability company

Delaware
Certificate of Formation filed with the Delaware Secretary of State April 15, 2003;
Certificate of Amendment to Certificate of Formation filed with the Delaware Secretary of State December 17, 2008;

Oregon
Certificate of Authority to Transact Business filed with the Oregon Secretary of State April 18, 2003;
Assumed Business Name filed with the Oregon Secretary of State July 3, 2003;
Change of Registered Agent/Address filed with the Oregon Secretary of State on December 30, 2008;

Limited Liability Company Agreement dated April 16, 2003

GRT Mall JV LLC:

Delaware
Certificate of Formation filed with the Delaware Secretary of State October ____, 2009.

Limited Liability Company Agreement dated October _____, 2009.

SCHEDULE 3.2(h)

Financial Statements

Lloyd Center Property:

1.	9/09 Trailing 12 month
2.	9/08 Comparative GAAP Income Statement
3.	12/31/08, 9/30/09 Comparative Balance sheet

Westshore Property:

1.	9/09 Trailing 12 month
2.	9/08 Comparative GAAP Income Statement
3.	12/31/08, 9/30/09 Comparative Balance sheet

SCHEDULE 3.3(b)(i)

Contracts

SCHEDULE 3.3(b)(ii)

Contracts with Seller or affiliates of Seller

Lloyd Center Property:

Mainstreet Maintenance	8/21/2005	MONTHLY	LC Portland, LLC
Ohio Retail Security	8/21/2005	MONTHLY	LC Portland, LLC

Westshore Property:

Mainstreet Maintenance	8/21/2005	MONTHLY	Glimcher Westshore LLC
Ohio Retail Security	8/21/2005	MONTHLY	Glimcher Westshore LLC

SCHEDULE 3.3(c)(i)

Leases

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.3(c)(ii)
Tenant Improvements; Tenant Inducements

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.3(c)(iii)

Lease Options

NONE

SCHEDULE 3.3(c)(iv)

Lease Defaults

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.3(c)(v)

Rent Rolls

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.3(c)(vi)

Rent Audits

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.3(c)(vii)

Leasing Costs

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.3(d)

Brokerage Commissions; Brokerage Agreements

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.3(f)

See below:
_________________________________________________________________

Collection Matters:

Lloyd:

None.

Westshore:

None.

Insured Matters:

Westshore:

1. Hillsborough Transit Authority Lawsuit:  In January 2009, the Hillsborough Transit Authority (“HTA”) filed a lawsuit against Glimcher Westshore, LLC, Glimcher Prop., LP, GRT, and Glimcher Prop. Corp. (collectively, the “Glimcher Defendants”) alleging breach of contract and violations of the Americans with Disabilities Act ("ADA").  HTA is also seeking a declaratory judgment as to the rights and duties of HTA and Glimcher Westshore, LLC under the agreement for the construction and maintenance of the bus facility.  HTA alleges that the pavement to the facility has not been properly maintained. HTA did not specifically plead its damages except to state that such damages are in excess of $15,000. Court ordered mediation was conducted; however, no settlement was reached.  The current estimate to repair the pavement is $29,000.

2. Janet White:  Lawsuit filed by mall visitor hit by car while crossing crosswalk at the mall.  Plaintiff claims mall was negligent in maintaining the premises and such action was the proximate cause of her injuries.  We filed a motion for summary judgment in Sept. 09 and are awaiting the court's decision.

Lloyd Center

1. Seona Baldwin:  Lawsuit filed by mall visitor alleging that she was injured while walking on the mall premises when she tripped and fell over a hose being used by a contractor working at the mall.  The claim has been tendered to the insurance company for the contractor; however, there has been no response.  Pllaintiff has pled damages in excess of $22K.  Case is in the discovery stage.

General Litigation (Uninsured)

Lloyd Center:

1.  American Eagle Outfitters: On May 15, 2009, AE Outfitters Retail Co. and AE Retail West, LLC (collectively, “American Eagle”) filed a lawsuit against Glimcher Realty Trust and several of its affiliated companies (collectively, “Glimcher”) that lease retail space to American Eagle including LC Portland, LLC, the owner of Lloyd Center. Plaintiffs allege that Glimcher breached the lease with American Eagle at the aforementioned mall by overcharging for certain tenant expenses specified in the respective lease, including, but not limited to, charges for common area maintenance ("CAM"). Plaintiffs do not specifically plead their damages except to state that such damages are in excess of $25,000. The parties have engaged in extensive settlement negotiations. At this time with respect to the claims for Lloyd Center, the proposed settlement is to fix CAM at $0.50/foot less than the 2008 billed rates with a 3% escalation per annum. The proposed settlement terms remain subject to final documentation. The parties have voluntary stayed any further activity with respect to the litigation to pursue settling the dispute.  Trial is tentatively scheduled for November 2010.

Westshore

1.  American Eagle Outfitters: On May 15, 2009, AE Outfitters Retail Co. and AE Retail West, LLC (collectively, “American Eagle”) filed a lawsuit against Glimcher Realty Trust and several affiliated companies (collectively, “Glimcher”) that lease retail space to American Eagle including Glimcher Westshore, LLC, the owner of Westshore Plaza. Plaintiffs allege that Glimcher breached the lease with American Eagle at the aforementioned mall by overcharging for certain tenant expenses specified in the respective lease, including, but not limited to, charges for CAM. Plaintiffs do not specifically plead their damages except to state that such damages are in excess of $25,000. The parties have engaged in extensive settlement negotiations. At this time with respect to the claims pertaining to Westshore Plaza, the proposed settlement is to convert American Eagle to a percentage rent tenant in which they would pay an amount equal to 5% of sales  for the period of Jan. 2010 through Jan. 2011 with a $75,000 per annum floor. The proposed settlement terms remain subject to final documentation.

2.   QT Construction Inc. v. Glimcher Westshore, LLC.   Two contractors have filed a lawsuit to collect $108,800 in unpaid labor charges involving ex-tenant T-Shirt Diner.  We have a default collection judgment against the tenant who has since vacated and counsel has advised is uncollectable.  We have answered the lawsuit and are currently in discovery on this matter.

SCHEDULE 3.3(g)

Operating Agreements

Lloyd Center Property

1.
Construction, Operation and Reciprocal Easement Agreement, dated July 19, 1990, by and between Si-Lloyd Associates Limited Partnership and Nordstrom, Inc., recorded September 5, 1990 in Book 2340, page 1635, Multnomah County Recorder’s Office, Portland, Oregon.

a.
Partial Release of Construction, Operation and Reciprocal Easement Agreement, dated October 5, 1993, by and between Si-Lloyd Associates Limited Partnership and Nordstrom, Inc., recorded December 23, 1993 in Book 2806, Page 272, Multnomah County Recorder’s Office, Portland, Oregon.

b.
Partial Release of Construction, Operation and Reciprocal Easement Agreement, dated December 20, 1993, by and between Si-Lloyd Associates Limited Partnership and Nordstrom, Inc., recorded April 29, 1994 as Instrument No. 94068247, Multnomah County Recorder’s Office, Portland, Oregon.

c.	First Amendment to Construction, Operation and Reciprocal Easement Agreement, dated July 6, 1995, by and between Si-Lloyd Associates Limited Partnership and Nordstrom, Inc.

d.
Second Amendment to Construction, Operation and Reciprocal Easement Agreement, dated March 2, 1999, by and among Glimcher Lloyd Venture, LLC, successor in interest to Si-Lloyd Associates Limited Partnership, Nordstrom, Inc. and Sears, Roebuck and Co., recorded January 6, 2000, as Instrument No. 2000-001863, Multnomah County Recorder’s Office, Portland, Oregon.

2.	First Supplemental Agreement, dated July 19, 1990, by and between Si-Lloyd Associates Limited Partnership and Nordstrom, Inc.

a.	First Amendment to First Supplemental Agreement, dated July 25, 2005, by and between LC Portland LLC, successor in interest to Si-Lloyd Associates Limited Partnership, and Nordstrom, Inc.

3.	Separate Agreement, dated March 2, 1999, by and between Glimcher Lloyd Venture, LLC and Sears, Roebuck and Co.

4.	Easement Agreement, dated March 2, 1999, by and between Glimcher Lloyd Venture, LLC and Sears, Roebuck and Co.

SCHEDULE 3.3(g) (cont’d)

Westshore Plaza Property

1.
Permanent Agreement, dated July 23, 1965, by and between Maas Brothers, Inc. and Theodore W. Berenson and Sydney N. Greenberg, Jr., recorded in the Office of the Clerk, Circuit Court, Hillsborough County, Florida, at Official Records 1483, page 882.

a.	Amendment No. 1 to Permanent Agreement, dated October 21, 1965, by and between Maas Brothers, Inc., Theodore W. Berenson and Sydney N. Greeenberg, Jr.

2.
Operating and Reciprocal Easement Agreement, dated June 9, 1972, by and among Alstores Realty Corporation, Adcor Realty Corporation and Estate of Theodore W. Berenson and Syndey N. Greenberg, Jr., recorded June 14, 1972 in the Official Records of Hillsborough County, Florida at Book 2495, page 574.

a.
Letter Agreement dated October 21, 1997 by and between American Freeholds and BFC Real Estate Company, as amended by a Letter Agreement dated December 3, 1998 by and between American Freeholds and BFC Real Estate Company.

b.
Second Amendment to Operating and Reciprocal Easement Agreement, dated October 30, 2001, by and between American Freeholds and BFC Real Estate Company, recorded as Instrument No. 2001361845, OR Bk 11193, page 0155, Hillsborough County Clerk of Courts, Florida.

c.
Assignment and Assumption Agreement by and between MB I Acquisition Corporation, Dillard Department Stores, Inc., and Construction Developers, Incorporated, dated August 5, 1991 and recorded August 6, 1991 in Official Records Book 6347, page 834, of the Public Records of Hillsborough County, Florida.

d.
Assignment and Assumption of Operating Agreement by and between Allied Stores General Real Estate Company and BFC Real Estate Company, dated February 4, 1992 and recorded February 20, 1992 in Official Records Book 6524, page 33, of the Public Records of Hillsborough County, Florida.

e.
Assignment and Assumption of Operating Agreement by and between Construction Developers, Incorporated and Dillard Department Stores, Inc., dated February 5, 1996 and recorded February 9, 1996 in Official Records Book 8042, page 1940, of the Public Records of Hillsborough County, Florida.

f.	Partial Assignment and Assumption of Operating Agreement by and between BFC Real Estate Company and American Freeholds, dated April 25, 1997 and

SCHEDULE 3.3(g) (cont’d)

g.	recorded June 11, 1997 in Official Records Book 8598, page 736, of the Public Records of Hillsborough County, Florida.

3.	Supplemental Letter Agreement, dated June 9, 1972, by and between Alstores Realty Corporation and Sydney N. Greenberg, Jr. and Estate of Theodore W. Berenson.

a.	Amendment to Supplemental Agreement, dated October 30, 2001, by and between BFC Real Estate Company, American Freeholds and joined in by Burdines, Inc.

b.
Second Amendment to Supplemental Agreement, dated June 21, 2007, by and between Glimcher Westshore, LLC, successor in interest to American Freeholds, and Macy’s Florida Stores, LLC, successor in interest to BFC Real Estate Company.

4.
Assignment and Assumption Agreement of West Shore Plaza Construction,  Operation and Reciprocal Easement Agreement, dated June 30, 2003, by and between American Freeholds, as assignor, and Glimcher Westshore, LLC, as assignee, recorded in Official Record Book 13047, page 222, of the Public Records of Hillsborough County, Florida.

SCHEDULE 3.3(h)

Licenses and Permits

NONE

SCHEDULE 3.3(k)

Environmental Reports

November 4th, 2009

LLOYD CENTER	WESTSHORE PLAZA

Phase I Environmental Site Assessment dated June 10, 1998 prepared by EMG	Phase II Environmental Site Assessment – Former Dollar Rent-A-Car dated June 1996 prepared by Law Engineering and Environmental Services, Inc.
Phase II Environmental Site Assessment dated July 2, 1998 prepared by EMG	Underground Storage Tank Closure Assessment and Initial Remedial Action Summary Report (Former Dollar Rent-A-Car) dated June, 1996 prepared by Law Engineering and Environmental Services, Inc.
Phase II Environmental Site Assessment dated September 14, 1998 prepared by EMG	Report of Phase II Environmental Site Assessment dated September 1996 prepared by Law Engineering and Environmental Services, Inc.
Geotechnical Engineering Report – Lloyd Center “Block L” Landlord Improvements for Dollar Tree and L.A. Fitness dated April 30, 2008 prepared by GeoPacific Engineering, Inc. with Exhibit	Phase I Environmental Site Assessment dated 7/23/03 prepared by IVI International, Inc.
DCI Structural Engineers, Seismic Evaluation of the Newberry Building, (Block L), dated June 17th, 2008.	Property Condition Report dated August 26, 2003 prepared by IVI International, Inc.
DCI Structural Engineers, Seismic Evaluation of the Bank Building, (Block K), dated June 17th, 2008.	Phase I Environmental Site Assessment (Steak & Ale Restaurant) dated April 2, 2009 prepared by Langan Engineering & Environmental Services
DCI Structural Engineers, Seismic Fiber Colum Fiber Wrap Sketch SK-1 & SK-2, dated 10/27/09, Project Name “Blackstone”.

SCHEDULE 3.3(l)

Insurance

SCHEDULE 3.3(n)

Construction Disputes

NONE

SCHEDULE 3.3(q)

TPL DOCUMENTS

Lloyd Center

1.
Loan Agreement, dated as of May 12, 2003, between LC Portland, LLC, as Borrower, and Lehman Brothers Holdings Inc., doing business as Lehman capital, a division of Lehman Brothers Holdings, Inc., as Lender;

2.
Fee and Leasehold Deed of Trust and Security Agreement, dated May 12, 2003, from LC Portland, LLC, a Delaware limited liability company, as Grantor, to Transnation Title Insurance Company, as Trustee for the benefit of Lehman Brothers Holdings Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc., as beneficiary, in the original principal amount of One Hundred Forty Million and No/100 Dollars ($140,000,000.00), recorded May 13, 2003 as Instrument No. 2003-109740, Multnomah County, Oregon;

3.
Assignment of Leases and Rents, dated May 12, 2003, from LC Portland, LLC, as assignor to Lehman Brothers Holdings Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc., as assignee, recorded May 13, 2003 as Instrument No. 2003-109741, Multnomah County, Oregon; and

4.
Promissory Note, dated May 12, 2003, from LC Portland, LLC, a Delaware limited liability company, as Borrower, to Lehman Brothers Holdings Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc. in the principal amount of One Hundred Forty Million and No/100 Dollars ($140,000,000.00).

5.
Cash Management Agreement, dated May 12, 2003, by and among LC Portland, LLC, as Borrower, Lehman Brothers Holdings, Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings, Inc., as Lender, Glimcher Properties Limited Partnership and Glimcher Development Corporation, as Manager.

6.
Clearing Account Agreement, dated May 12, 2003, by and among The Huntington National Bank, a national bank, as Clearing Bank, LC Portland, LLC, the Borrower, and Lehman Brothers Holdings, Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings, Inc., Lender.

7.
Environmental Indemnity Agreement, dated May 12, 2003, by LC Portland, LLC, Indemnitor, in favor of Lehman Brothers Holdings, Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings, Inc., Indemnitee.

8.
Guaranty by Glimcher Properties Limited Partnership for the benefit of Lehman Brothers Holdings, Inc., doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc., Lender, dated May 12, 2003.

Outstanding Principal Balance:  $126,752,866.77 (as of 10/31/09)

Escrow Balances
taxes:  $3,233,324 (@ $3M payment due in next few weeks)
air rights:  $19,544
capital/replacement:  $20,000
rollover/tenant improvement:  $161,585

SCHEDULE 3.3(q) (cont’d)

Westshore Plaza

1.	Loan Agreement, dated as of August 27, 2003, between Glimcher Westshore, LLC, as Borrower, and Morgan Stanley Mortgage Capital, Inc., as Lender;

2.
Mortgage, Assignment of Leases and Rents and Security Agreement, dated August 27, 2003, from Glimcher Westshore, LLC, a Delaware limited liability company, as Mortgagor to Morgan Stanley Mortgage Capital, Inc., a New York corporation, as Mortgagee, in the original principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00), recorded September 3, 2003 in Official Records Book 13047, page 0228, Public Records of Hillsborough County, Florida;

3.
Assignment of Leases and Rents, dated as of August 27, 2003, from Glimcher Westshore, LLC, a Delaware limited liability company, as assignor, to Morgan Stanley Mortgage Capital, Inc., a New York corporation, as assignee, recorded September 3, 2003 in Official Records Book 13047, page 0262, of the Public Records of Hillsborough County, Florida;

4.
Promissory Note A1, dated August 27, 2003, from Glimcher Westshore, LLC, a Delaware limited liability company, as Borrower, to Morgan Stanley Mortgage Capital, Inc., a New York corporation, as Lender in the principal amount of Sixty Six Million and No/100 Dollars ($66,000,000.00); and

5.
Promissory Note A2, dated August 27, 2003, from Glimcher Westshore, LLC, a Delaware limited liability company, as Borrower, to Morgan Stanley Mortgage Capital, Inc., a New York corporation, as Lender in the principal amount of Thirty Four Million and No/100 Dollars ($34,000,000.00).

6.
Cash Management Agreement, dated August 27, 2003, by and among Glimcher Westshore, LLC, as Borrower, Morgan Stanley Mortgage Capital, Inc., as Lender, LaSalle Bank National Association, as Agent, and Glimcher Properties Limited Partnership, as Manager.

7.
Clearing Account Agreement, dated August 27, 2003, by and among The Huntington National Bank, a national bank, as Clearing Bank, Glimcher Westshore, LLC, the Borrower, and Morgan Stanley Mortgage Capital, Inc., Lender.

8.	Environmental Indemnity Agreement, dated August 27, 2003, by Glimcher Westshore, LLC, Indemnitor, in favor of Morgan Stanley Mortgage Capital, Inc., Indemnitee.

9.	Guaranty by Glimcher Properties Limited Partnership for the benefit of Morgan Stanley Mortgage Capital, Inc., Lender, dated August 27, 2003.

Outstanding Principal Balance:  $90,420,042.22 (as of 10/31/09)

Escrow Balances

No Escrows held

SCHEDULE 3.3(r)

Security Deposits

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.3(u)

Trademarks and Domain Names

1.  Glimcher is a federally registered trademark.

2.  MOMOTOPIA, LICENSE TO SHOP, and FASHION FORUM are federally protected service marks, used in connection with both Properties.

3.  Westshore Plaza is registered as a fictitious name in Florida.

4.   Westshore Owner is the owner of the domain name:  http://www.westshoreplaza.com/

5.  Lloyd Center is  registered as an assumed name in Oregon.

6.   LC Owner is the owner of the domain name:  http://www.lloydcentermall.com/

SCHEDULE 3.4(d)

Pending Leases

To be furnished supplementally to the Securities and Exchange Commission upon request.

SCHEDULE 3.5(b)(i)

Major Tenants

Lloyd Center Property:

1.	Macy’s
2.	Lloyd Mall Cinemas 8
3.	Lloyd Mall Cinemas
4.	LA Fitness
5.	Barnes & Noble
6.	Safeway

Westshore Property:

1.	J.C. Penney
2.	Saks Fifth Avenue
3.	Sears
4.	AMC Theatre

SCHEDULE 3.5(b)(ii)

Designated Major Tenants

Lloyd Center Property:

1.	Lloyd Mall Cinemas 8
2.	Lloyd Mall Cinemas
3.	LA Fitness
4.	Macy’s

Westshore Property:

1.	Saks Fifth Avenue
2.	AMC Theatre